UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION

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PACTIV EVERGREEN INC.
(Name of Registrant as Specified In Its Charter)

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PRELIMINARY INFORMATION STATEMENT - SUBJECT TO COMPLETION
Pactiv Evergreen Inc.
1900 W. Field Court, Lake Forest, Illinois 60045

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS
AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
To our Stockholders:
This notice of stockholder action by written consent pursuant to Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”) and appraisal rights pursuant to Section 262 of the DGCL (“Section 262”), and the accompanying Information Statement (the “Information Statement”) are being furnished to the holders of common stock, par value $0.001 per share (“Shares”), of Pactiv Evergreen Inc., a Delaware corporation (the “Company,” “Pactiv Evergreen,” “we,” “us,” or “our”), in connection with the Agreement and Plan of Merger, dated as of December 9, 2024 (the “Merger Agreement”), by and among the Company, Novolex Holdings, LLC, a Delaware limited liability company (“Novolex”), and Alpha Lion Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Novolex (“Merger Sub”). Novolex and Merger Sub are affiliates of funds managed by affiliates of Apollo Global Management, Inc. (“Apollo”). A copy of the Merger Agreement is attached as Annex A to the accompanying Information Statement.
Subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Novolex in accordance with Delaware law (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding as of immediately prior to the Effective Time will convert automatically into the right to receive $18.00 in cash, without interest (the “Merger Consideration”), except as otherwise provided in the Merger Agreement with respect to Owned Company Shares and Dissenting Shares (as such terms are defined in the accompanying Information Statement).
The Board of Directors of the Company (the “Company Board”) has (1) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby (together with the Merger, the “Transactions”), are advisable, fair to and in the best interests of the Company and its stockholders, (2) approved the execution and delivery of the Merger Agreement and performance by the Company of its covenants and obligations contained therein and the consummation by the Company of the Transactions and (3) approved and declared advisable the Merger Agreement and the Transactions.
The consummation of the Merger required the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote to adopt the Merger Agreement (the “Company Stockholder Approval”). On December 9, 2024, following the execution and delivery of the Merger Agreement, Packaging Finance Limited, a New Zealand company (the “Significant Company Stockholder”), which held Shares representing approximately 76.9% of the voting power of the outstanding Shares as of December 8, 2024 (which was the record date set by the Company Board for determining stockholders entitled to vote to adopt the Merger Agreement), delivered a written consent (the “Written Consent”), which is attached to the accompanying Information Statement as Annex B, constituting the Company Stockholder Approval. As a result, no further approval of the stockholders of the Company is required to adopt the Merger Agreement or approve the Merger, and we will not be (1) soliciting your vote or consent for the adoption of the Merger Agreement or the approval of the Merger or (2) calling a special meeting of our stockholders for purposes of voting on or consenting to the adoption of the Merger Agreement or the approval of the Merger. This notice and the accompanying Information Statement constitute notice to you from us of the action taken pursuant to the written consent contemplated by Section 228(e) of the DGCL.
Under Section 262, if the Merger is completed, subject to compliance with the requirements of Section 262, holders of Shares, other than the Significant Company Stockholder, will have the right to seek appraisal for, and be paid the “fair value” in cash of, their Shares (as determined by the Delaware Court of Chancery) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the mailing of this notice and the accompanying Information Statement, which mailing date is [•], and comply precisely with the other procedures set forth in Section 262, which are summarized in the accompanying Information Statement. This notice and the accompanying Information Statement constitute notice to you from us of the availability of appraisal rights under Section 262 in connection with the Merger.
The accompanying Information Statement is for informational purposes only. However, we urge you to read the Information Statement in its entirety, including the annexes to the Information Statement and the other documents to which we refer in the Information Statement, for a more complete description of the transactions referenced above and the actions taken by the Company Board.
We thank you for your continued support and interest in the Company.
BY ORDER OF THE BOARD OF DIRECTORS,

Michael J. King	Chandra J. Mitchell
President and Chief Executive Officer	Chief Legal Officer and Corporate Secretary

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying Information Statement. Any representation to the contrary is a criminal offense.
This notice and the Information Statement are dated [•] and are being mailed to stockholders on [•].

i

ii

SUMMARY
This summary highlights certain information from this Information Statement (this “Information Statement”) related to the Merger. This Information Statement and this summary may not contain all of the information that is important to you. To understand the Merger more fully and for a complete description of its legal terms, you should carefully read this Information Statement, including the Merger Agreement and the other annexes to this Information Statement and the other documents to which we refer in this Information Statement. We have included page references in parentheses to direct you to the appropriate place in this Information Statement for a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference in this Information Statement without charge by following the instructions in the section titled “Where You Can Find More Information.” A copy of the Merger Agreement is attached as Annex A to this Information Statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
All references in this Information Statement to terms defined in the notice to which this Information Statement is attached have the meanings provided in that notice unless otherwise defined in this Information Statement. Capitalized terms used but not defined in this Information Statement or the notice to which it is attached have the meanings set forth in the Merger Agreement. This Information Statement is dated [•] and is being mailed to our stockholders on [•].
The Parties to the Merger Agreement (page 14)
Pactiv Evergreen. Pactiv Evergreen is a leading manufacturer and distributor of fresh foodservice and food merchandizing products and fresh beverage cartons in North America. It produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors.
The Shares are traded on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “PTVE.” Our headquarters are located at 1900 W. Field Court, Lake Forest, Illinois, 60045 and our telephone number is (847) 482-2000. Additional information about the Company is included in documents incorporated by reference into this Information Statement and our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 75.
Novolex. Novolex develops and manufactures diverse packaging products for multiple industries in the foodservice, delivery and carryout, food processor and industrial markets that touch nearly every aspect of daily life. The Novolex family of brands provides customers with innovative food and delivery packaging and performance solutions products for their business needs today while investing in research and development to engineer more sustainable choices for the future. With more than 10,000 employee families, Novolex operates 56 manufacturing facilities in North America and Europe, including two world-class plastic film recycling centers. Novolex is an affiliate of funds managed by affiliates of Apollo. After the consummation of the Merger, the Company will be a wholly owned subsidiary of Novolex. Novolex’s principal executive offices are located at 3436 Toringdon Way, Suite 100, Charlotte, NC 28277 and its telephone number is (800) 845-6051.
Merger Sub. Merger Sub was formed in Delaware on December 3, 2024 solely for the purpose of entering into the Merger Agreement and consummating the Merger with the Company. Merger Sub is a direct, wholly owned subsidiary of Novolex and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than as incidental to its formation and in connection with the Merger. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the Surviving Corporation (as defined in the section titled “Summary—The Merger”) and a wholly owned subsidiary of Novolex. Merger Sub’s principal executive offices are located at c/o Novolex Holdings, LLC, 3436 Toringdon Way, Suite 100, Charlotte, NC 28277 and its telephone number is (800) 845-6051.
The Merger (page 15)
On December 9, 2024, we agreed to be acquired by Novolex pursuant to the Merger Agreement. If the Merger is completed, each outstanding Share will be converted into the right to receive the Merger Consideration, except as otherwise provided in the Merger Agreement.
The Merger Agreement provides that among other things and subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company. As a result, the separate corporate existence of Merger Sub will cease and the Company will survive the Merger and continue to exist after the Merger as a direct, wholly owned subsidiary of Novolex (the “Surviving Corporation”).

Because the Merger Consideration will be paid in cash, you will receive no equity interest in Novolex (or any of its affiliates) in consideration for your Shares, and after the Effective Time you will not own any Shares or any other interests in the Company or any of its subsidiaries.
Consideration to be Received in the Merger (page 53)
At the Effective Time, subject to the terms and conditions of the Merger Agreement, by virtue of the Merger, the following will occur:
•
Company Common Stock: each Share issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration (except that no Merger Consideration will be paid with respect to Shares held in the treasury of the Company, or owned directly or indirectly by Novolex, Merger Sub or any wholly owned subsidiary of Pactiv Evergreen (the “Owned Company Shares”) or Dissenting Shares (as defined below));

•
Merger Sub Shares: each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; and

•
Dissenting Company Shares: each Share held by any holder or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who has not voted in favor of the adoption of the Merger Agreement and properly demands appraisal of such Shares pursuant to Section 262 (the “Dissenting Shares”) will not be converted into the Merger Consideration and instead, each holder of Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 unless such holder fails to comply with the procedures described in Section 262 or effectively withdraws or otherwise loses such holder’s rights to receive payment under Section 262, in which case each Dissenting Share of such holder will no longer be a Dissenting Share and will solely be entitled to receive the Merger Consideration.

After the Merger is consummated, all Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and will thereafter only represent the right to receive the Merger Consideration (except for holders of Dissenting Shares as described above and in the section titled “Appraisal Rights”).
Treatment of Company Equity Awards in the Merger (page 53)
The Company has granted, under the Pactiv Evergreen Inc. Amended and Restated Equity Incentive Plan (the “Equity Plan”), awards of restricted stock units (“Company RSUs”) and performance share units (“Company PSUs”) and the Company may in the future grant additional Company RSUs under the Equity Plan to the extent and on terms permitted by the Merger Agreement.
At the Effective Time, each Company RSU and Company PSU that is outstanding as of immediately prior to the Effective Time, other than Post-Signing RSUs (as defined below), will vest in full and be canceled as of the Effective Time in exchange for a fully vested amount in cash, less applicable tax withholdings, equal to the product of (1) the Merger Consideration and (2) the number of Shares covered by such Company RSU or Company PSU, as applicable (including, for the avoidance of doubt, any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company RSU or Company PSU, as applicable), which amount will be paid by the Surviving Corporation as soon as practicable following the Effective Time. The number of Shares covered by a Company PSU (including, for the avoidance of doubt, any “dividend shares” accrued thereon) will be based on the “target” number of shares underlying such Company PSU multiplied by (x) for Company PSUs awarded in 2022, 200%, (y) for Company PSUs awarded in 2023, 132% (or if the closing of the Merger in accordance with the terms of the Merger Agreement (the “Closing”) is after June 30, 2025, then by the percentage achievement of the applicable performance condition based on the Compensation Committee of the Company Board’s good faith forecast of the Company’s forecasted performance in 2025, determined between 30 days and two business days prior to the Closing), and (z) for Company PSUs awarded in 2024, 100% (as applicable, the “PSU Performance Level”). The number of Shares covered by a Company RSU granted to a non-employee director following the date of the Merger Agreement will be prorated to reflect the portion of the applicable vesting period elapsed through the date on which the Closing of the Merger occurs (the “Closing Date”).
Each Company RSU granted following the date of the Merger Agreement, excluding Company RSUs granted to non-employee directors (“Post-Signing RSUs”), will be canceled as of the Effective Time in exchange for the right to receive an amount in cash equal to the product of (1) the Merger Consideration and (2) the number of Shares covered by such Post-Signing RSU, which amount will be paid by the Surviving Corporation in substantially equal installments, less applicable tax withholdings, over the normal time-based vesting schedule of the Post-Signing RSUs. The replacement cash award will remain subject to the same forfeiture provisions as the Post-Signing RSU and will be subject to acceleration pursuant to the Equity Plan in the event of a termination of the holder’s employment without “cause” or for “good reason,” each as defined in the Equity Plan, on or within one year of the Closing.
Recommendation of the Company Board; Reasons for the Merger (page 25)
The Company Board, acting upon the unanimous recommendation of the Transaction Committee of the Company Board (the “Transaction Committee”): (1) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders; (2) approved the execution and delivery of the Merger Agreement and performance by the Company of its covenants and obligations contained therein and the consummation by the Company of the Transactions; (3) approved and declared advisable the Merger Agreement and the Transactions; (4) directed that the adoption of the Merger Agreement be submitted to the Company’s stockholders for their adoption by written consent in lieu of a meeting; and (5) subject to the terms of the Merger Agreement, recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.
The section titled “The Merger—Recommendation of the Company Board; Reasons for the Merger” beginning on page 25 describes the various factors considered by the Transaction Committee in making its recommendation to the Company Board.
Required Stockholder Approval for the Merger (page 29)
The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent, in accordance with Section 228 and Section 251 of the DGCL, the Company’s Amended and Restated Certificate of Incorporation, dated as of September 21, 2020 (as amended, the “Company Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws, dated as of September 21, 2020 (the “Company Bylaws”), of the holders of a majority of the outstanding Shares entitled to vote to adopt the Merger Agreement. The holders of the Shares are entitled to one vote for each Share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On December 9, 2024, following the execution and delivery of the Merger Agreement, the Significant Company Stockholder, holding Shares representing approximately 76.9% of the voting power of outstanding Shares as of the record date on December 8, 2024 (i.e., based on 179,365,835 Shares outstanding), delivered the Written Consent, which is attached to this Information Statement as Annex B, constituting the Company Stockholder Approval. As a result, no further action by our stockholders is required under applicable law, the Company Certificate of Incorporation, the Company Bylaws or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and we will not be (1) soliciting your vote for the adoption of the Merger Agreement or approval of the Merger or (2) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or approval of the Merger. For the avoidance of doubt, all requisite corporate action by and on behalf of Novolex and Merger Sub required to complete the Merger has been taken.
When actions are taken by written consent of less than all of the stockholders of a corporation entitled to vote on a matter, Section 228 of the DGCL requires that notice of such actions be given to those stockholders who did not consent in writing and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting. This Information Statement and the notice attached hereto constitute notice, pursuant to Section 228 of the DGCL, to those stockholders who have not consented in writing to the actions set forth in the Written Consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been December 8, 2024, the record date for determining the stockholders entitled to vote to adopt the Merger Agreement.
Opinions of Financial Advisors (page 29 and Annex C and D)
The Transaction Committee retained each of Goldman Sachs & Co. LLC (“Goldman Sachs”) and Lazard Frères & Co. LLC (“Lazard”) to act as financial advisors to the Transaction Committee in connection with the Merger. At the meeting of the Transaction Committee on December 8, 2024, Goldman Sachs rendered its oral opinion, subsequently confirmed in writing, that as of December 9, 2024, and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be paid to holders of Shares (other than Novolex and its affiliates)

pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. At the meeting of the Transaction Committee on December 8, 2024, Lazard rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be paid to holders of Shares (other than holders of the Owned Company Shares or the Dissenting Shares (such holders, collectively, “Excluded Holders”)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full texts of the written opinion of Goldman Sachs, dated December 9, 2024, and the written opinion of Lazard, dated December 8, 2024, which each set forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by each of Goldman Sachs and Lazard, respectively, in rendering their respective opinion, are attached to this Information Statement as Annex C and Annex D, respectively. You are encouraged to read both of the opinions carefully and in their entirety. The summary of each of the opinions of Goldman Sachs and Lazard set forth herein is qualified in its entirety by reference to the full text of the respective opinion. Goldman Sachs’ opinion was rendered for the benefit of the Transaction Committee, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of such opinion, of the Merger Consideration to holders of Shares (other than Novolex and its affiliates). Lazard’s opinion was rendered for the benefit of the Transaction Committee, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of such opinion, of the Merger Consideration to holders of Shares (other than Excluded Holders). Goldman Sachs’ and Lazard’s opinions did not address any other aspects or implications of the Merger, including the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or the fairness of the amount or nature of the compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the Merger Consideration to be received by the holders of Shares pursuant to the Merger Agreement.
Financing (page 43)
The Merger is not subject to a financing condition. Novolex and Clydesdale Acquisition Holdings, Inc., a Delaware corporation and a parent of Novolex (“Clydesdale”), have obtained equity financing and debt financing commitments, respectively, for the purpose of providing Novolex and Merger Sub with sufficient immediately available cash funds, taken together with the cash or cash equivalents held by Novolex, to consummate the Merger and to make all cash payments required to be made by Novolex and Merger Sub in connection therewith. Affiliates of funds managed by affiliates of Apollo and affiliates of Canada Pension Plan Investment Board (“CPPIB”) (collectively, the “Equity Commitment Parties”) have severally committed to aggregate equity contributions to Novolex equal to approximately $2,000 million (the “Equity Financing”) on the terms and subject to the conditions set forth in the respective signed equity commitment letters (the “Equity Commitment Letters”). Certain financial institutions (collectively, the “Debt Commitment Parties”) have severally committed to provide Clydesdale with debt financing in an aggregate principal amount of up to approximately $6,075 million (the “Debt Financing”, and together with the Equity Financing, the “Financing”), on the terms set forth in the related debt commitment letter (the “Debt Commitment Letter”) and fee letter. The obligations of the Equity Commitment Parties to provide the Equity Financing under the Equity Commitment Letters and the lenders to provide the Debt Financing under the Debt Commitment Letter are each subject to a number of customary conditions.
For more information on Novolex’s financing arrangements for the Merger, see the sections titled “The Merger—Financing” beginning on page 43 and “The Merger Agreement—Financing Covenant; Company Cooperation” beginning on page 61.
The Merger Agreement (page 52 and Annex A)
Conditions to Consummation of the Merger (page 64)
The consummation of the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law) of certain customary mutual conditions, including:
•	the Company Stockholder Approval having been obtained (which was satisfied on December 9, 2024 by virtue of the delivery of the Written Consent);
•	the absence of any governmental entity issuing any order or other legal restraint that makes consummation of the Merger illegal or otherwise prohibits the Merger;

•
(1) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and (2) the consent, clearance or approval of the Merger under certain specified foreign antitrust laws (items (1) and (2), collectively, the “Regulatory Approval Condition”); and

•	this Information Statement having been mailed to our stockholders at least 20 business days prior to the Closing.
Our obligation to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by us:
•
the accuracy of the representations and warranties of Novolex and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made;

•
Novolex and Merger Sub having performed in all material respects with all of their respective obligations under the Merger Agreement required to be performed by Novolex and Merger Sub at or prior to the Closing; and

•	the Company having received a certificate of Novolex signed by a duly authorized officer of Novolex dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.
The obligations of Novolex and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Novolex:
•
the accuracy of the representations and warranties of the Company in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made;

•	the Company having performed in all material respects with all of its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;
•
the absence of a Material Adverse Effect (as defined in the section titled “The Merger Agreement—Representations and Warranties”) since the date of the Merger Agreement that has occurred and that is continuing; and

•	Novolex having received a certificate of the Company signed by a duly authorized officer of the Company dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.
Termination of the Merger Agreement (page 64)
The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained:
•	by mutual written consent of Novolex and the Company;
•	by either Novolex or the Company:
○
if the Merger has not been completed on or before 11:59 p.m. (prevailing Eastern Time) on September 9, 2025 (the “Termination Date”), provided that if all conditions to the Closing, other than the Regulatory Approval Condition, have been satisfied by the initial Termination Date, the Termination Date will be automatically extended until December 9, 2025, provided further that, if all conditions to Closing, other than the Regulatory Approval Condition, have been satisfied by the second Termination Date, unless Novolex or the Company provides written notice otherwise, the Termination Date will be further automatically extended until March 9, 2026 and provided further that in the event the Marketing Period (as defined in the section titled “The Merger Agreement—Termination of the Merger Agreement”) has commenced but has not completed as of the Termination Date (including as extended in accordance with the foregoing), the Termination Date will be automatically extended to the date that is four business days following the then-scheduled end date of the Marketing Period; or

○
if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions and such judgment, order, injunction, rule, decree or other action has become final and non-appealable following efforts to contest such judgment, order, injunction, rule, decree or other action.

The Merger Agreement may be terminated by the Company:
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if Novolex or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or agreements as set forth in the Merger Agreement, which breach or failure to perform (1) resulted in the failure of certain conditions set forth in the Merger Agreement and (2) cannot be cured or is not cured by the earlier of (x) the Termination Date then in effect and (y) the date that is 30 days following written notice from the Company to Novolex of such breach or failure stating the Company’s intention to terminate the Merger Agreement; or

•
if (1) the Marketing Period has ended and the conditions to Novolex’s consummation of the Merger have been satisfied or waived, (2) the Company has confirmed by written notice to Novolex that all of the Company’s conditions to consummation of the Merger Agreement have been satisfied or that it is willing to waive any unsatisfied conditions and (3) the Merger is not consummated within three business days after the delivery of such notice.

The Merger Agreement may be terminated by Novolex if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (1) resulted in the failure of certain conditions set forth in the Merger Agreement and (2) cannot be cured or is not cured by the earlier of (x) the Termination Date then in effect and (y) the date that is 30 days following written notice from Novolex to the Company of such breach or failure stating Novolex’s intention to terminate the Merger Agreement.
Parent Termination Fee and Expenses (page 66)
In the following circumstances, Novolex will pay to the Company a termination fee of $236,000,000 (the “Parent Termination Fee”):
(1)
the Company terminates the Merger Agreement because Novolex or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or agreements, which breach or failure to perform (x) resulted in the failure of certain conditions set forth in the Merger Agreement and (y) cannot be cured or had not been cured by the earlier of (i) the Termination Date then in effect and (ii) the date that is 30 days following written notice from the Company to Novolex of such breach or failure stating the Company’s intention to terminate the Merger Agreement;

(2)
the Company terminates the Merger Agreement because (x) the Marketing Period has ended and the conditions to Novolex’s consummation of the Merger have been satisfied or waived, (y) the Company has confirmed by written notice to Novolex that all of the Company’s conditions to consummation of the Merger Agreement have been satisfied or that it is willing to waive any unsatisfied conditions and (z) the Merger is not consummated within three business days after the delivery of such notice; or

(3)
Novolex terminates the Merger Agreement because the Termination Date has expired and, at the time of such termination by Novolex, the Company could have terminated the Merger Agreement pursuant to clauses (1) or (2) above.

Concurrently with the execution of the Merger Agreement, the Equity Commitment Parties entered into respective limited guarantees with the Company (the “Limited Guarantees”) pursuant to which they agreed to severally guarantee certain obligations of Novolex and Merger Sub under the Merger Agreement, including payment of the Parent Termination Fee, damages payable by Novolex for breach of the Merger Agreement and certain other reimbursement obligations and expenses under the Merger Agreement, in each case subject to a cap and the other terms and conditions set forth in the Merger Agreement and the Limited Guarantees.
In certain circumstances, the Company could have been required to pay Novolex a termination fee of $67,000,000 (the “Company Termination Fee”). However, following receipt and by virtue of delivery of the Written Consent on December 9, 2024, the provisions of the Merger Agreement providing for the payment the Company Termination Fee are no longer applicable.

Interests of Our Directors and Executive Officers in the Merger (page 44)
You should be aware that the Company’s executive officers and directors have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Company Board and the Transaction Committee were aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described in the section titled, “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 44.
Material United States Federal Income Tax Consequences of the Merger (page 48)
The exchange of Shares for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Therefore, a U.S. Holder (as defined in the section titled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 48) receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash the U.S. Holder received (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered Shares.
A Non-U.S. Holder (as defined in the section titled “The Merger—Material United States Federal Income Tax Consequences of the Merger”) will generally not be subject to U.S. federal income tax on any gain resulting from the exchange of Shares pursuant to the Merger, unless such holder has certain connections to the United States (as described further in the section titled “The Merger—Material United States Federal Income Tax Consequences of the Merger—Non-U.S. Holders”), but the Merger could be a taxable transaction to such holder under non-U.S. tax laws applicable to such holder.
Holders of Shares should read the section titled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 48 for a more detailed description of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger for you will depend on your particular situation. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the Merger.
Regulatory Approvals (page 50)
Completion of the Merger is subject to clearances under the HSR Act and certain other specified filings and approvals under the Antitrust Laws (as defined in the section titled “The Merger—Regulatory Approvals”) of other jurisdictions.
Under the terms, and subject to the conditions, of the Merger Agreement, the Company, Novolex and Merger Sub have agreed to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under Antitrust Law (as defined in the section titled “The Merger—Regulatory Approvals”) to consummate the Transactions at the earliest practicable date, including taking the actions further described in the section titled “The Merger—Regulatory Approvals.”
Novolex and the Company filed the notification required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) on December 18, 2024. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the FTC or the DOJ issues a request for additional information and documentary materials (a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.
At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. U.S. state attorneys general and private parties may also seek to take legal action under the Antitrust Laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Procedures for Receiving Merger Consideration (page 53)
Prior to the Effective Time, Merger Sub or Novolex will enter into an agreement with the Company’s transfer agent or any other bank or trust company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company become entitled pursuant to the Merger Agreement. At or prior to the Effective Time, Novolex will deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). Except as otherwise provided, the Payment Fund will not be used for any purpose other than to fund payments due pursuant to the Merger Agreement. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by the Merger Agreement.
With respect to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), promptly (and in any event no later than two business days) after the Effective Time, Novolex will cause the Paying Agent to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the Merger Consideration to which such holder is entitled, without such holder being required to deliver a certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares will then be canceled.
Specific Performance; Jurisdiction (page 67)
The parties to the Merger Agreement agreed that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company or Novolex and Merger Sub agreed that the parties to the Merger Agreement will be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties to the Merger Agreement further waived (1) any defense in any action for specific performance that a remedy at law would be adequate and (2) any requirement under any law to post security or provide any bond as a prerequisite to obtaining equitable relief.
Notwithstanding the foregoing, the parties agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Novolex’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Novolex’s and Merger Sub’s obligations to effect the Closing is subject to (1) all of Novolex, Merger Sub’s and the Company’s conditions to consummation of the Merger being satisfied or waived (other than such as by their nature are to be satisfied at the Closing) at the time when Closing would be required to occur, (2) the Debt Financing being funded in full in accordance with its terms or that it will be funded in full in accordance with its terms at the Closing if the Equity Financing is funded at the Closing and (3) the Company having irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions required of it by the Merger Agreement to cause the Closing to occur.
Each party to the Merger Agreement has irrevocably submitted to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, if jurisdiction is not then available in such court, any federal court located in the State of Delaware or any other Delaware state court), in the event that any dispute or controversy arises out of the Merger Agreement or the Transactions and has agreed that all claims with respect to such proceeding will be brought and determined only in such court and waived their right to a trial by jury in connection therewith.
Appraisal Rights (page 69)
Pursuant to Section 262, if the Merger is completed, Company stockholders have the right to demand an appraisal of, and be paid the “fair value” of, their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, on the amount determined to be the fair value, instead of receiving the Merger Consideration, but only if they strictly comply with the procedures and requirements set forth in Section 262 and only if certain statutory requirements are met. The judicially determined fair value under Section 262 could be greater than, equal to or less than the Merger Consideration that holders of Shares are entitled to receive in the Merger. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your Shares no later than 20 calendar days after the date of mailing of this Information Statement, which mailing date is [•], and precisely comply with all other procedures set forth under Section 262. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Delaware Court of Chancery must dismiss any such appraisal proceedings as to any holder of such Shares who is otherwise entitled to appraisal rights unless (1) the total number of such holder’s Shares entitled to appraisal exceeds 1% of the outstanding Shares or (2) the value of the consideration provided in the Merger for such holder’s Shares exceeds $1 million.
For a summary of appraisal rights, see the section titled “Appraisal Rights” beginning on page 69. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising appraisal rights, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 will result in loss of the right of appraisal.
Market Information and Dividends (page 68)
The Shares began trading on Nasdaq under the symbol “PTVE” on September 17, 2020. Prior to that, there was no public market for the Shares. As of December 6, 2024, 179,365,835 Shares were issued and outstanding, held by two stockholders of record.
The terms of the Merger Agreement do not allow us to declare or pay a dividend between December 9, 2024 and the earlier of the consummation of the Merger or the termination of the Merger Agreement, with the exception of the payment of the quarterly cash dividend declared on November 8, 2024 that was paid on December 13, 2024. Since February 2021, the Company has paid holders of Shares a dividend of $0.10 per Share each quarter.
Following the Merger there will be no further market for the Shares.

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the section titled “Summary” beginning on page 1 and the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this Information Statement, without charge, by following the instructions in the section titled “Where You Can Find More Information” beginning on page 75.
Q:	What is the proposed transaction and what effects will it have on Pactiv Evergreen?
A:
The proposed transaction is the acquisition of the Company by Novolex. Once the Closing conditions to the Merger have been satisfied or waived (to the extent waivable) and subject to the other terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the Surviving Corporation of the Merger, become a wholly-owned subsidiary of Novolex, cease to be a publicly traded company on Nasdaq and no longer file any reports with the SEC on account of the Shares.

Q:	What will I receive in the Merger?
A:
Upon completion of the Merger and subject to the terms and conditions of the Merger Agreement, you will receive the Merger Consideration, which is $18.00 in cash, without interest, for each Share that you own, unless you are entitled to properly demand and do demand appraisal pursuant to, and in a manner that complies with, Section 262, and do not withdraw or otherwise lose the right to appraisal pursuant to the DGCL. For example, if you own 100 Shares, you will be entitled to receive $1,800.00 in cash, without interest, in exchange for your Shares. Upon completion of the Merger, you will not own any equity interest in the Surviving Corporation, and you will not have any interest in the Surviving Corporation’s future earnings or growth.

Q:	Is the Merger Consideration subject to an increase?
A:
No. The Merger Consideration is fixed. The Merger Consideration will not increase even if the Company’s results of operations improve or if the price of the Shares increases above the current per share Merger Consideration. See the section titled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 53 of this Information Statement.

Q:	What happens to the Company RSUs and Company PSUs if the Merger is completed?
A:	At the Effective Time, subject to the terms of the Merger Agreement, the Company RSUs and Company PSUs will be treated as set forth below:
•
Each Company RSU and Company PSU that is outstanding as of immediately prior to the Effective Time, other than Post-Signing RSUs, will vest in full and be canceled as of the Effective Time in exchange for a fully vested amount in cash, less applicable tax withholdings, equal to the product of (1) the Merger Consideration and (2) the number of Shares covered by such Company RSU or Company PSU (determined based on the applicable PSU Performance Level), as applicable (including, for the avoidance of doubt, any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company RSU or Company PSU, as applicable), which amount will be paid by the Surviving Corporation as soon as practicable following the Effective Time. The number of Shares covered by a Company RSU granted to a non-employee director following the date of the Merger Agreement will be prorated to reflect the portion of the applicable vesting period elapsed through the Closing Date.

•
Each Post-Signing RSU will be canceled as of the Effective Time in exchange for the right to receive an amount in cash equal to the product of (x) the Merger Consideration and (y) the number of Shares covered by such Post-Signing RSU, which amount will be paid by the Surviving Corporation in substantially equal installments, less applicable tax withholdings, over the normal time-based vesting schedule of the Post-Signing RSU. The replacement cash award will remain subject to the same forfeiture provisions as the Post-Signing RSU and will be subject to acceleration pursuant to the Equity Plan in the event of a termination of the holder’s employment without “cause” or for “good reason,” each as defined in the Equity Plan, on or within one year of the Closing.

Q:	What happens to the Equity Plan if the Merger is completed?
A:
Prior to the Closing, the Company will take all necessary action, as contemplated by the Merger Agreement, to ensure that (1) after the Effective Time no holder of any Company RSU or Company PSU will have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Novolex, or to receive any payment or benefit with respect thereto, except as otherwise provided in the Merger Agreement, and (2) at and after the Effective Time, no further Company RSU or Company PSU or other rights with respect to Shares will be granted or remain outstanding under the Equity Plan or otherwise.

Q:	When do you expect the Merger to be completed?
A:
We expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions set forth in the Merger Agreement. Completion of the Merger is currently expected to occur in mid-2025, although the Company cannot assure completion by any particular date, or at all.

Q:	What happens if the Merger is not completed?
A:
If the Merger is not completed for any reason, stockholders will not receive the Merger Consideration as payment for their Shares. Additionally, the Company would remain a publicly traded company and the Shares would be expected to continue to be traded on Nasdaq for the foreseeable future.

Q:	Will I owe taxes as a result of the Merger?
A:
The exchange of Shares for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Therefore, a U.S. Holder (as defined in the section titled “The Merger— Material United States Federal Income Tax Consequences of the Merger” beginning on page 48) receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash the U.S. Holder received (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered Shares.

A Non-U.S. Holder (as defined in the section titled “The Merger—Material United States Federal Income Tax Consequences of the Merger”) will generally not be subject to U.S. federal income tax on any gain resulting from the exchange of Shares pursuant to the Merger, unless such holder has certain connections to the United States (as described further in the section titled “The Merger—Material United States Federal Income Tax Consequences of the Merger”), but the Merger could be a taxable transaction to such holder under non-U.S. tax laws applicable to such holder.
Q:	Why am I not being asked to vote on or consent to the Merger?
A:
Effecting the Merger requires the adoption of the Merger Agreement by stockholders of the Company holding a majority of the Shares entitled to vote. Delaware law and the Company Certificate of Incorporation permit stockholders with an aggregate of a majority of the outstanding Shares to act by written consent in certain circumstances, including in connection with the approval of transactions such as the Merger. On December 9, 2024, following the execution and delivery of the Merger Agreement, the Significant Company Stockholder, which on such date beneficially held more than a majority of the Shares entitled to vote, executed and delivered the Written Consent, thereby providing the Company Stockholder Approval for the Merger. Therefore, your vote or consent is not required and is not being sought and the Company will not be calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or otherwise in connection with the Transactions. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this Information Statement?
A:
Applicable securities laws and regulations require us to provide you with notice of the Written Consent that was delivered by the Significant Company Stockholder, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This Information Statement also constitutes notice to you of (1) the Written Consent as required by Section 228(e) of the DGCL and (2) the availability of appraisal rights in connection with the Merger under Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	Did the Company Board approve and recommend the Merger Agreement?
A:
Yes. The Company Board, acting upon the unanimous recommendation of the Transaction Committee, (1) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (2) approved the execution and delivery of the Merger Agreement and performance by the Company of its covenants and obligations contained therein and the consummation by the Company of the Transactions, (3) approved and declared advisable the Merger Agreement and the Transactions, (4) directed that the adoption of the Merger Agreement be submitted to the Company’s stockholders for their adoption by written consent in lieu of a meeting and (5) subject to the terms of the Merger Agreement, recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL. For a discussion of the factors that the Transaction Committee considered in determining to recommend the Merger Agreement to the Company Board, please see “The Merger—Recommendation of the Company Board; Reasons for the Merger” beginning on page 25.

Q:	What happens if I sell my shares before completion of the Merger?
A:
If you transfer your Shares before consummation of the Merger, you will also have transferred the right to receive the Merger Consideration and will lose your appraisal rights. In order to receive the Merger Consideration or exercise appraisal rights, you must hold your Shares through the Effective Time.

Q:	Should I do anything to surrender my Book-Entry Shares?
A:
No. If the Merger is completed, Novolex will cause the Paying Agent to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the Merger Consideration to which such holder is entitled, without such holder being required to deliver a certificate or an executed letter of transmittal to the Paying Agent.

Q:	Am I entitled to seek appraisal of my Shares under the DGCL instead of receiving the Merger Consideration for my Shares?
A:
Yes. If the Merger is completed, you will be entitled to seek appraisal for, and be paid the fair value in cash of, your Shares (as determined by the Delaware Court of Chancery) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for appraisal no later than 20 days after the mailing of this Information Statement, or [•], 2025, and you must precisely comply with all applicable requirements and procedures under Section 262. See the section titled “Appraisal Rights” beginning on page 69 of this Information Statement, for a summary of the procedures set forth in Section 262.

Q:	What happens to my Shares held by my broker?
A:	You should direct any specific questions on this to your broker. Your broker generally will handle cashing out all Shares that you hold in your brokerage account after the Closing has occurred.
Q:	What happens if a third party makes an offer to acquire the Company before the Merger is completed?
A:
The Company’s rights to provide non-public information and engage in negotiations or discussions with third parties, and the Company Board’s right to change its recommendation, under certain circumstances, ceased upon the Company’s receipt of the Written Consent on December 9, 2024, following the execution and delivery of the Merger Agreement.

Q:	Where can I find more information about the Company?
A:
The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC. This information is available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section titled “Where You Can Find More Information” beginning on page 75.

Q:	Who can help answer my other questions?
A:
If you have more questions about the Merger, please contact our investor relations department at InvestorRelations@pactivevergreen.com and we will endeavor to appropriately respond as soon as reasonably practicable. If your broker holds your Shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Information Statement, and the documents to which we refer you in this Information Statement, contain forward-looking statements, including, without limitation, statements regarding forecasts and projections as described in the section titled “The Merger — Certain Company Financial Forecasts” beginning on page 41 and statements regarding the anticipated timing of the Closing. All statements other than statements of historical facts included in this Information Statement are forward-looking statements, including those relating to future events or our future financial performance and financial guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on the Company’s expectations and projections about future events as of the date of this Information Statement and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements. Important factors, risks and uncertainties that could cause actual results to differ materially from forward-looking statements include but are not limited to:
•
the risk that the Merger is not completed on the anticipated terms and timing, including the risk that regulatory approvals are not obtained, and other conditions to the completion of the Merger are not satisfied;

•	potential litigation relating to the Merger that could be instituted against the Company or its directors, managers or officers, including the effects of any outcomes related thereto;
•
the risk that disruptions from the Merger (including the ability of certain counterparties to terminate or amend contracts upon a change of control) will harm the Company’s business, including current plans and operations, including during the pendency of the Merger;

•	the ability of the Company to retain and hire key personnel;
•	the diversion of management’s time and attention from ordinary course business operations to completion of the proposed transaction and integration matters;
•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger;
•	legislative, regulatory and economic developments;
•	potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect the Company’s financial performance;
•	certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions;
•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Merger;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the risk that the Company’s stock price may decline significantly if the Merger is not consummated; and
•
those risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 filed with the SEC.

We believe that the assumptions on which our forward-looking statements are based are reasonable. All subsequent written and oral forward-looking statements concerning the Transactions or other matters addressed in this Information Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this Information Statement or the date of any document incorporated by reference in this document. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE PARTIES TO THE MERGER AGREEMENT
Pactiv Evergreen Inc.
1900 W. Field Court
Lake Forest, Illinois, 60045
Phone: 847 482-2000
Pactiv Evergreen is a leading manufacturer and distributor of fresh foodservice and food merchandizing products and fresh beverage cartons in North America. It produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors.
The Shares are traded on Nasdaq under the ticker symbol “PTVE.” Additional information about the Company is included in documents incorporated by reference into this Information Statement and our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 75.
Novolex Holdings, LLC
3436 Toringdon Way, Suite 100
Charlotte, NC 28277
Phone: (800) 845-6051
Novolex develops and manufactures diverse packaging products for multiple industries in the foodservice, delivery and carryout, food processor and industrial markets that touch nearly every aspect of daily life. The Novolex family of brands provides customers with innovative food and delivery packaging and performance solutions products for their business needs today while investing in research and development to engineer more sustainable choices for the future. With more than 10,000 employee families, Novolex operates 56 manufacturing facilities in North America and Europe, including two world-class plastic film recycling centers. Novolex is an affiliate of funds managed by affiliates of Apollo. After the consummation of the Merger, the Company will be a wholly owned subsidiary of Novolex.
Alpha Lion Sub, Inc.
c/o Novolex Holdings, LLC
3436 Toringdon Way, Suite 100
Charlotte, NC 28277
Phone: (800) 845-6051
Merger Sub was formed in Delaware on December 3, 2024 solely for the purpose of entering into the Merger Agreement, consummating the Merger with the Company and engaging in the Transactions. Merger Sub is a direct, wholly owned subsidiary of Novolex and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than as incidental to its formation and in connection with the Transactions. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of Novolex.

THE MERGER
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Company Board, the Transaction Committee or the representatives of the Company and other parties. For purposes of this Information Statement, “Rank” means Rank Group Limited, which is Mr. Graeme Hart’s principal operating entity. The Significant Company Stockholder is owned and controlled by Mr. Hart.
As part of the Company’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Company Board and Company management have periodically reviewed, considered and assessed the Company’s operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. These reviews have included, among other things, consideration of potential opportunities for acquisitions and other potential financial and strategic alternatives, in each case with a view towards enhancing our stockholders’ value.
On or about May 23, 2024, representatives of Apollo approached Mr. Greg Cole, a senior executive and director at Rank, proposing to merge the Company with Novolex, a manufacturer of packaging products of which Apollo acquired majority control in 2022. The proposal contemplated that all Company stockholders would be cashed out, except that Rank would roll over some of the Shares held by the Significant Company Stockholder into the combined surviving company. Apollo valued its initial proposal at a range of $16.00 to $18.00 per Share. Mr. Cole informed Apollo that Rank was uninterested in the proposal because the proposal was not economically attractive to Rank and that Rank did not want to be treated differently from other Company stockholders.
During the month of June 2024, Mr. Cole held additional preliminary discussions regarding a possible business combination transaction involving the Company with a U.S.-based manufacturer of packaging products (“Party A”) and three additional parties that are financial sponsors (“Party D”, “Party F” and “Party I”).
During the week of June 17, 2024, Mr. Cole met in person with the CEO of Party A. Among other things, they discussed a potential merger between Party A and the Company. On or about June 24, 2024, Party A’s CEO contacted Mr. Cole to let him know that Party A would not be in a position to consider any transaction with the Company until sometime in 2025.
Also during the week of June 17, 2024, Mr. Cole met in person with a representative of Party D. During the meeting, the Party D representative asked Mr. Cole whether Rank would be interested in selling its position in the Company. Mr. Cole noted that Rank’s interest would depend on price and transaction certainty, among other factors.
That same week of June 17, 2024, Mr. Cole also had an in-person meeting with a representative of Party I. During the meeting, the Party I representative expressed Party I’s interest in acquiring the Company. No indicative purchase price was provided by the Party I representative. Several weeks later, a representative of an investment bank that had arranged the in-person meeting advised Mr. Cole that, after performing additional work and diligence based on publicly available materials, Party I was no longer interested in pursuing a transaction with the Company. There were no further contacts between representatives of Party I and Mr. Cole on the subject of an acquisition of the Company.
During the same week of June 17, 2024, Mr. Cole also had an in-person meeting with a representative of Party F. During the meeting the representative of Party F expressed a potential interest in acquiring the Company, without giving a purchase price indication. However, there were no further contacts between representatives of Party F and Mr. Cole on the subject of an acquisition of the Company.
On July 12, 2024, the representative of Party D called Mr. Cole and informed him that Party D had conducted additional diligence on the Company based on publicly available materials and was prepared to offer $14.00 per Share in an all-cash transaction for the entire Company. The Party D representative also indicated to Mr. Cole that Party D was interested in combining its acquisition of the Company with another strategic acquisition in the packaging space to create synergies. Mr. Cole responded that Rank was not interested in a transaction with Party D at that price. However, the following week Mr. Cole contacted the representative of Party D and noted that Party D’s valuation of the Company should take into account the Company’s divestiture of the Pine Bluff mill. There were no further contacts between representatives of Party D and Mr. Cole on the subject of an acquisition of the Company.

From May 2024 through the end of July 2024, representatives of Apollo and Mr. Cole continued conversations about a possible transaction involving the Company. During these conversations, Mr. Cole informed Apollo that if it presented a proposal economically acceptable to Rank, Mr. Cole would introduce Apollo to the Company. However, Mr. Cole also indicated to Apollo representatives that the terms of any transaction would have to be negotiated directly with the Company, and that the Company Board could determine to conduct a market check.
On or about July 25, 2024, Apollo proposed to Mr. Cole an all-cash acquisition of the entire Company at a purchase price of $17.00 to $18.00 per Share. Mr. Cole thereafter sent an email introducing Apollo to LeighAnne G. Baker, the Chairperson of the Company Board, and Michael J. King, the CEO of the Company.
On July 26, 2024, Ms. Baker and Mr. King met via video conference with representatives of Apollo, during which the Apollo representatives expressed Apollo’s intent to submit a written proposal to acquire the Company. No specific price was discussed during the video conference, but Ms. Baker and Mr. King were previously advised by Rank that Apollo was prepared to submit an indication of interest at $18.00 per Share.
On July 29, 2024, the Company Board held a meeting attended by representatives of the Company’s outside legal advisor, Paul Hastings LLP (“Paul Hastings”). The Company Board was advised of Ms. Baker’s and Mr. King’s conversation with Apollo, and of Rank’s discussions with Apollo. Representatives of Paul Hastings led a discussion about the Company Board’s fiduciary duties in connection with the potential Apollo proposal. The Company Board was advised that representatives of Rank had expressed that Rank did not want to be treated differently from minority stockholders, and was looking to receive the same per Share merger consideration as other Company stockholders without any other benefit that would not be shared pro rata with the minority stockholders. The Company Board also discussed the creation of a transaction committee of independent directors to which the Company Board would assign primary responsibility for the review of any proposal that may be received from Apollo. The Company Board requested that Paul Hastings conduct interviews with non-executive Company Board members to assess their independence as it relates to a potential transaction with Apollo, and make a recommendation to the Company Board on the potential composition of the Transaction Committee.
On July 31, 2024, Apollo (on behalf of certain of its managed investment funds) and Novolex delivered to Ms. Baker and Mr. King a joint preliminary, written, non-binding confidential indication of interest for Novolex to acquire the Company in an all-cash transaction at a price of $17.00 to $18.00 per Share (the “July Proposal”). For convenience we refer to Apollo and Novolex hereinafter collectively as “Apollo/Novolex.”
The high end of the July Proposal value range represented a 50% premium to the volume weighted average share price of a Share (for the two-month period ended July 31, 2024). The July Proposal requested (1) an exclusivity period of 45 days that would be subject to receiving satisfactory materials and responses to Apollo/Novolex’s diligence requests, which would be automatically extended by an additional 15 days if additional time was needed to reach a definitive agreement, and (2) expense reimbursement subject to a to-be-agreed cap for reasonable out-of-pocket costs, fees and expenses incurred thereafter by Apollo/Novolex in connection with the proposed transaction, payable only if Apollo/Novolex delivered a fully committed proposal and the Company did not enter into the transaction. At no point prior to the execution of the Merger Agreement did the Company agree to exclusivity with Apollo/Novolex, or to any expense reimbursement.
Also on July 31, 2024, the Company Board established a Transaction Committee comprised of four directors –– LeighAnne G. Baker, Allen P. Hugli, Linda K. Massman and Felicia D. Thornton. Duncan J. Hawkesby was designated an alternate member of the Transaction Committee to replace Mr. Hugli at any meeting of the Transaction Committee in Mr. Hugli’s absence. The Company Board determined that each of the foregoing five directors was independent with respect to a potential transaction with Apollo/Novolex, and did not have an interest in such a transaction that was different from, or in addition to, the interests of the Company’s stockholders generally. Rolf Stangl was not included as a member of the Transaction Committee due to his role as a Senior Advisor to Apollo and member of the board of directors of Reno de Medici S.p.A, a portfolio company of Apollo, as well as his prior employment in 2023 as interim co-CEO of Ingenico, a portfolio company of Apollo.
The Company Board delegated to the Transaction Committee the full power and authority of the Company Board, to the fullest extent permitted by law, to take any and all actions with respect to (1) the July Proposal and any other strategic alternatives for the Company, including a potential sale of the Company, and the possibility of remaining a stand-alone public company; (2) any other action, omission, transaction or agreement that the Transaction Committee determined to review and consider; (3) any other alternatives that the Transaction Committee determined to review and consider; and (4) any other matter related to, arising out of or in connection with the foregoing (collectively, the “Specified Matters” and any sale, strategic alternative or similar transaction arising out of the Specified Matters, a “Potential Transaction”). The Company Board also delegated to the Transaction Committee the full power and authority of the Company Board, to the fullest extent permitted by law, to take any and all actions with respect to any review, discussion, consideration, deliberation, examination, investigation, analysis, assessment, evaluation, exploration, response, negotiation, termination, rejection, approval and/or authorization on behalf of the Company in connection with the Specified Matters, including, without limitation, to solicit expressions of interest or other proposals for a Potential Transaction in connection with the Specified Matters. The resolutions creating the Transaction Committee also provided that the Company Board was not to approve any Potential Transaction, or recommend any Potential Transaction or any modification, variation, supplement or waiver thereof or any alternative thereto for approval by the Company’s stockholders, without a prior favorable recommendation of such Potential Transaction by the Transaction Committee.
Between August 5, 2024 and December 8, 2024, the Transaction Committee met approximately 37 times.
On August 5, 2024, the Transaction Committee held its first meeting, via video conference with a senior member of the Company’s internal legal team. At the meeting, the Transaction Committee designated Ms. Baker as Chairperson. In addition, the members of the Transaction Committee, having considered various potential legal advisors, engaged Paul Hastings as the Transaction Committee’s legal counsel. The Transaction Committee also discussed the potential engagement of a financial advisor to assist the Transaction Committee. After discussing the relative strengths, reputation and experience of several potential financial advisors, the Transaction Committee decided to interview three firms, including Goldman Sachs and Lazard.
On each of August 8, 2024 and August 12, 2024, the Transaction Committee held meetings during which it interviewed separately via video conference the three potential financial advisors, including Goldman Sachs and Lazard. Each of the three financial advisors presented its credentials to the Transaction Committee and submitted in writing its material investment banking relationships with the Company, Apollo/Novolex and certain of their respective affiliates during the prior approximately three-year period. Following such meetings and having considered all materials presented, on August 12, 2024, the Transaction Committee determined to retain Goldman Sachs and Lazard as co-financial advisors. We refer to Goldman Sachs and Lazard, collectively, as the “Transaction Committee’s financial advisors.” The Transaction Committee, with the assistance of Paul Hastings and Company management, proceeded to negotiate engagement letters with each of Goldman Sachs and Lazard, and the Transaction Committee approved the execution of engagement letters with each of Goldman Sachs and Lazard on September 3, 2024, and the letters were subsequently executed.
On August 15, 2024, the Transaction Committee met via video conference with representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management in attendance. Among other things, the attendees discussed the next steps to be completed prior to responding to the July Proposal. These steps included the Transaction Committee’s financial advisors completing their initial due diligence of the Company’s business and operations with the assistance of Company management. The Transaction Committee and its advisors also discussed at the meeting how they could structure a targeted process to seek third party acquisition proposals to create competitive tension with Apollo/Novolex, in the event the Transaction Committee decided to engage with Apollo/Novolex.
On or about the week of August 19, 2024, at the direction of the Transaction Committee, Company management commenced preparation of an update to the Company’s five-year internal strategic plan (which included preliminary unaudited forecasted financial information for the fiscal years 2024 through 2029) (the “Five Year Plan”). The financial forecasts to be reflected in the Five Year Plan would, in turn, after being approved by the Company Board, be used by the Transaction Committee’s financial advisors to prepare preliminary valuation analyses to be presented to the Transaction Committee to assist in its evaluation of the July Proposal.
On August 19, 2024, the Transaction Committee met via video conference with representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management in attendance. Among other things, the attendees discussed an initial call that representatives of each of Goldman Sachs and Lazard were going to have with Apollo/Novolex, including discussing communication strategies.
On August 20, 2024, representatives of each of Goldman Sachs and Lazard had a conference call with representatives of Apollo/Novolex at which they communicated that the Transaction Committee was evaluating the July Proposal and would respond to the July Proposal in due course.

On August 21, 2024, the Transaction Committee met via video conference with representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management in attendance. Representatives of each of Goldman Sachs and Lazard briefed the Transaction Committee on their initial discussion with Apollo/Novolex.
On August 29, 2024, the Transaction Committee met via video conference with representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management in attendance. The attendees discussed that status of the draft Five Year Plan as well as a potential timeline for the previously discussed targeted process.
On September 3, 2024, the Company Board, including all members of the Transaction Committee, met via video conference with representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management in attendance. Mr. Stangl abstained from participating. At the meeting, members of Company management delivered an initial presentation of a draft Five Year Plan, and the “bottoms-up” approach used by management in its preparation. Members of the Company Board asked Company management for additional informational support for the draft Five Year Plan, which were to be promptly provided. Also at the meeting representatives of each of Goldman Sachs and Lazard reviewed selected potential third-party bidders, which included both strategic buyers and financial sponsors.
On September 7, 2024, the Company Board, including all members of the Transaction Committee, met with representatives of Paul Hastings and Company management. Mr. Stangl abstained from participating. At the meeting, Company management presented an updated draft of the Five Year Plan, implementing certain changes resulting from further work and refinements performed by Company management. The Company Board, including all members of the Transaction Committee, approved the Five Year Plan for use by the Transaction Committee’s financial advisors in their valuation analyses.
On September 9, 2024, the Transaction Committee held a meeting via video conference attended by representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management. Representatives of Paul Hastings provided the Transaction Committee members with a review of their fiduciary duties. Representatives of each of Goldman Sachs and Lazard then reviewed with the Transaction Committee their respective preliminary financial analyses of the Company. Among other things, the Transaction Committee’s financial advisors also discussed strategies for testing the market to identify any other competitive proposal, and creating a competitive process that could provide leverage to maximize value from Apollo/Novolex.
On September 10, 2024, the Transaction Committee met again via video conference to continue its discussion with representatives of each of Goldman Sachs, Lazard, Paul Hastings and members of Company management in attendance. The Transaction Committee determined at the meeting that its response to Apollo/Novolex would be to express that it expected greater value, while granting Apollo/Novolex access to limited financial diligence items to help it identify additional value. The Transaction Committee concluded that the Transaction Committee’s financial advisors should also reach out to a select group of potential third-party bidders discussed with the Transaction Committee at prior meetings, asking for preliminary proposals. This outreach to potential strategic acquirors and financial sponsors was intended not only to measure broader market interest but also to create a competitive environment.
On September 11, 2024, the Transaction Committee held a meeting via video conference attended by representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management. Among other things, the Transaction Committee’s financial advisors presented a list of three potential strategic acquirors (Party A, “Party B” and “Party C”) and three financial sponsors (Party D, Party F and “Party G”) that the Transaction Committee’s financial advisors recommended contacting. In selecting strategic bidders, the Transaction Committee’s financial advisors considered several factors, including the potential buyer’s size, experience with U.S. public company transactions, substrate compatibility, strategic alignment and financial capacity. Financial sponsors were selected based on criteria such as the size of their latest fund and the relevance and scope of their past investments, such that they had the resources and expertise needed to support a transaction of this nature. The Transaction Committee members directed the financial advisors to contact the six identified parties, in addition to responding to Apollo/Novolex.
On September 13, 2024, representatives of each of Goldman Sachs and Lazard had a call with representatives of Apollo/Novolex. At the direction of the Transaction Committee, the Goldman Sachs and Lazard representatives indicated, among other things, that the Company directors were continuing to review and assess management’s Five

Year Plan, but based on discussions and their assessment to date, Apollo/Novolex would need to find upside to its valuation. Also at the direction of the Transaction Committee, the representatives of each of Goldman Sachs and Lazard noted that the Company was willing to engage to help Apollo/Novolex find that additional value through access to additional non-public information, including support for the synergy potential. Apollo/Novolex representatives noted, among other things, that it would be challenging for Apollo/Novolex to identify additional value without further guidance from the Company, that it considered the July Proposal as putting its “best foot forward,” and that it needed to deliberate internally in response to the message just delivered by the Goldman Sachs and Lazard representatives.
Between September 11, 2024 and September 13, 2024, at the direction of the Transaction Committee, representatives of each of Goldman Sachs and Lazard had discussions with a representative of Party D, who requested that Party D be allowed to work with a financial sponsor that owned a portfolio company in the packaging industry (“Party E”). The Party D representative noted the significant potential synergies in a transaction involving the Company and Party E’s portfolio company. The Transaction Committee consented to Party E’s involvement to incentivize Party D to participate in the process and maximize the potential value that Party D could offer. Party D entered into a confidentiality agreement with the Company on September 17, 2024, and Party E entered into a confidentiality agreement with the Company on September 19, 2024.
On September 13, 2024, the Transaction Committee held a meeting via video conference attended by representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management. Among other things, the Transaction Committee’s financial advisors provided an update of their initial discussions with each of the six identified parties as well as their follow-up discussion with Apollo/Novolex.
On September 16, 2024, representatives of Apollo/Novolex contacted representatives of each of Goldman Sachs and Lazard. Among other things, the Apollo/Novolex representatives requested a draft confidentiality agreement for its review. They also indicated that Apollo/Novolex would like permission to have one of Apollo’s limited partners, CPPIB, look at the opportunity alongside it as an additional direct investor. The Transaction Committee considered that CPPIB had experience in the packaging sector, and that its involvement could give Apollo/Novolex the ability to strengthen its proposal. Following the recommendation of the Transaction Committee’s financial advisors, the Transaction Committee approved the involvement of CPPIB with Apollo/Novolex.
On September 19, 2024, CPPIB entered into a confidentiality agreement with the Company, and on September 20, 2024, Apollo/Novolex entered into a confidentiality agreement with the Company. For convenience purposes, hereinafter references to “Apollo/Novolex” include CPPIB.
Between September 18, 2024 and September 25, 2024, the Company entered into additional confidentiality agreements with each of Party B, Party F and Party G. Neither Party A nor Party C ultimately executed a confidentiality agreement with the Company.
All confidentiality agreements executed by the Company (including the confidentiality agreement executed with Party H later in the process) included a customary standstill agreement, which would fall away upon execution of a definitive merger agreement with a third party.
At the direction of the Transaction Committee, all parties that executed confidentiality agreements received confidential financial due diligence materials, including a copy of the Five Year Plan (the ‘‘First Round Information Package”), and were given the opportunity to attend a Company management presentation. All parties were requested to deliver a preliminary indication of interest by October 2, 2024.
On each of September 23, 2024 and September 26, 2024, the Transaction Committee met via video conference with representatives of each of Goldman Sachs, Lazard, and Paul Hastings and members of Company management in attendance. Representatives of each of Goldman Sachs and Lazard provided updates on the ongoing outreach efforts to the various parties contacted. After being informed that Party B and Party F might need additional time to submit an initial proposal past the original requested date of October 2, 2024, the Transaction Committee instructed Goldman Sachs and Lazard to communicate to both parties that they would have additional time if needed, in order to ensure each potential counterparty was able have adequate time to review the First Round Information Package and submit a bid.
On September 26, 2024, Company management held a presentation with representatives of Party D and Party E.

On September 30, 2024, Company management held a presentation with representatives of Apollo/Novolex. Also on September 30, 2024, Company management held a presentation with representatives of Party F.
On September 30, 2024, the Transaction Committee also met via video conference with representatives of each of Goldman Sachs, Lazard, and Paul Hastings and members of Company management in attendance. Representatives of each of Goldman Sachs and Lazard provided updates on the ongoing management presentations and diligence process as well as the status of the various potential counterparties. At this meeting, representatives of each of Goldman Sachs and Lazard informed the Transaction Committee that Party A had informed the Transaction Committee’s financial advisors that they were not interested in pursuing a transaction.
On October 2, 2024, Company management held a presentation with representatives of Party B.
On October 2, 2024, Apollo/Novolex submitted a written, non-binding indication of interest for Novolex to acquire the Company in an all-cash transaction at a price of $17.00 to $18.00 per Share, unchanged from the range in the July Proposal. The high end of the proposed value range represented a 62% premium to the volume weighted average share price of a Share for the two-month period ended October 2, 2024. Apollo/Novolex noted in its letter that its purchase price was consistent with its prior proposal despite, among other things, (1) the price per Share declining by 14.5% since delivery of the July Proposal (whereas the S&P had increased by 3.3%); (2) the analyst consensus price per Share having dropped by 15.0% to $13.00 per Share; and (3) Apollo/Novolex finding the Company’s volume performance to be below expectations. Apollo/Novolex also reiterated its prior request for exclusivity and expense reimbursement.
On October 2, 2024, Party D submitted a written, non-binding proposal to acquire the Company in an all-cash transaction at a valuation range of $14.00 to $15.00 per Share. Party D’s proposal noted that Party D would work together with Party E with the goal of concurrently acquiring the Company and Party E’s portfolio company in the packaging industry, with Party E making a minority investment alongside Party D in the combined company.
On October 3, 2024, the Transaction Committee held a meeting via video conference attended by representatives of each of Goldman Sachs, Lazard, Paul Hastings and members of Company management. The Transaction Committee discussed both proposals received, and potential next steps. Regarding Apollo/Novolex, the Transaction Committee instructed Goldman Sachs and Lazard to convey that, while work was still being completed by others, Apollo/Novolex would have a chance of finalizing a deal at the top of its proposed price range assuming they could move quickly to finalize its due diligence by early November. The Transaction Committee decided to reject the expense reimbursement and exclusivity requests. Regarding Party D, the Transaction Committee instructed Goldman Sachs and Lazard to inform Party D that the Transaction Committee was disappointed with its offer, especially since they were allowed to work with Party E to explore synergistic opportunities, and that unless Party D found a way to increase its proposal by at least several dollars per Share, the process would move on without it.
Starting on or about October 5, 2024 and until the execution of the Merger Agreement, the Company uploaded extensive due diligence materials to a virtual data room that was made available to representatives of Apollo/Novolex, Party D and Party E, with some materials being designated “clean team only.” The Company also responded to numerous due diligence requests from Apollo/Novolex, Party D and Party E, set up in-person management presentations and held numerous teleconferences with representatives of the bidders and its advisors to address due diligence requests. In addition, Apollo/Novolex and their representatives conducted site visits at various Company locations in the United States and internationally.
On October 7, 2024, the Transaction Committee held a meeting via video conference with representatives of each of Goldman Sachs, Lazard, Paul Hastings and members of Company management in attendance. Among other things, the Goldman Sachs and Lazard representatives noted that after being informed its $14.00 to $15.00 bid was lower than other bidders, Party D had expressed confidence that it would be able, in connection with finding additional synergies through its collaboration with Party E, to raise its bid to a competitive level. Representatives of each of Goldman Sachs and Lazard also reported that Apollo/Novolex had been so far highly engaged in due diligence, and that each of Party B, Party F and Party G had either formally indicated that they were no longer interested in pursuing a transaction with the Company or had been unresponsive.
On October 10, 2024, the Transaction Committee held a meeting via video conference attended by representatives of each of Goldman Sachs, Lazard, Paul Hastings and members of Company management. At the meeting Paul Hastings representatives presented the Transaction Committee members with an overview of the terms of a proposed draft merger agreement to be sent to the remaining bidders. Among other things, the proposed draft agreement included an antitrust covenant that would give the Company significant contractual protection to require an acquiror to take all steps necessary to obtain antitrust clearance. The draft merger agreement also contemplated that stockholder approval for the transaction would be obtained at a special meeting of stockholders to be held after signing of the merger agreement and mailing of a definitive proxy statement to Company stockholders. The draft merger agreement was subsequently uploaded to the virtual data room for review by bidders.
On October 15, 2024, a representative of a financial sponsor firm that had not been previously contacted (“Party H”) contacted a representative of Lazard and expressed Party H’s interest in participating in the Company’s ongoing transaction process. Later that same day, the Transaction Committee met with representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management in attendance, to discuss Party H’s expression of interest. Among other things, the Transaction Committee considered that adding a new participant could increase the risk of information leaks. However, the Transaction Committee also considered that allowing Party H’s involvement would, among other things, add beneficial competitive pressure to the process. The Transaction Committee instructed Goldman Sachs and Lazard to contact representatives of Party H about signing a confidentiality agreement to participate in the process.
On October 17, 2024, the Transaction Committee held a meeting via video conference attended by representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management. Among other things, the attendees discussed the ongoing diligence process of Apollo/Novolex and initial discussions with Party H regarding execution of a confidentiality agreement.
On October 18, 2024, Party H entered into a confidentiality agreement with the Company, and subsequently received the First Round Information Package. In total, the Company entered confidentiality agreements with eight parties, representing six potential bidding groups.
On October 22, 2024 and October 24, 2024, the Transaction Committee held a meeting via video conference attended by representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management. Among other things, the attendees discussed the ongoing diligence process with the remaining bidders.
On October 25, 2024, Party H submitted an initial non-binding indication of interest to acquire the Company at $17.00 per Share.
On October 28, 2024, the Transaction Committee held a meeting attended by representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management. Among other things, the Transaction Committee discussed with its advisors Party H’s indication of interest. After discussion of the merits of Party H’s proposal, the Transaction Committee instructed its financial advisors to grant Party H access to the virtual data room and propose to Party H an in-person management presentation, which was held on November 4, 2024.
On each of October 31, 2024 and November 4, 2024 the Transaction Committee held a meeting via video conference attended by representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management. Among other things the attendees discussed the status of each remaining party’s due diligence process and the timing of potential second round bids.
On November 7, 2024, the Transaction Committee held a meeting via video conference attended by representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management. At the meeting, representatives of each of Goldman Sachs and Lazard reported to the Transaction Committee that Party H had expressed its belief, based on market research, that it was competing with one strategic bidder and one quasi-strategic bidder, and that it would be challenging for it to compete with the synergistic opportunities of a strategic buyer. Party H further advised Goldman Sachs and Lazard representatives that if the strategic bidders dropped out of the process, it would be interested in stepping in opportunistically at that later stage. Representatives of each of Goldman Sachs and Lazard reported to the Transaction Committee that Party H would like to continue with some business and commercial diligence if there were an opportunity for it to step in at a later time. The Transaction Committee agreed to do so, noting that the overall process would benefit from keeping a potential bidder involved to add legitimate competitive dynamics to leverage against other more immediately actionable bidders.
On November 11, 2024, the Transaction Committee held a meeting via video conference attended by representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management. At the meeting, among other things, representatives of each of Goldman Sachs and Lazard provided an update of the ongoing due diligence process with each bidder.

On November 12, 2024, Paul Hastings received an initial markup of the draft merger agreement from Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), counsel to Apollo/Novolex. Among other things, the revised Paul, Weiss draft merger agreement added generally customary provisions for a financial sponsor-backed deal, including delivery of debt and equity commitment letters at signing, financing cooperation covenants and payment of a reverse termination fee in an amount equal to 5% of the transaction’s implied equity value in certain circumstances, with such payment to be guaranteed by funds affiliated with Apollo and CPPIB. The Paul, Weiss, draft merger agreement also provided for the adoption of the merger agreement by written consent of the Significant Company Stockholder substantially concurrently with the execution of the merger agreement, instead of the vote occurring at a special stockholder meeting after signing. In addition, the Paul, Weiss draft merger agreement also contemplated that the Company would stop paying regular quarterly dividends following execution of the merger agreement. The Paul, Weiss draft merger agreement reserved comments on a number of areas, including antitrust, pending further progress on Apollo/Novolex’s due diligence.
On November 12, 2024, the Company reported its financial results for the third quarter of 2024.
On November 14, 2024, the Transaction Committee held a meeting attended by representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management. Among other things, representatives of Paul Hastings discussed the Paul, Weiss draft merger agreement markup with the Transaction Committee. The Transaction Committee instructed Paul Hastings to revise the draft merger agreement to increase the reverse termination fee from 5% to 7% of the implied equity value of the transaction, and reinstate (1) the Company ability to declare and pay regular quarterly dividends following signing of the merger agreement and (2) Company stockholders’ ability to vote on the adoption of the merger agreement at a special meeting of stockholders, in lieu of adoption of the merger agreement by the Significant Company Stockholder via written consent. Representatives of each of Goldman Sachs and Lazard also reported at the meeting that, at the direction of the Transaction Committee, they had socialized December 3, 2024 as the target date for a second round bid from Novolex/Apollo and had received a positive response to that timeline. Representatives of Paul Hastings and the Transaction Committee also discussed and agreed on the advisability of sharing periodic updates and subsequent drafts of the transaction documents, including the merger agreement, with representatives of Rank, as Rank’s support would be required to complete a transaction.
On each of November 18, 2024 and November 21, 2024, the Transaction Committee held a meeting via video conference attended by representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management. Among other things, the Transaction Committee received an update on the ongoing due diligence process.
At each of the November 18, 2024 and November 25, 2024 Transaction Committee meetings, members of the Transaction Committee also discussed with representatives of Paul Hastings and Pearl Meyer & Partners, LLC, compensation consultant to the Compensation Committee of the Company Board (“Pearl Meyer”) compensation topics related to a potential transaction, including the potential creation of a retention bonus pool for non-executive employees, and mitigation strategies to avoid “parachute payments” to certain senior executives under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”). Members of senior management absented themselves from portions of the foregoing discussions.
On November 21, 2024, Paul Hastings sent a revised draft of the merger agreement to Paul, Weiss reflecting the direction previously received from the Transaction Committee. At the instruction of the Transaction Committee, the revised Paul Hastings draft merger agreement and subsequent drafts were also shared with representatives of Rank.
On November 25, 2024, the Transaction Committee held a meeting via video conference attended by representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management. Among other things, the attendees discussed the continued progress of Apollo/Novolex’s diligence process and the status of negotiations regarding the merger agreement between Paul Hastings and Paul, Weiss.
Throughout the month of November 2024, the level of due diligence engagement on the part of Party D progressively diminished, and had substantially ceased by the end of the month.
On November 27, 2024, Paul Hastings received a revised draft of the merger agreement back from Paul, Weiss. The revised Paul, Weiss draft merger agreement reserved comment on the continuing ability of the Company to pay regular quarterly dividends following signing of the merger agreement, and again provided for the merger agreement be adopted by the Significant Company Stockholder via written consent. In addition, the Paul, Weiss draft merger agreement shifted away from the Company’s proposed antitrust covenant construct such that Novolex would not be required to make dispositions of assets that generated certain revenue per year (the “Divestitures Cap”).
On November 29, 2024, representatives of Paul Hastings and Paul, Weiss had a series of calls to discuss the latest draft of the merger agreement.
On November 29, 2024, after consultation with the Transaction Committee, Paul Hastings sent a revised draft of the merger agreement that, among other things, struck the Divestiture Cap and provided for the agreement to be adopted by stockholders at a special meeting. The draft also made clear that the Company expected the right to continue to pay ordinary quarterly dividends after signing of the merger agreement.
On December 2, 2024, the Transaction Committee held a meeting with representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management in attendance. Representatives of each of Goldman Sachs and Lazard provided an update regarding the progress of due diligence with Apollo/Novolex. Representatives of Paul Hastings discussed with the Transaction Committee the material open points in the merger agreement, including the Divestiture Cap, the Company’s ability to continue paying ordinary quarterly dividends and Apollo/Novolex’s request that approval of the merger agreement be completed via written consent by the Significant Company Stockholder.
At the December 2, 2024 meeting, the Transaction Committee also continued its prior discussion with representatives of Paul Hastings and Pearl Meyer regarding the potential creation of a retention bonus pool for non-executive employees, and mitigation strategies to avoid “parachute payments” to certain senior executives under Section 280G (including the payment acceleration of (1) 2024 bonus payments under the Company’s Annual Incentive Plan, based on the Transaction Committee’s estimate of full-year performance, (2) 2022 Company PSUs, based on the Transaction Committee’s estimate of full-year performance, and (3) Company RSUs otherwise scheduled to vest during the first half of 2025). Members of senior management absented themselves from portions of the foregoing discussions.
On December 3, 2024, financial news outlets reported that Apollo/Novolex was exploring a potential acquisition of the Company, with no specific price or terms mentioned.
On December 4, 2024, Apollo/Novolex submitted a final proposal for Novolex to acquire the Company for $18.00 per Share in cash (the “December Proposal”), which represented the high end of Apollo/Novolex’s previously proposed price range and a 49% premium to the two-month unaffected volume weighted average price per Share as of December 2, 2024. The December Proposal indicated, among other things, that (1) Apollo/Novolex had completed its due diligence and was prepared to sign definitive documentation as soon as practical; (2) the proposed purchase price assumed no further dividends (including the ordinary $0.10 per Share quarterly dividend) would be permitted to be paid to Company stockholders between signing and close; and (3) Apollo/Novolex would require the approval of the merger agreement by written consent of the Significant Company Stockholder in order to move forward with the December Proposal.
Later on December 4, 2024, the Transaction Committee held a meeting with representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management in attendance. During the meeting, the attendees discussed the December Proposal and potential next steps. Representatives of Paul Hastings also discussed the material open points in the merger agreement. The Transaction Committee determined that in light of the process conducted to identify other potential counterparties, it would agree to allow the adoption of the merger agreement via written consent of the Significant Company Stockholder, subject to confirmation by the financial advisors with Party D that it was no longer interested in pursuing a transaction with the Company. The Transaction Committee also instructed its advisors to seek (1) that the Company be permitted to pay its regular quarterly dividends between the signing of the merger agreement and closing of the merger; and (2) to increase the size of the Divestiture Cap and seek a reverse termination fee from Apollo/Novolex in the event regulatory approvals were not obtained.
Between December 5, 2025 and execution of the merger agreement on December 9, 2024, representatives of Paul Hastings and Paul, Weiss continued negotiations of the draft merger agreement, financing documentation and other ancillary documents. The more significant issues that were discussed during this period related to the Divestiture Cap and payment of a potential reverse termination fee for failure to obtain the requisite regulatory approvals, as well as certain Company operating covenants between signing and closing.

On December 5, 2024, representatives of each of Goldman Sachs and Lazard had a telephone conference with representatives of Apollo/Novolex and delivered the Transaction Committee’s request that the Company be permitted to continue making ordinary dividend payments between signing and closing. Apollo/Novolex did not agree to the payment of dividends after signing (except for the already-declared fourth quarter dividend that was due to be paid on December 13, 2024), and insisted that its $18.00 per Share proposal was conditioned thereon.
Also on December 5, 2024, representatives of each of Goldman Sachs and Lazard spoke with representatives of Party D, who indicated that Party D, having seen the December 3, 2024 news stories about a potential Apollo/Novolex acquisition of the Company, was monitoring the situation but not planning on moving forward with a transaction with the Company.
Later on December 5, 2024, the Transaction Committee held a meeting, during which representatives of each of Goldman Sachs, Lazard and Paul Hastings and members of Company management participated. Representatives of each of Goldman Sachs and Lazard reported on their discussions with Apollo/Novolex and Party D held earlier that day. Representatives of Paul Hastings also reported on their latest discussions with Paul, Weiss regarding the draft merger agreement. The Transaction Committee instructed its advisors to continue working on resolution of the open points in the draft merger agreement.
On December 6, 2024, the Transaction Committee held a meeting, during which representatives of each of Goldman Sachs, Lazard, Paul Hastings and Potter Anderson & Corroon LLP (“Potter Anderson”), Delaware counsel to the Transaction Committee, and members of Company management participated. Representatives of Paul Hastings summarized the terms of the draft merger agreement, including the material open points in the document. Representatives of each of Goldman Sachs and Lazard separately reviewed at the meeting their respective financial analyses of the Company and the December Proposal. At the conclusion of the meeting, the Transaction Committee authorized representatives of Company management to discuss with Apollo/Novolex the size of a retention bonus pool for Company employees and mitigation strategies to avoid “parachute payments” to certain senior executives under Section 280G.
On the afternoon of December 8, 2024, the Transaction Committee held a meeting, during which representatives of each of Goldman Sachs, Lazard, Paul Hastings and Potter Anderson and members of Company management participated. The advisors reported to the Transaction Committee the remaining open points on the draft merger agreement, including the Divestiture Cap.
Following the Transaction Committee meeting, certain members of the Transaction Committee met via video conference with representatives of Apollo/Novolex. Representatives of each of Company management, Goldman Sachs, Lazard, Paul Hastings and Paul, Weiss also participated. During the meeting, the attendees discussed and resolved all remaining material open points in the draft merger agreement, including agreement on a Divestiture Cap of $275 million, which was deemed adequate by the Transaction Committee. The parties also discussed that no reverse termination fee would be paid by Apollo/Novolex for failure to obtain the requisite antitrust approvals, to which Apollo/Novolex was unwilling to agree.
Later in the evening of December 8, 2024, the Transaction Committee held an additional meeting, during which representatives of each of Goldman Sachs, Lazard, Paul Hastings and Potter Anderson and members of Company management participated. Prior to this meeting, the Transaction Committee’s financial advisors provided the Transaction Committee with updated materials regarding their respective material investment banking relationships with the Company, Apollo, CPPIB and certain of their respective affiliates during the prior approximately three-year period (which were reviewed and considered by the Transaction Committee). At this meeting, Representatives of Paul Hastings and Potter Anderson reviewed with Transaction Committee members their fiduciary duties under Delaware law in the context of their consideration of the potential transaction, and representatives of Paul Hastings reviewed with the Transaction Committee the principal terms of the Merger Agreement and other Transaction documentation.
Also at this meeting, Goldman Sachs reviewed with the Transaction Committee its financial analysis of the Merger Consideration and delivered to the Transaction Committee an oral opinion, which was confirmed by delivery of a written opinion dated December 9, 2024, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be paid to holders of Shares (other than Novolex and its affiliates) in the Merger was fair, from a financial point of view, to such holders. Also at this meeting, Lazard reviewed with the Transaction Committee its financial analysis of the Merger Consideration and delivered to the Transaction Committee an oral opinion, which was confirmed by delivery of a written opinion dated

December 8, 2024 to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be paid to holders of Shares (other than Excluded Holders) in the Merger was fair, from a financial point of view, to such holders.
Following discussion, and after taking into consideration the information provided by and discussed with its advisors, including the factors described in greater detail in the section of this Information Statement titled “—Reasons for the Merger,” the Transaction Committee unanimously (1) determined that the Merger Agreement, the Merger and the other Transactions were advisable, fair to and in the best interests of the Company and its stockholders; and (2) recommended that the Company Board (x) approve and declare advisable the Merger Agreement, the Merger and the other Transactions; (y) determine that the Merger Agreement, the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its stockholders; and (z) submit the Merger Agreement to the Company’s stockholders for their adoption by written consent in lieu of a meeting and recommend the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.
Immediately following the meeting of the Transaction Committee, the Compensation Committee of the Company Board (with Mr. Stangl abstaining from participating) approved certain compensation matters previously reviewed and recommended by the Transaction Committee.
Immediately following the adjournment of the meeting of the Compensation Committee of the Company Board, on the evening of December 8, 2024, the Company Board met (with Mr. Stangl abstaining from participating). Also participating were members of Company management, as well as representatives of each of Goldman Sachs, Lazard, Paul Hastings and Potter Anderson, each in their capacity as advisors to the Transaction Committee. After taking into consideration the Transaction Committee’s recommendation (including the process conducted by the Transaction Committee and the reasons for its recommendation), the Company Board (1) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders; (2) approved the execution and delivery of the Merger Agreement and performance by the Company of its covenants and obligations contained therein and the consummation by the Company of the Transactions; (3) approved and declared advisable the Merger Agreement and the Transactions; (4) directed that the adoption of the Merger Agreement be submitted to the Company’s stockholders for their adoption by written consent in lieu of a meeting; and (5) subject to the terms of the Merger Agreement, recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.
Following the meeting of the Company Board, representatives of Paul Hastings and Paul, Weiss finalized the Merger Agreement and other Transaction documents.
The Merger Agreement and the other Transaction documents were executed on the morning of December 9, 2024. Thereafter, the Significant Company Stockholder delivered the Written Consent.
Before the opening of financial markets in New York on December 9, 2024, the parties issued a press release announcing the Merger Agreement.
Recommendation of the Company Board; Reasons for the Merger
Following the unanimous recommendation of the Transaction Committee, the Company Board: (1) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders; (2) approved the execution and delivery of the Merger Agreement and performance by the Company of its covenants and obligations contained therein and the consummation by the Company of the Transactions; (3) approved and declared advisable the Merger Agreement and the Transactions; (4) directed that the adoption of the Merger Agreement be submitted to the Company’s stockholders for their adoption by written consent in lieu of a meeting; and (5) subject to the terms of the Merger Agreement, recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.
In deciding to recommend the Merger to the Company Board, the Transaction Committee considered a variety of factors, including, but not limited to, the following factors (not necessarily in order of relative importance), which the Transaction Committee viewed as being generally positive or favorable in coming to its determination and recommendation:
•	Merger Consideration; Premium. The Merger Consideration in relation to various historical unaffected prices of the Shares, including that the Merger Consideration represented (1) a 32% premium to the unaffected closing price of the Shares on December 2, 2024 (i.e., before financial news outlets reported that Novolex was exploring a potential acquisition of the Company) and (2) a 46% premium to the volume-weighted average price of the Shares for the 90-day period ended December 2, 2024.
•
Value Relative to Stand-Alone Prospects. The Transaction Committee’s belief that the Merger Consideration compares favorably to the potential long-term value of the Shares if the Company were to remain as a stand-alone publicly traded company, after taking into account the risks and uncertainties associated with remaining a stand-alone publicly traded company, including the Company’s business, its competitive position, current industry and financial conditions. Among other things, the Transaction Committee considered:

○	its assessment of the Company’s historical financial performance;
○
the Company’s Forecasts (as defined in the section titled “The Merger—Certain Company Financial Forecasts”), and the execution risks implicit in achieving the Forecasts, including the risk that the Company’s strategic initiatives may (1) not be successful in driving sales, (2) incur expenses greater than those forecasted and (3) result in increases in efficiency and productivity that do not occur on the timeline reflected in the Forecasts;

○
the macroeconomic factors currently affecting the Company’s industry, including volatile global financial markets and economic conditions, global conflicts and geopolitical uncertainty affecting the Company and its existing and potential customers and certain other risk factors detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and

○
the risks and uncertainties relating to the high degree of competition the Company faces from other participants in its industry, some of whom have significantly higher market shares in select product lines and who offer a more specialized variety of materials and concepts in select product lines than the Company.

•
Strategic Alternatives Process. The fact that the Transaction Committee engaged in extensive discussions regarding strategic alternatives and potential counterparties with certain members of the Company’s senior management team and representatives of Goldman Sachs and Lazard as its financial advisors, and Paul Hastings, as its legal advisor. In particular, the Transaction Committee considered the fact that the strategic alternatives process it conducted, with the assistance of representatives of Goldman Sachs, Lazard and Paul Hastings, involved contacting six potential third-party financial and strategic counterparties (in addition to Apollo/Novolex), one additional party initiating an unsolicited outreach, entering into confidentiality agreements with six potential counterparties (inclusive of Apollo/Novolex), providing full-day management presentations to three potential counterparties (inclusive of Apollo/Novolex), receiving initial indications of interest from three potential counterparties (inclusive of Apollo/Novolex) and receiving one final indication of interest from Apollo, on behalf of certain of its managed investment funds, Novolex and an affiliate of CPPIB (collectively, the “Buyer Parties”). Additionally, the Transaction Committee considered that in light of media reporting a potential transaction with Novolex on December 3, 2024, any party that was not affirmatively contacted by the Company could have submitted an indication of interest to Goldman Sachs, Lazard or the Company and that the Company would have engaged with such a party.

•
Strategic Alternatives. The potential values, benefits, risks and uncertainties facing the Company’s stockholders associated with possible strategic alternatives to the Merger (including possible alternative strategic transactions and scenarios involving the possibility of remaining a stand-alone publicly traded company), and the timing, risks and likelihood of accomplishing such strategic alternatives, including the fact that no other potential counterparties submitted final indications of interest.

•
Negotiations with the Buyer Parties. The Transaction Committee’s belief that, after extensive negotiations with the Buyer Parties, the Company obtained the highest price and most favorable terms to which the Buyer Parties were willing to agree.

•
Loss of Opportunity. The possibility that, if the Transaction Committee declined to recommend the Merger Agreement, there may not be another opportunity for the Company’s stockholders to receive a comparably priced offer with a comparable level of closing certainty.

•
Majority Stockholder Support. The support of the Significant Company Stockholder, which as of December 6, 2024, controlled approximately 76.9% of the Company’s total outstanding Shares and voting power, and which will be receiving the same form and amount of Merger Consideration per share for its Shares as all other stockholders of the Company under the Merger Agreement.

•
Cash Consideration. The fact that the Merger Consideration is all cash, which provides certainty and immediate liquidity and value to each of the Company’s stockholders, enabling the Company’s stockholders to realize value that has been created at the Company while eliminating long-term business and execution risk.

•	Fairness Opinions.
○
Opinion of Goldman Sachs. The financial analysis of the Merger Consideration reviewed by representatives of Goldman Sachs with the Transaction Committee as well as the oral opinion of Goldman Sachs rendered to the Transaction Committee on December 8, 2024, which was subsequently confirmed by delivery of a written opinion dated December 9, 2024, that, as of such date and based upon and subject to the assumptions, limitations, qualifications and other matters considered as described in its opinion, the Merger Consideration to be paid to the holders of Shares (other than Novolex and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described under “The Merger—Opinion of Goldman Sachs & Co. LLC.”

○
Opinion of Lazard. The financial analysis of the Merger Consideration reviewed by representatives of Lazard with the Transaction Committee as well as the oral opinion of Lazard rendered to the Transaction Committee on December 8, 2024, which was subsequently confirmed by delivery of a written opinion dated December 8, 2024, that, as of such date and based upon and subject to the assumptions, limitations, qualifications and other matters considered as described in its opinion, the Merger Consideration to be paid to the holders of Shares (other than Excluded Holders) pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described under “The Merger—Opinion of Lazard Frères & Co. LLC.”

•	Likelihood of Closing. The likelihood that the Transactions would be completed, based on, among other things:
○	the fact that the Buyer Parties obtained committed debt financing for the Merger and the limited number and nature of the conditions to the Debt Financing;
○
the likelihood and anticipated timing of obtaining all required regulatory clearances in connection with the Merger and the commitments the Buyer Parties agreed to in the Merger Agreement regarding regulatory approvals; and

○	the fact that the Merger is not subject to the conditionality and execution risk of any required approval by the equity holders of the Buyer Parties.
•
No Financing Condition. The absence of any financing condition in the Merger Agreement and the fact that the Merger Agreement provides that, if the Merger is not consummated due to a failure of the Buyer Parties to obtain sufficient financing, the Buyer Parties will pay the Company $236,000,000.

•
Merger Agreement. The terms of the Merger Agreement, which were reviewed by the Transaction Committee with its outside legal counsel, and the fact that such terms were the product of arm’s-length negotiations between the parties, including:

○	the limited number and nature of the conditions to the Novolex’s and Merger Sub’s obligation to consummate the Merger;
○	the fact that the definition of “Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts;
○	the fact that the Company has sufficient operating flexibility to conduct its business in the ordinary course between execution of the Merger Agreement and consummation of the Merger; and

○	the requirement that the parties use their respective appropriate efforts to complete the Transactions, including obtaining all necessary governmental approvals as promptly as reasonably practicable.
•	Appraisal Rights. The fact that appraisal rights are available to the Company’s stockholders who properly exercise their statutory rights under Section 262.
The Transaction Committee also considered a number of uncertainties, risks and other countervailing factors relating to entering into the Merger Agreement, including, but not limited to (not necessarily in order of relative importance):
•
Closing Certainty. The fact that completion of the Transactions depends on certain factors outside of the Company’s control, including regulatory clearances and the risk that the Merger might not be completed in a timely manner or at all.

•
Participation in Future Gains. The fact that following the completion of the Merger, the Company will no longer exist as a stand-alone publicly traded company and that the Company’s existing stockholders will not be able to participate in any future earnings or growth of the Company, or in any future appreciation in value of the Shares.

•
Impact of Merger Announcement on the Company. The risk that disruptions from the Merger will harm (1) the Company’s business, including current plans and operations and relationships with the Company’s investors, suppliers, business partners and other third parties, including during the pendency of the Merger, and (2) the ability of the Company to retain and hire key personnel. The Transaction Committee also considered the potential adverse reactions or changes to business relationships, including those with customers, resulting from the announcement or completion of the Merger and that potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger could affect the Company’s financial performance.

•
Risks Associated with a Failure to Consummate the Merger. The fact that, if the Merger is not completed, (1) the Company will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on its business and relationships with customers, (2) depending on the circumstances that caused the Merger not to be completed, it is likely that the trading price of the Shares will decline, potentially significantly, and (3) the market’s perception of the Company’s prospects could be adversely affected.

•	Dividends. The fact that the Company will not be able to declare additional dividends between the signing of the Merger Agreement and the completion of the Merger.
•
Restrictions on the Operation of the Company’s Business. The fact that, although the Company will continue to exercise control over its operations prior to the Closing, the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the Closing without the prior written consent of Novolex, which may delay or prevent the Company from undertaking certain business opportunities that may arise during the pendency of the Merger, regardless of whether the Merger is completed.

•
Written Consent. The fact that the Buyer Parties would have been permitted to terminate the Merger Agreement if the Significant Company Stockholder had failed to execute and deliver the Written Consent by the day following the execution of the Merger Agreement, and the obligation for the Company to pay the Buyer Parties $67,000,000 in certain circumstances (no longer applicable), upon the termination of the Merger Agreement.

•	Tax Treatment. The fact that any gains arising from the receipt of the Merger Consideration would generally be taxable to the stockholders of the Company for United States federal income tax purposes.
•	Stockholder Litigation. The risk of litigation arising from stockholders in respect of the Merger Agreement or the Transactions.

During its consideration of the transaction with Novolex and Merger Sub, the Transaction Committee was also aware of and considered that the Company’s directors and executive officers may have certain interests in the Merger that differ from, or are in addition to, the interests of the Company’s stockholders generally, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 44.
After taking into account all of the factors set forth above, as well as others, the Transaction Committee determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Transaction Committee is not intended to be exhaustive, but summarizes the material information and factors considered by the Transaction Committee in its consideration of the Merger. The Transaction Committee reached the decision to recommend and approve the Merger Agreement, the Merger and the other Transactions, in light of the factors described above and other factors the Transaction Committee felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Transaction Committee did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Transaction Committee may have given different weights to different factors. The Transaction Committee conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, senior management of the Company, Goldman Sachs and Lazard as financial advisors and Paul Hastings as legal advisor, and considered the factors overall to be favorable to, and to support, its determinations. This explanation of the reasoning of the Transaction Committee and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 13.
Required Stockholder Approval for the Merger
The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent, in accordance with Section 228 and Section 251 of the DGCL, the Company Certificate of Incorporation and the Company Bylaws, of the holders of a majority of the outstanding Shares entitled to vote to adopt the Merger Agreement. The holders of the Shares are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On December 9, 2024, following the execution and delivery of the Merger Agreement, the Significant Company Stockholder, holding Shares representing approximately 76.9% of the voting power of outstanding Shares as of the record date on December 8, 2024 (i.e., based on 179,365,835 Shares outstanding), delivered the Written Consent, which is attached to this Information Statement as Annex B, constituting the Company Stockholder Approval. As a result, no further action by our stockholders is required under applicable law, the Company Certificate of Incorporation, the Company Bylaws or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and we will not be (1) soliciting your vote for the adoption of the Merger Agreement or approval of the Merger or (2) calling a special meeting of our stockholders for purposes of voting on or consenting to the adoption of the Merger Agreement or approval of the Merger. For the avoidance of doubt, all requisite corporate action by and on behalf of Novolex and Merger Sub required under applicable law and their respective governing documents to complete the Merger has been taken.
When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228 of the DGCL requires notice of such actions be given to those stockholders who did not consent in writing and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting. This Information Statement and the notice attached hereto constitute notice, pursuant to Section 228 of the DGCL, to the persons who have not consented in writing to the actions set forth in the Written Consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been December 8, 2024, the record date for determining the stockholders entitled to vote or consent to adopt the Merger Agreement.
Opinion of Goldman Sachs & Co. LLC
At a special meeting of the Transaction Committee, Goldman Sachs rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion dated December 9, 2024, that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be paid to the holders of Shares (other than Novolex and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated December 9, 2024, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Transaction Committee in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Shares should vote with respect to the Merger, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	annual reports to stockholders of the Company and Annual Reports on Form 10-K of the Company for the four years ended December 31, 2023;
•	the Company Registration Statement on Form S-1, including the prospectus contained therein dated September 16, 2020 relating to an initial public offering of Shares;
•	certain interim reports to stockholders of the Company and Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024;
•	certain other communications from the Company to its stockholders;
•	certain publicly available research analyst reports for the Company; and
•
certain internal financial analyses and forecasts for the Company prepared by its management (referred to in this Information Statement as the “Forecasts” and which are summarized in the section titled “The Merger—Certain Company Financial Forecasts” beginning on page 41), as approved for Goldman Sachs’ use by the Transaction Committee.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the paper and packaging industry; and performed such other studies and analyses, and considered such other factors, including Section 5.1(b)(iv) of the Merger Agreement, as Goldman Sachs deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the Transaction Committee’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Transaction Committee’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Transaction Committee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion did not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders of Shares (other than Novolex and its affiliates), as of the date of the opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, whether relative to the Merger Consideration to be paid to the holders (other than Novolex and its affiliates) of Shares pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Novolex or the Merger, or as to the impact of the Merger on the solvency or viability of the Company or Novolex or the ability of the Company or Novolex to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analysis
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Transaction Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before (1) December 2, 2024 for the Company, the last trading day before the public was informed of the potential announcement of the Merger, and (2) December 6, 2024 for other companies (other than the Company), and is not necessarily indicative of current market conditions.
Illustrative Discounted Cash Flow Analysis.
Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per Share. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.0% to 9.5%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2024 (1) estimates of unlevered free cash flow for the Company for the fourth quarter of fiscal year 2024 through fiscal year 2029 as reflected in the Forecasts and (2) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 0.0% to 1.25%, to a terminal year estimate of the unlevered free cash flow to be generated by the Company, as reflected in the Forecasts (which analysis implied terminal year EBITDA exit multiples ranging from 6.1x to 8.6x) The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s total debt and non-controlling interests and added the amount of the Company’s cash and cash equivalents, in each case, as provided by the management of the Company and approved for Goldman Sachs’ use by the Transaction Committee, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by the management of the Company and approved for Goldman Sachs’ use by the Transaction Committee, using the treasury stock method, to derive a range of illustrative present values per Share ranging from $15 to $27, rounded to the nearest dollar.
Illustrative Present Value of Future Share Price Analysis
Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per Share. For this analysis, Goldman Sachs first calculated the implied enterprise value (“EV”) for the Company as of December 31 for each of the calendar years 2025 through 2027, by applying a range of illustrative EV to next twelve month (“NTM”) EBITDA (“EV/NTM EBITDA”) multiples of 6.5x to 7.5x to estimates of the Company’s NTM EBITDA for each of the calendar years 2025 through 2027. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for the Company.
Goldman Sachs then subtracted the amount of the Company’s net debt for each of the calendar years 2025 to 2027, each as provided by Company management and approved for Goldman Sachs’ use by the Transaction Committee, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for each of the calendar years 2025 to 2027. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding Shares for each of the calendar years 2025 to 2027, calculated using information provided by Company management and approved for Goldman Sachs’ use by the Transaction Committee, to derive a range of implied future values per Share. Goldman Sachs then added the cumulative dividends per Share expected to be paid to holders of Shares through the end of each of the calendar years 2025 to 2027, using the Forecasts. Goldman Sachs then discounted these implied future equity values per Share to September 30, 2024 using an illustrative discount rate of 10.1%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $16 to $23 per Share, rounded to the nearest dollar.
Selected Transactions Analysis
Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the foodservice packaging industry since 2014. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s last twelve month (“LTM”) adjusted EBITDA based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market sizes and product profile.
The following table presents the results of this analysis:
Foodservice Packaging Selected Transactions

Announcement Date	Acquiror	Target	EV/LTM EBITDA
2014	Onex Corporation	SIG Combibloc Group	8.9x
2017	WestRock Company	Multi Packaging Solutions International Limited	9.6x
2017	Genstar Capital	Tekni-Plex, Inc.	10.0x
2017	Graphic Packaging Holding Company	International Paper Company’s North America Consumer Packaging Business	8.6x
2018	Lindsay Goldberg LLC	Coveris Rigid	9.3x
2019	Berry Global Group, Inc.	RPC Group Plc	8.5x
2021	Pactiv Evergreen Inc.	Fabri-Kal Corporation	7.0x
2022	Apollo Global Management, Inc.	Novolex Holdings, LLC	9.9x
2024	Amcor plc	Berry Global Group, Inc.	8.6x

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/LTM adjusted EBITDA multiples of 7.0x to 10.0x to the Company’s LTM adjusted EBITDA as of September 30, 2024, as provided by the management of the Company and approved for Goldman Sachs’ use by the Transaction Committee, to derive a range of implied enterprise values for the Company. Goldman Sachs then subtracted the net debt of the Company as of September 30, 2024, as provided by the management of the Company and approved for Goldman Sachs’ use by the Transaction Committee, and divided the result by the number of fully diluted outstanding Shares, as provided by the management of the Company and approved for Goldman Sachs’ use by the Transaction Committee, to derive a reference range of implied values per Share of $13 to $25, rounded to the nearest dollar.

Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia paid in all-cash acquisition transactions announced since 2014 involving U.S. publicly traded target companies with a transaction value between $5 billion and $10 billion. This analysis excluded transactions with premia greater than 300% relative to the target’s last undisturbed closing price prior to announcement, using information obtained from FactSet Research Systems Inc. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the observed transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 21% across the period. This analysis also indicated a 25th percentile premium of 10% and 75th percentile premium of 32% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 10% to 32% to the undisturbed closing price per Share of $13.60 as of December 2, 2024 and calculated a range of implied equity values per Share of $15 to $18.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the Merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Transaction Committee as to the fairness from a financial point of view of the Merger Consideration to be paid to the holders of Shares (other than Novolex and its affiliates) pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Novolex, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.
The Merger Consideration was determined through arm’s-length negotiations between the Company, Apollo and Novolex and was approved by the Company Board, acting upon the unanimous recommendation of the Transaction Committee. Goldman Sachs provided advice to the Transaction Committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Transaction Committee or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
As described above, Goldman Sachs’ opinion to the Transaction Committee was one of many factors taken into consideration by the Transaction Committee in making its determination to recommend the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Novolex, any of their respective affiliates and third parties, including Rank, Apollo, an indirect holder of a significant interest in Novolex, and CPPIB, which is to become an indirect holder of a significant interest in Novolex pursuant to the Merger Agreement, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to the Transaction Committee in connection with, and participated in certain of the negotiations leading to, the Merger. During the two-year period ended December 9, 2024, Goldman Sachs Investment Banking has not been engaged by the Company or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Apollo and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial co-advisor to Lifepoint Health Inc., a portfolio company of funds affiliated with Apollo, in connection with its acquisition of a majority interest in Springstone, Inc. in February 2023; as bookrunner in connection with the issuance by Albertsons Companies Inc., a portfolio company of funds affiliated with Apollo, of its senior notes due February 2028 in February 2023; as financial advisor to Apollo in connection with its acquisition of Atlas Air Worldwide Holdings Inc. in March 2023; as bookrunner in connection with the issuance by Oldenburgische Landesbank AG, a portfolio company of funds affiliated with Apollo, of its subordinated callable fixed rate reset notes due April 2034 in March 2024; as bookrunner in connection with the issuance by Athene Holding Ltd., a portfolio company of funds affiliated with Apollo, of its subordinated notes due 2064 in May 2024; and as bookrunner in connection with the issuance by OneMain Finance Corporation, a portfolio company of funds affiliated with Apollo, of its senior notes due November 2031 in August 2024. During the two-year period ended December 9, 2024, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Apollo and/or its affiliates and portfolio companies of approximately $99.9 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to CPPIB and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to the issuance by Civitas Resources, Inc., a portfolio company of CPPIB (“Civitas Resources”), of high-yield bonds in June 2023; as financial advisor to Civitas Resources in connection with its acquisition of Midland and Delaware Basin assets from portfolio companies of NGP Energy Capital Management in September 2023; as financial advisor to Wilton Re Holdings Ltd, a portfolio company of CPPIB, in connection with its sale of its Canadian business in October 2023; as bookrunner with respect to the issuance by CPPIB of investment-grade bonds in December 2023; as lead arranger with respect to the bank loan of Calpine Corporation, a portfolio company of CPPIB, in August 2024; as bookrunner with respect to the issuance by Antares Holdings LP, a portfolio company of CPPIB, of investment-grade bonds in October 2024; and as bookrunner with respect to the bank loan of Qlik Technologies Inc., a portfolio company of CPPIB, in November 2024. During the two-year period ended December 9, 2024, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to CPPIB and/or its affiliates and portfolio companies of approximately $49.6 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Novolex, Rank, Apollo and CPPIB and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Apollo, CPPIB and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo and CPPIB from time to time and may do so in the future.
The Transaction Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated September 4, 2024, the Transaction Committee engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter among the Transaction Committee, the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $25 million, $5 million of which became payable upon the announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of Lazard Frères & Co. LLC
The Transaction Committee retained Lazard as its financial advisor in connection with the Merger. In connection with Lazard’s engagement, the Transaction Committee requested that Lazard evaluate the fairness, from a financial point of view, to holders of Shares (other than Excluded Holders) of the Merger Consideration to be paid to such holders in the Merger. On December 8, 2024, at a meeting of the Transaction Committee, Lazard rendered to the Transaction Committee its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated December 8, 2024, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the Merger Consideration to be paid to holders of Shares (other than Excluded Holders) in the Merger was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated December 8, 2024, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex D to this Information Statement and is incorporated herein by reference in its entirety. The summary of the written opinion of Lazard, dated December 8, 2024, set forth in this Information Statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex D. You are encouraged to read Lazard’s opinion and the summary contained in this Information Statement carefully and in their entirety. Lazard’s engagement and its opinion were for the benefit of the Transaction Committee (in its capacity as such) and Lazard’s opinion was rendered to the Transaction Committee in connection with its evaluation of the Merger and addressed only the fairness, as of the date of the opinion, from a financial point of view, to holders of Shares (other than Excluded Holders) of the Merger Consideration to be paid to such holders in the Merger. Lazard’s opinion is not intended to and does not constitute a recommendation as to whether any stockholder should provide written consent to the Merger.
In connection with its opinion, Lazard:
•	reviewed the financial terms and conditions of a draft, dated December 8, 2024, of the Merger Agreement;
•	reviewed certain publicly available historical business and financial information relating to the Company;
•	reviewed various financial forecasts, including the Forecasts, and other data provided to Lazard by the Company relating to the business of the Company;
•	held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;
•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;
•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;
•	reviewed historical stock prices and trading volumes of Shares; and
•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. Company management advised Lazard that the Forecasts reflected the best currently available estimates and judgments as to the future financial performance of the Company; accordingly, the Transaction Committee directed Lazard to use solely the Forecasts for purposes of Lazard’s analyses in connection with its opinion. With respect to the Forecasts, as utilized in Lazard’s analyses, Lazard assumed, with the consent of the Transaction Committee, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.
Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Lazard further noted that volatility in the credit, commodities and financial markets may have an effect on the Company or the Merger and Lazard did not express an opinion as to the effects of such volatility on the Company or the Merger. Lazard did not express any opinion as to the price at which Shares may trade at any time subsequent to the announcement of the Merger. In addition, Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Merger.

In rendering its opinion, Lazard assumed, with the consent of the Transaction Committee, that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. The Transaction Committee advised Lazard, and Lazard assumed, that the Merger Agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the Transaction Committee, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the Merger would not have an adverse effect on the Company or the Merger. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified in its opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise.
Summary of Lazard Financial Analyses
The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The summary of Lazard’s financial analyses and reviews provided below is not a complete description of the financial analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Selecting portions of the financial analyses described below, without considering the financial analyses described below as a whole, could create an incomplete view of the financial analyses and reviews underlying Lazard’s opinion.
In arriving at its opinion, Lazard considered the results of its financial analyses and did not attribute any particular weight to any factor or financial analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its financial analyses. For purposes of its financial analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, business or transaction used in Lazard’s financial analyses and reviewed as a comparison is identical to the Company, or the Merger and related transactions contemplated by the Merger Agreement, and an evaluation of the results of those financial analyses and reviews is not entirely mathematical.
Rather, the financial analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the Merger, public trading or other values of the companies, businesses or transactions used in Lazard’s financial analyses and reviews. The estimates contained in Lazard’s financial analyses and reviews and the ranges of values resulting from any particular financial analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s financial analyses and reviews. In addition, financial analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s financial analyses and reviews are inherently subject to substantial uncertainty.
The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s financial analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s financial analyses and reviews. Considering the data in the tables below without considering the full narrative description of the financial analyses and reviews, including the methodologies and assumptions underlying the financial analyses and reviews, could create a misleading or incomplete view of Lazard’s financial analyses and reviews.
Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before, for the Company, December 2, 2024, the date prior to public reporting regarding a potential transaction involving the Company, and for other publicly traded companies, December 6, 2024 (with the exceptions of Amcor plc and Berry Global Group, Inc., for which market data is based on November 18, 2024, the date prior to the public announcement of a transaction between those two companies), and is not necessarily indicative of current market conditions.
Discounted Cash Flow Analysis
Using the Forecasts, Lazard performed a discounted cash flow analysis of the Company.
A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.
For purposes of this analysis, Lazard calculated a range of enterprise values for the Company by discounting to present value, utilizing discount rates ranging from 8.25% to 9.75%, chosen by Lazard based upon its analysis of the weighted average cost of capital of the Company (determined using the CAPM and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies and market risk) and using the mid-year convention, (i) the estimated after-tax unlevered free cash flows to be generated by the Company from and including the fourth quarter of 2024 through the end of calendar year 2029; and (ii) a range of terminal values for the Company.
The terminal values were derived by applying terminal year exit multiples ranging from 6.5x to 7.5x to the estimated EBITDA to be generated by the Company. The terminal year exit multiples were estimated by Lazard based on its professional judgment and experience taking into account historical trading multiples of the Company and of certain publicly traded companies.
Lazard then subtracted the Company’s net debt and noncontrolling interests, in each case as of September 30, 2024, based on information provided by the Company and unadjusted for pro forma adjustments for expected net proceeds from divestitures, which are accounted for as 2024 cash flow in the fourth quarter of 2024, per Company management, from the range of enterprise values, to derive a range of total equity values for the Company. Lazard then calculated a range of implied equity values per Share by dividing such total equity values of the Company by the number of fully diluted Shares, as calculated based on information provided by the Company with respect to dilutive securities outstanding as of December 5, 2024. The results of this analysis implied an equity value per Share range of $16.50 to $22.30, rounded to the nearest $0.05.
Selected Publicly Traded Companies Analysis
Using public filings and data sources, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected publicly traded packaging companies (referred to in this section as the “selected companies”), the operations of which Lazard believed, based on its professional judgment and experience, to be generally relevant for purposes of this analysis. Lazard compared such information for the selected companies to the corresponding information for the Company.
The selected companies for this analysis were as follows:
•	Amcor plc
•	Berry Global Group, Inc.
•	Graphic Packaging Holding Company
•	Huhtamaki Oyj
•	Sealed Air Corporation
•	Sonoco Products Company
•	Winpak Ltd.
None of the selected companies is directly comparable to the Company and certain of these companies may have characteristics that are materially different from those of the Company. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values of each company are also relevant.
For each of the selected companies, Lazard reviewed and compared, among other things, the enterprise value of the selected company (defined as equity market capitalization plus total debt, plus preferred equity and noncontrolling interest, less cash and cash equivalents) as of December 6, 2024 (with the exceptions of Amcor plc and Berry Global Group, Inc., for which market data is based on November 18, 2024, the date prior to the public announcement of a transaction between those two companies), and on a historical basis, as a multiple of such selected company’s estimated Adjusted EBITDA (as defined in the section titled “The Merger—Certain Company Financial Forecasts”), based on FactSet Research Systems Inc. and the companies’ most recent available public filings. The results of this analysis are summarized in the following table:

Benchmark	High	Low	Company (Based on the Forecasts)	Company (Based on FactSet Research Systems Inc. Consensus)
EV / 2025E Adjusted EBITDA	10.5x	7.0x	6.6x	6.7x

Based on its experience and professional judgment, after taking into account, among other things, such observed multiples, Lazard selected and applied a range of multiples of enterprise value / Adjusted EBITDA of 6.5x – 7.5x (the “EBITDA Multiples Range”) to the Company’s estimated Adjusted EBITDA for 2025, based on the Forecasts. Based on this range of implied enterprise values and the Company’s pro forma net debt and noncontrolling interests, in each case as of September 30, 2024, based on information provided by the Company and the number of fully diluted outstanding Shares, based on information provided by the Company with respect to dilutive securities outstanding as of December 5, 2024, this analysis indicated an equity value reference range per share of $12.95 to $17.60, rounded to the nearest $0.05.
Selected Precedent Transactions Analysis
Using public filings and other publicly available information, Lazard reviewed and analyzed selected precedent transactions that Lazard viewed as generally relevant in evaluating the Merger. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for the Merger.
Specifically, Lazard selected 10 transactions in the packaging industry announced since January 2017, that Lazard believed, based on its experience and its professional judgment, to be most relevant for the purpose of this analysis. These transactions are listed below.

Announcement Date	Acquiror	Target
November 2024	Amcor plc	Berry Global Group, Inc.
June 2024	Sonoco Products Company	Eviosys
February 2024	Constantia Flexibles	Aluflexpack AG
August 2023	Graphic Packaging Holding Company	Bell Inc.
July 2023	One Rock Capital Partners, LLC	Constantia Flexibles
February 2022	Apollo Global Management, Inc.	Novolex Holdings, LLC
March 2019	Berry Global Group, Inc.	RPC Group PLC
July 2018	Lindsay Goldberg LLC	Coveris Rigid Group
October 2017	Graphic Packaging Holding	International Paper Company’s North America Consumer

Announcement Date	Acquiror	Target
	Company	Packaging Business
January 2017	WestRock Company	Multi Packaging Solutions International Limited

None of the target companies in the selected transactions is directly comparable to the Company and none of the selected transactions is directly comparable to the Merger, and certain of these selected transactions and target companies may have characteristics that are materially different from those of the Merger and the Company. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the transaction and that qualitative judgments concerning differences between the terms of the Merger and the business, financial and operating characteristics and prospects of the Company and the selected transactions and target companies that could affect the transaction multiples and transaction values of each selected transaction and target company are also relevant.
For each of the selected transactions, Lazard calculated the transaction value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and noncontrolling interest, less cash and cash equivalents), based on information in public filings, press releases and investor relations documents, as a multiple of the last twelve-month Adjusted EBITDA for the target company at the time of the announcement of the applicable transaction, which Lazard refers to as “LTM Adjusted EBITDA.” The financial data for the selected transactions and target companies were based on public filings and other publicly available information. The results of this analysis are summarized in the following table:

Benchmark	Low	High
EV / LTM Adjusted EBITDA	8.0x	9.6x

Based on its professional judgment after taking into account, among other things, such observed multiples for each of the selected transactions, Lazard selected an enterprise value / LTM Adjusted EBITDA multiple reference range of 8.0x – 9.5x and applied this multiple reference range to the Company’s LTM Adjusted EBITDA as of September 30, 2024 and subtracted from it the Company’s net debt and noncontrolling interests, in each case as of September 30, 2024, based on information provided by the Company, and divided by the number of fully diluted outstanding Shares (determined using the treasury stock method), based on information provided by the Company with respect to dilutive securities outstanding as of December 5, 2024. The results of this analysis implied an equity value per Share range of $16.85 to $23.30, rounded to the nearest $0.05.
Other Analyses
The analyses and data described below were presented to the Transaction Committee for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.
Consensus Analysis of Selected Comparable Company Multiples
In addition to performing the analysis described in the section entitled “Selected Publicly Traded Companies Analysis,” Lazard applied the EBITDA Multiples Range to the Company’s estimated Adjusted EBITDA for 2025, based on research analyst consensus estimates. Based on this range of implied enterprise values and the Company’s net debt and noncontrolling interests, in each case as of September 30, 2024, based on information provided by the Company, and the number of fully diluted outstanding Shares, based on information provided by the Company with respect to dilutive securities outstanding as of December 5, 2024, this analysis indicated an equity value reference range per Share of $12.50 to $17.10, rounded to the nearest $0.05.
Research Analyst Price Targets
Lazard reviewed publicly available research analyst price targets based on selected Wall Street research reports prepared by research analysts covering the Company. Lazard observed target prices that ranged from $12.00 to $17.00 per Share, rounded to the nearest $0.05.
52-Week Trading Range Analysis
Lazard reviewed the range of trading prices for Shares for the 52-week period ended December 2, 2024. Lazard observed that, during this period, the closing prices of Shares ranged from $9.29 to $15.53 per Share.

Illustrative Leveraged Buyout Analysis
For reference only and not as a component of its fairness analysis, Lazard performed an illustrative leveraged buyout analysis based on the Forecasts to determine the range of price per share which a financial buyer would be willing to pay to acquire the Company on a stand-alone basis with an illustrative capital structure that Lazard deemed to be achievable in the current market. For purposes of this analysis, Lazard assumed a required internal rate of return in the range of 15.0% to 20.0%, approximately 4.5x gross leverage at 35% minimum sponsor equity contribution and an exit multiple range of 6.5x to 7.5x EV/next twelve months Adjusted EBITDA after a 5.25 year holding period. This analysis indicated an implied equity value per Share of $11.00 to $17.65, rounded to the nearest $0.05.
Miscellaneous
In connection with Lazard’s services as financial advisor to the Transaction Committee in connection with the Merger, the Transaction Committee agreed to pay Lazard a fee for such services that is estimated, based on the information available as of the date of announcement, at approximately $25 million, $5 million of which became payable upon the rendering of Lazard’s opinion and a substantial portion of which is contingent upon the completion of the Transaction. In addition, the Company has agreed to reimburse certain of Lazard’s expenses arising, and to indemnify Lazard against certain liabilities that may arise, out of Lazard’s engagement. Prior to the date of Lazard’s opinion, Lazard has recognized, or may in the future recognize compensation for certain investment banking services provided or being provided by Lazard to Apollo, a significant shareholder of Novolex, and/or certain of its affiliates, including, currently or during the two years prior to the date of Lazard’s opinion, having advised or advising: Apollo with respect to a potential investment into a portfolio company of Apollo; Apollo with respect to a potential acquisition; Apollo with respect to a potential investment; Apollo with respect to the 2024 announced acquisition of TI Fluid Systems; a portfolio company of Apollo with respect to a 2024 sale of a minority interest; Lecta (a portfolio company of Apollo) with respect to refinancing; Apollo and certain other creditors with respect to restructuring matters involving two companies; Apollo and a portfolio company of Apollo with respect to certain potential transactions that were not consummated; and Apollo with respect to certain advisory matters, for which Lazard has received compensation of approximately $5.5 million. In addition, prior to the date of Lazard’s opinion, Lazard has recognized, or may in the future recognize compensation for certain investment banking services provided or being provided by Lazard to CPPIB, which is to indirectly hold a significant interest in Novolex, and/or certain of its affiliates, including currently or during the two years prior to the date of Lazard’s opinion, having advised or advising: a portfolio company of CPPIB with respect to a potential acquisition; Nord Anglia (a portfolio company of CPPIB) with respect to private capital matters; Auren Energia (a portfolio company of CPPIB) with respect to its 2024 combination with AES Brazil; a portfolio company of CPPIB with respect to shareholder analysis; and CPPIB with respect to the 2022 sale of a stake in a portfolio company, for which Lazard has received compensation of approximately $3.3 million.
Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for corporate and other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, Apollo, CPPIB and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Apollo, CPPIB and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.
The Company, Apollo and Novolex determined the Merger Consideration in the Merger through arm’s-length negotiations, and the Company Board approved such Merger Consideration, acting upon the unanimous recommendation of the Transaction Committee. Lazard conducted the analyses and reviews summarized above for the purpose of providing an opinion to the Transaction Committee as to the fairness, from a financial point of view, to holders of Shares (other than Excluded Holders) of the Merger Consideration to be paid to such holders in the Merger. Lazard did not recommend any specific consideration to the Transaction Committee or any other person or indicate that any given consideration constituted the only appropriate consideration for the Merger.
Lazard’s opinion was one of many factors considered by the Transaction Committee, as discussed further in the section titled “The Merger— Recommendation of the Company Board; Reasons for the Merger.” Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of the Transaction Committee with respect to the Merger Consideration or of whether the Transaction Committee would have been willing to recommend a different transaction or determine that a different consideration was fair.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as financial advisor to the Transaction Committee after considering Lazard’s qualifications, independence, expertise, international reputation, knowledge of the packaging industry and experience acting as financial advisor in connection with similar partnership and strategic transactions.
Certain Company Financial Forecasts
The Company does not generally as a matter of course publish or make public its business plans and strategies or make external disclosures about its anticipated financial position or results of operations, other than providing, from time to time, estimates of certain expected financial results and operational metrics in its regular annual and quarterly earnings press releases and other investor materials.
Projections as to future performance, revenues, earnings or other results, particularly for extended time periods further in the future, are inherently uncertain and unpredictable, including due to the subjectivity of the underlying assumptions and estimates and the likelihood that such underlying assumptions and estimates will not be realized. As a result, the Company does not endorse projections or other unaudited prospective financial information as a reliable indication of future results.
However, in connection with the Transaction Committee’s evaluation of a potential transaction, the Company’s management, at the request of the Company Board, provided Goldman Sachs and Lazard with the Five Year Plan, as updated in November 2024 to reflect actual 2024 fiscal year results through October 2024 (the “Forecasts”). The Forecasts were prepared by management and made available to the Transaction Committee in connection with its consideration and evaluation of the Merger, approved by the Transaction Committee and, after such approval, provided to Goldman Sachs and Lazard in connection with their respective financial analyses and opinions. The Forecasts do not reflect any effects or expenses attributable solely with respect to the Merger, future mergers and acquisitions or failure to consummate the Merger.
The Company is including a summary of the Forecasts in this Information Statement in order to provide the Company’s stockholders with access to the latest projections that were made available to the Transaction Committee in connection with its evaluation of the Merger and provided to Goldman Sachs and Lazard, and which were approved by the Transaction Committee for Goldman Sachs and Lazard to use, in connection with their respective financial analyses and opinions.
The following tables present a summary of the Forecasts:
U.S. Dollars in millions

Fiscal year	FY 2024E	FY 2025E	FY 2026E	FY 2027E	FY 2028E	FY 2029E
Fiscal year end date	12/31/24	12/31/25	12/31/26	12/31/27	12/31/28	12/31/29
Revenue	4,996(1)	5,051	5,188	5,314	5,437	5,556
Adjusted EBITDA(2)	846(3)	872	930	978	1,013	1,045

(1)
Reflects a $(165) million adjustment to FY2024E revenue to reflect the divestiture of the Company’s Pine Bluff (Arkansas) paper mill. Such adjustment is not reflected in the calculation of revenue presented in the Company’s annual and quarterly SEC filings, earnings press releases and other investor materials.

(2)
The Company defines Adjusted EBITDA as net income (loss) calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, unrealized gains or losses on derivatives, foreign exchange gains or losses on cash and gains or losses on certain legal settlements.

(3)
Reflects a $44 million adjustment to FY2024E Adjusted EBITDA to reflect the divestiture of the Company’s Pine Bluff (Arkansas) paper mill and the closure of its Canton (North Carolina) paper mill. Such adjustment is not reflected in the calculation of Adjusted EBITDA presented in the Company’s annual and quarterly earnings press releases and other investor materials.

U.S. Dollars in millions

Fiscal year	Q4 2024E	FY 2025E	FY 2026E	FY 2027E	FY 2028E	FY 2029E
Quarter or Fiscal year end date	12/31/24	12/31/25	12/31/26	12/31/27	12/31/28	12/31/29
Unlevered Free Cash Flow(1)	154	391	573	542	573	604

(1)
“Unlevered Free Cash Flow” calculated as Adjusted EBITDA minus depreciation and amortization (“D&A”), to which a blended tax rate was applied to derive estimated cash tax payments. The resulting after-tax amount was increased by D&A, reduced by (i) increases in net working capital, (ii) capital expenditures, and (iii) cash payments for restructuring costs, and increased for (i) net changes between accrued and cash incentive compensation, and (ii) net changes in prepayments, and also included other adjustments. Fourth quarter FY2024E Unlevered Free Cash Flow also reflects the preliminary proceeds from divestitures, inclusive of the Company’s Pine Bluff, Arkansas, paper mill and Waynesville, North Carolina, extrusion facility and the Company’s 50% stake in the Ducart joint venture. The foregoing definition of Unlevered Free Cash Flow is subject to various adjustments that are not reflected in, or are distinct from, those applied to the Company’s calculation of “Free Cash Flow” presented in the Company’s annual and quarterly earnings press releases and other investor materials.

Additional Information About the Forecasts
The inclusion of the Forecasts in this Information Statement should not be regarded as an indication that the Company, or any of its affiliates, advisors or representatives, have considered the Forecasts to be predictive of actual future events, and the Forecasts should not be relied upon as such. The Company’s internal financial forecasts upon which the Forecasts were based are subjective in many respects. The Forecasts did not take into account any changes or expenses attributable solely to the Transactions nor do they reflect any effects of the Merger or effect of the failure of the Merger to be consummated. Additionally, the Forecasts were created in a similar manner and method compared with forecasts historically created for internal use by the Company.
Although presented with numerical specificity, the Forecasts were based on numerous variables, assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to management at the time. These variables, assumptions and estimates are inherently uncertain and many are beyond the control of the Company and the Company’s management. Important factors that may affect actual results and cause these internal financial Forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the business of the Company (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory and competitive environment, general business and economic conditions and other risk factors referenced in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 13 and additional factors discussed in the Company’s periodic filings with the SEC, including in its most recent Annual Report on Form 10-K (which is incorporated by reference herein) and most recent Quarterly Report on Form 10-Q (which is incorporated by reference herein). Various assumptions underlying the Forecasts may not prove to have been, or may no longer be, accurate. The Forecasts may not be realized, and actual results may be significantly higher or lower than projected in the Forecasts.
The Forecasts reflect assumptions as to certain business strategies or plans that are subject to change and are susceptible to multiple interpretations. The Forecasts do not take into account any circumstances or events occurring after the date they were prepared.
The Forecasts cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Forecasts in this Information Statement should not be relied on as necessarily predictive of actual future events and actual results may differ materially (and will differ materially if the Transactions are completed) from the Forecasts. For all of these reasons, the Forecasts, and the assumptions upon which they are based, (1) are not guarantees of future results; (2) are inherently speculative; and (3) are subject to a number of risks and uncertainties. Accordingly, there can be no assurance that the Forecasts will be realized and actual results will differ, and may differ materially, from those contained in the Forecasts.
The Forecasts were prepared solely for internal use and to assist the Transaction Committee with its consideration and evaluation of the Merger, and Goldman Sachs and Lazard with their respective financial analyses and opinions, and although they were prepared on an accounting basis consistent with the Company’s financial statements, they were not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC, U.S. generally accepted accounting practices (“GAAP”) or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Forecasts included in this Information Statement have been prepared by, and are the responsibility of, the Company’s management. Neither the Company’s independent auditor nor any other independent accountant has audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to the Forecasts, and accordingly, does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in the Company’s most recent Annual Report on Form 10-K (which is incorporated by reference herein) relates to the Company’s previously issued financial statements. It does not extend to the Forecasts and should not be read to do so.
Adjusted EBITDA and Unlevered Free Cash Flow contained in the Forecasts are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Forecasts were relied upon by Goldman Sachs and Lazard for purposes of their respective opinions. The non-GAAP financial measures used in the Forecasts were also relied upon by the Transaction Committee in connection with its evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this Information Statement. In addition, reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures were not relied upon by Goldman Sachs and Lazard for purposes of their respective opinions, nor were they relied upon by the Transaction Committee in connection with its evaluation of the Merger. Accordingly, the Company has not provided a reconciliation of the financial measures included in the Forecasts to the relevant GAAP financial measures. Non-GAAP measures have limitations as analytical tools, and you should not consider these measures in isolation or as substitutes for analysis of our financial results as reported under GAAP. For example, in evaluating Adjusted EBITDA and other metrics derived from it, you should be aware that in the future the Company will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.
For these reasons, as well as the basis and assumptions on which the Forecasts were compiled, the inclusion of specific portions of the Forecasts in this Information Statement should not be regarded as an indication that such Forecasts will be an accurate prediction of future events, and they should not be relied on as such. None of the Company nor any of its affiliates, advisors, officers, directors, partners or representatives (including Goldman Sachs and Lazard) can give you any assurance that actual results will not differ from these Forecasts.
Except to the extent required by applicable federal securities laws, none of the Company nor any of its affiliates, advisors, officers, directors, partners or representatives (including Goldman Sachs and Lazard) undertake any obligation to update or otherwise revise or reconcile the Forecasts or the specific portions presented to reflect circumstances existing after the date the Forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of this Information Statement are cautioned not to place undue, if any, reliance on the specific portions of the Forecasts set forth above. None of the Company nor any of its affiliates, advisors, officers, directors, partners or representatives (including Goldman Sachs and Lazard) intend to make publicly available any update or other revision to these Forecasts. In addition, none of the Company nor any of its affiliates, advisors, officers, directors, partners or representatives (including Goldman Sachs and Lazard) have made, make or are authorized in the future to make, any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the information contained in the Forecasts or that projected results will be achieved, and any statements to the contrary should be disregarded. The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other financial information contained in the Company’s public filings with the SEC. The Company has made no representation to Novolex or Merger Sub, in the Merger Agreement or otherwise, concerning the Forecasts.
Financing
The Merger is not subject to a financing condition. Novolex intends to finance the Merger with a combination of a new equity financing, cash on hand and debt financing, the aggregate proceeds of which will be sufficient for Novolex to pay the aggregate Merger Consideration and all related fees and expenses of the Company, Novolex and Merger Sub that are required to be paid. In connection with the Merger Agreement, Clydesdale entered into the Debt Commitment Letter with the Debt Commitment Parties, pursuant to which the Debt Commitment Parties severally committed to provide Clydesdale the Debt Financing, on the terms set forth in the related Debt Commitment Letter and fee letter.
The funding of the proceeds under the Debt Commitment Letter is contingent on the satisfaction of customary conditions, including (1) the execution and delivery of definitive documentation with respect to the proposed financing in accordance with the terms set forth in the Debt Commitment Letter, (2) the consummation of the Merger in accordance with the Merger Agreement, (3) the non-occurrence since the date of the Merger Agreement of a Material Adverse Effect that is continuing as of the effective date of the Merger, (4) the receipt by the Debt Commitment Parties of certain financial statements of the Company prior to the Closing Date, (5) the completion of the Marketing Period, (6) the payment by Clydesdale of all fees required to have been paid to the Debt Commitment Parties and (7) the consummation of a refinancing of the Company’s existing debt (other than certain debt permitted to remain outstanding).
In connection with the Merger Agreement, the Equity Commitment Parties severally committed to the Equity Financing on the terms and subject to the conditions set forth in the Equity Commitment Letters. The funding of the proceeds under the Equity Commitment Letters is contingent on the satisfaction of customary conditions, including (1) the satisfaction in full or valid waiver, on or before the Closing, of all of the conditions precedent to the obligations of Novolex and Merger Sub as set forth in the Merger Agreement, (2) the substantially concurrent receipt by Novolex or Merger Sub of the net cash proceeds of the Debt Financing (on the terms and subject to the conditions described in the Debt Commitment Letter), (3) the substantially concurrent receipt of the funds contemplated by the “Other Investor” (Apollo or an affiliate of CPPIB, as applicable) Equity Commitment Letter, and (4) the substantially concurrent consummation of the Closing on the terms and subject to the conditions of the Merger Agreement. The Company is an express third-party beneficiary for purposes of enforcing Novolex’s right to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letters.
Novolex will be required to pay the Company the Parent Termination Fee under certain circumstances, including if the Company terminates the Merger Agreement (1) due to Novolex’s or Merger Sub’s breach of its representations, warranties or covenants that would result in the failure of the conditions precedent to the Merger, (2) because (x) the Marketing Period has ended and the conditions to Novolex’s consummation of the Merger have been satisfied or waived, (y) the Company has confirmed by written notice to Novolex that all of the Company’s conditions to consummation of the Merger Agreement have been satisfied or that it is willing to waive any unsatisfied conditions and (z) if the Merger is not consummated within three business days after the delivery of such notice or (3) Novolex terminates the Merger Agreement because the Termination Date has expired and, at the time of such termination by Novolex, the Company could have terminated the Merger Agreement pursuant to clauses (1) or (2), as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 66.
Interests of Our Directors and Executive Officers in the Merger
You should be aware that the Company’s executive officers and directors have certain interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Company Board and the Transaction Committee were aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below.
The Company’s executive officers as of the date hereof are Michael J. King (President and Chief Executive Officer), Jonathan H. Baksht (Chief Financial Officer), Timothy A. Levenda (President of Foodservice), Chandra J. Mitchell (Chief Legal Officer and Corporate Secretary), Douglas E. Owensby (Chief Operations Officer) and Eric A. Wulf (President of Food and Beverage Merchandising).
Treatment of Shares, Company RSUs, and Company PSUs
For information regarding beneficial ownership of the Shares held by each of the Company’s directors and named executive officers and all directors and executive officers as a group, see the section titled, “Security Ownership of Certain Beneficial Owners and Management.” Each of the Company’s directors and executive officers will be entitled to receive, for each Share held by such individual, the Merger Consideration in the same manner as other Company stockholders.
At the Effective Time, the Company RSUs and Company PSUs held by each of the Company’s directors and executive officers will be treated in the same manner as those held by other employees of the Company, as set forth below:
•
Each Company RSU and Company PSU that is outstanding as of immediately prior to the Effective Time, other than Post-Signing RSUs, will vest in full and be canceled as of the Effective Time in exchange for a fully vested amount in cash, less applicable tax withholdings, equal to the product of (x) the Merger Consideration and (y) the number of Shares covered by such Company RSU or Company PSU (based on the applicable PSU Performance Level), as applicable (including, for the avoidance of doubt, any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company RSU or Company PSU, as applicable), which amount will be paid by the Surviving Corporation as soon as practicable following the Effective Time. The number of Shares covered by a Company RSU granted to a non-employee director following the date of the Merger Agreement will be prorated to reflect the portion of the applicable vesting period elapsed through the Closing Date.
•
Each Post-Signing RSU will be canceled as of the Effective Time in exchange for the right to receive an amount in cash equal to the product of (x) the Merger Consideration and (y) the number of Shares covered by such Post-Signing RSU, which amount will be paid by the Surviving Corporation in substantially equal installments, less applicable tax withholdings, over the normal time-based vesting schedule of the Post-Signing RSU. The replacement cash award will remain subject to the same forfeiture provisions as the Post-Signing RSU and will be subject to acceleration pursuant to the Equity Plan in the event of a termination of the holder’s employment without “cause” or for “good reason,” each as defined in the Equity Plan, on or within one year of the Closing.

The following tables set forth, for each executive officer and director, the number of Company RSUs and Company PSUs (at the applicable PSU Performance Level) held by such individual as of December 6, 2024 (including, for the avoidance of doubt, any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company RSUs or Company PSUs, as applicable), together with the estimated value of such Company RSUs and Company PSUs in connection with the Merger. The values in the table below have been determined based on the Merger Consideration of $18.00 per Share and assume a PSU Performance Level of 132% for Company PSUs awarded in 2023. Actual amounts may differ from the amounts set forth below, and such individuals may receive Post-Signing RSUs in accordance with the terms of the Merger Agreement.

	Company RSUs and Company PSUs(1)
Name	Company RSUs (#)	Estimated Value of Company RSUs ($)	Company PSUs(2) (#)	Estimated Value of Company PSUs ($)	Estimated Value of Company RSUs and Company PSUs ($)
Executive Officers:
Michael J. King	653,733	$11,767,194	1,457,670	$26,238,060	$38,005,254
Jonathan H. Baksht	181,308	$3,263,544	422,601	$7,606,818	$10,870,632
Timothy A. Levenda	133,542	$2,403,756	333,860	$6,009,480	$8,413,236
Chandra J. Mitchell	91,704	$1,650,672	201,883	$3,633,894	$5,284,566
Douglas E. Owenby	84,136	$1,514,448	190,938	$3,436,884	$4,951,332
Eric A. Wulf	83,361	$1,500,498	187,301	$3,371,418	$4,871,916
Non-Employee Directors:
LeighAnne G. Baker	16,478	$296,604	—	—	$296,604
Duncan J. Hawkesby	—	—	—	—	—
Allen P. Hugli	—	—	—	—	—
Linda K. Massman	10,985	$197,730	—	—	$197,730
Rolf Stangl	10,985	$197,730	—	—	$197,730
Felicia D. Thornton	10,985	$197,730	—	—	$197,730

(1)
The amounts in this table reflect the Shares underlying the Company RSUs and Company PSUs held by such individuals as of December 6, 2024 and accordingly do not reflect any “dividend shares” accrued as a result of the dividend paid by the Company on December 13, 2024. Certain awards may vest and settle in Shares prior to the Effective Time, in which case they would be outstanding for payment in the same manner as other Shares outstanding at the Effective Time. Further, such individuals may receive Post-Signing RSUs in accordance with the terms of the Merger Agreement. Accordingly, the actual numbers of Company RSUs and Company PSUs held by such individuals as of the Effective Time may differ from the numbers in this table.

(2)
The Company PSU values in the table above assume a PSU Performance Level of 132% for Company PSUs awarded in 2023. This PSU Performance Level for Company PSUs awarded in 2023 may be more or less than 132% if the Effective Time occurs after June 30, 2025.

Involuntary Termination Protection Policy
Pursuant to our Involuntary Termination Protection Policy (the “ITPP”), each of our executive officers is entitled to severance benefits (the “Severance Benefits”) upon a termination of employment by the Company without “cause” or a voluntary resignation for “good reason,” as such terms are defined in the ITPP (each, a “Qualifying Termination”). Severance Benefits are contingent upon the executive’s execution and non-revocation of a separation agreement and a release of claims within 60 days following the Qualifying Termination.
If the Qualifying Termination occurs within two years following a change in control, such as the Merger, the Severance Benefits will consist of (1) a cash severance benefit, paid in equal installments over 12 months, equal to the sum of (x) a prorated bonus for the year of termination, at target, and (y) 2.0 times (or for Mr. King, 2.5 times) the sum of the executive’s annual base salary and target bonus and (2) 18 months of continued participation in the Company’s health plan at the active-employee rate. In addition, any then-unvested equity awards held by the executive will vest in full.
For an estimate of the value of the severance payments to each named executive officer upon a Qualifying Termination under the ITPP in connection with the Merger, see the section titled, “The Merger—Interests of Our Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Golden Parachute Compensation.” The severance payments and benefits described in this section are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a Qualifying Termination of employment in connection with the change in control).
Other Arrangements
Prior to the Effective Time, the Company, Novolex, or their respective affiliates may, in their discretion, initiate negotiations of agreements, arrangements, and understandings with any one or more of the Company’s directors and executive officers regarding their employment or other future service or compensation or benefits and may enter into definitive agreements with such individuals regarding the foregoing, subject to the interim operating covenants set forth in the Merger Agreement and applicable restrictions therein. As of the date of this Information Statement, to the Company’s knowledge, no discussions with respect to such new agreements, arrangements or understandings have occurred and no such new agreements, arrangements or understandings have been entered into as of the date of this Information Statement. For a description of certain covenants relating to continuing employee matters set forth in the Merger Agreement, please see the section of this Information Statement titled, “The Merger Agreement—Continuing Employee Matters” beginning on page 60.
Quantification of Payments and Benefits
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of the Company’s named executive officers that is based on or otherwise relates to the Merger and that will or may become payable to the named executive officers at the completion of the Merger or on a Qualifying Termination of employment upon or following the consummation of the Merger. Applicable SEC disclosure rules refer to this compensation as “golden parachute” compensation, and in this section we use such term to describe the Merger-related compensation payable to the Company’s named executive officers.
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of the Company’s named executive officers would receive assuming the following: (1) the Merger had been completed on December 6, 2024 (which is the assumed closing date solely for purposes of this golden parachute disclosure), (2) each named executive officer had experienced a Qualifying Termination at such time, (3) the named executive officer’s base salary rate and annual target bonus were those in effect as of December 6, 2024, (4) the named executive officer’s Company RSUs and Company PSUs were those that were outstanding as of December 6, 2024, and (5) the named executive officer had properly executed any required releases and complied with all requirements necessary in order to receive the payments and benefits. The actual amounts to be received by any of the executives may differ materially from the amounts set forth below. Additional detail regarding the named executive officers’ interests in the Merger is provided above under the heading, “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Golden Parachute Compensation

Named Executive Officer	Cash(1) ($)	Equity(2) ($)	Benefits(3) ($)	Total ($)
Michael J. King	$9,194,162	$38,005,254	$26,083	$47,225,499
Jonathan H. Baksht	$3,254,047	$10,870,362	$26,083	$14,150,492
Timothy A. Levenda	$3,343,053	$8,413,236	$27,641	$11,783,930
Chandra J. Mitchell	$2,343,361	$5,284,566	$9,370	$7,637,297
Eric A. Wulf	$2,431,311	$4,871,916	$9,449	$7,312,676

(1)
The cash severance is payable pursuant to the ITPP, which is described above in the section titled, “The Merger—Interests of our Directors and Executive Officers in the Merger—Involuntary Termination Protection Policy.” The amounts included in this column are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a Qualifying Termination of employment in connection with the change in control).

The estimated amount of each such payment included in the “cash” column above is set forth in the table below:

Named Executive Officer	Base Cash Severance ($)	Pro-Rata Bonus ($)	Total ($)
Michael J. King	$7,572,875	$1,621,287	$9,194,162
Jonathan H. Baksht	$2,712,500	$541,547	$3,254,047
Timothy A. Levenda	$2,805,000	$538,053	$3,343,053
Chandra J. Mitchell	$1,980,000	$363,361	$2,343,361
Eric A. Wulf	$2,040,000	$391,311	$2,431,311

(2)
Amounts shown reflect the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of outstanding Company RSUs and Company PSUs, in each case as described in more detail in the section titled, “The Merger—Interests of Our Directors and Executive Officers in the Merger—Treatment of Shares, Company RSUs, and Company PSUs.” The treatment of outstanding Company RSUs and Company PSUs is considered to be “single-trigger” (i.e., amounts triggered solely by a change in control).

The estimated amount of each such payment included in the “equity” column above is set forth in the table below:

Named Executive Officer	Estimated Value of Company RSUs ($)	Estimated Value of Company PSUs ($)(a)
Michael J. King	$11,767,194	$26,238,060
Jonathan H. Baksht	$3,263,544	$7,606,818
Timothy A. Levenda	$2,403,756	$6,009,480
Chandra J. Mitchell	$1,650,672	$3,633,894
Eric A. Wulf	$1,500,498	$3,371,418

(a)
The Company PSU values in the table above assume a PSU Performance Level of 132% for Company PSUs awarded in 2023. This PSU Performance Level for Company PSUs awarded in 2023 may be more or less than 132% if the Effective Time occurs after June 30, 2025.

(3)
Amounts shown reflect 18 months of continued healthcare coverage at active-employee rates. The amounts included in this column are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a Qualifying Termination of employment in connection with the change in control).

Indemnification Insurance
Directors and executive officers of the Company will be entitled to certain ongoing indemnification and coverage for a period of not less than six years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Corporation. This indemnification and insurance coverage is further described in the section titled “The Merger Agreement—Indemnification and Insurance.”
Continuing Employee Matters
See also the information under the section titled “The Merger Agreement—Continuing Employee Matters.”

Delisting and Deregistration of the Shares
The Shares are currently listed on Nasdaq and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon completion of the Merger, Merger Sub will merge with and into the Company, with the Company surviving the Merger. Following completion of the Merger, there will be no further market for the Shares and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Shares will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Shares.
Transaction Litigation
As of the date of this Information Statement, the Company is not aware of any complaints filed or litigation pending related to the Merger.
Material United States Federal Income Tax Consequences of the Merger
The following is a summary of the material U.S. federal income tax consequences of the Merger generally applicable to holders of the Shares who exchange their Shares for cash pursuant to the Merger. The summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders whose Shares are held as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of Shares that are subject to special tax rules, such as insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to apply a mark-to-market method of accounting for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders who hold the Shares through pass-through entities for U.S. federal income tax purposes or as part of a hedging transaction, straddle or conversion transaction, holders deemed to sell Shares under the constructive sale provisions of the Code, holders who exercise appraisal rights, holders who acquired the Shares pursuant to the exercise of employee stock options or otherwise as compensation, holders of the Shares who own (or are deemed to own) any interest in the Significant Company Stockholder, or holders of the Significant Company Stockholder’s Shares. This summary does not address any Medicare equivalent tax or alternative minimum tax considerations or any aspect of state, local or non-U.S. taxation, and does not address any U.S. federal taxation other than income taxation.
For purposes of this Information Statement, a “U.S. Holder” means a beneficial owner of Shares that is:
•	a citizen or individual resident of the United States;
•
a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a United States person.

The term “Non-U.S. Holder” refers to any beneficial owner of the Shares, other than a partnership or other entity or arrangement treated as a partnership or disregarded entity for U.S. federal income tax purposes that is not a U.S. Holder.
If a partnership or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of Shares, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships owning Shares and partners in such partnerships should consult their own tax advisors as to the particular U.S. federal, state, local and non-U.S. tax consequences of the Merger to them.

The U.S. federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of the Shares should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Merger, including the application and effect of U.S. federal, state, local and non-U.S. tax laws.
U.S. Holders. The receipt of the Merger Consideration by a U.S. Holder in exchange for the Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives the Merger Consideration will recognize gain or loss in an amount equal to the difference between (x) the amount of cash the U.S. Holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered Shares. A U.S. Holder’s adjusted tax basis generally will equal the price the U.S. Holder paid for such Shares. Gain or loss will be calculated separately for each block of Shares exchanged in the Merger (generally Shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Shares have been held for more than one year as of the Effective Time. Long-term capital gains of non-corporate U.S. Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is limited.
Non-U.S. Holders. Subject to the discussion below regarding backup withholding, a Non-U.S. Holder that receives cash for Shares pursuant to the Merger generally will not be subject to U.S. federal income tax on any gain realized on the disposition, unless (1) such holder is an individual who is present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are met, (2) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States) or (3) such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Shares at any time during the shorter of the five-year period preceding the Merger or the period that the Non-U.S. Holder held Shares, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-U.S. Holder held Shares. The Company believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.
If you are a Non-U.S. Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) on any gain realized, which generally may be offset by certain U.S. source capital losses reported on a U.S. federal income tax return.
If you are a Non-U.S. Holder and your gain is effectively connected with a United States trade or business (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States), you will be subject to U.S. federal income tax on any gain realized on a net basis in the same manner as U.S. Holders. Non-U.S. Holders that are corporations may also be subject to an additional branch profits tax on their effectively connected income at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty), subject to adjustments.
Information Reporting and Backup Withholding. Cash consideration received by a U.S. Holder or a Non-U.S. Holder in the Merger may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return to the applicable paying agent an Internal Revenue Service (“IRS”) Form W-9, certifying that such U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct and that such U.S. Holder is not subject to backup withholding. A Non-U.S. Holder generally may establish an exemption from backup withholding by certifying its status as a non-U.S. person under penalties of perjury on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA. Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (“FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.
The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of Shares. In the preamble to the proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of the Shares pursuant to the Merger.
Accounting Treatment
The Merger will be accounted for as a “business combination” for financial accounting purposes.
Regulatory Approvals
Completion of the Merger is subject to clearances under the HSR Act and certain other specified filings and approvals under the Antitrust Laws of other jurisdictions.
Under the terms, and subject to the conditions, of the Merger Agreement, the Company, Novolex and Merger Sub have agreed to use their respective best efforts to:
•
cause the preparation and filing of all forms, registrations and notices required to be filed (or where pre-notification or equivalent procedures are mandatory or advisable) to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law;

•	use best efforts to defend all actions by or before any governmental entity challenging the Merger Agreement or the consummation of the Merger; and
•
resolve any objection asserted with respect to the Transactions under any Antitrust Law raised by any governmental entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any governmental entity that would prevent, prohibit, restrict or delay the consummation of the Transactions.

In addition, Novolex has agreed to take, or cause to be taken, all action and will do, or cause to be done, all things necessary, proper, or advisable under all Antitrust Laws to consummate the Transactions including:
•	selling, divesting or otherwise conveying assets, categories, portions or parts of assets or businesses of Novolex and its Affiliates;
•
agreeing to sell, divest or otherwise convey any asset, category, portion or part of an asset or business of the Surviving Corporation and its subsidiaries contemporaneously with or subsequent to the Effective Time;

•
permitting the Company to sell, divest or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its subsidiaries prior to the Effective Time;

•
licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or the conduct of business arrangements or terminating any existing relationships and contractual rights and obligations; and

•	obtaining prior approval from a governmental entity, or submitting a notification or otherwise notifying any governmental entity, prior to consummating any future transaction.

Notwithstanding the foregoing, Novolex and its Affiliates, Merger Sub, the Company or any of their respective subsidiaries will not be required to:
○
sell, divest or otherwise dispose of, hold separate, enter into any licensing or similar agreement with respect to, restrict the ownership or operation or otherwise convey any asset, category, portion or part of an asset or business of Novolex, the Company, or the Surviving Corporation and its subsidiaries that generated, individually or in the aggregate, net sales in excess of $275,000,000 during the twelve months ended December 31, 2024; or

○
agree to any obligations or restrictions on future conduct or freedom of action, to the extent such actions would be or would reasonably be expected to be material to Novolex and its subsidiaries (after giving effect to the Transactions) taken as a whole.

Novolex and the Company filed the notification required under the HSR Act with the Premerger Notification Office of the FTC and the DOJ on December 18, 2024. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the FTC or the DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.
At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. U.S. state attorneys general and private parties may also seek to take legal action under the Antitrust Laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
For purposes of the Merger Agreement and the references in this Information Statement:
○
Novolex, Merger Sub or any of their respective subsidiaries will not be considered “Affiliates” of (1) CPPIB or any of its affiliates, including any portfolio company or investment vehicle affiliated with CPPIB and (2) any portfolio company or investment fund affiliated with Apollo (excluding any investment fund that is an Equity Commitment Party (for the avoidance of doubt, other than any subsidiary of Novolex)) nor will any portfolio company or investment fund affiliated with Apollo (excluding any investment fund that is an Equity Commitment Party) be considered affiliates of Novolex, Merger Sub or any of their respective subsidiaries. Notwithstanding anything to the contrary therein, for purposes of the antitrust provisions of the Merger Agreement, Clydesdale and its subsidiaries will be considered Affiliates of Novolex.

○
“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, antitrust and other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

THE MERGER AGREEMENT
This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached hereto as Annex A and is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about the Company. Such information can be found elsewhere in this Information Statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section titled “Where You Can Find More Information” beginning on page 75.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and the description of the Merger Agreement have been included to provide investors with information regarding the terms of the Merger Agreement. It is not intended to provide any other factual information about the Company, Novolex, Merger Sub or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific agreed upon dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made by each party for the purposes of allocating contractual risk between the parties. In addition, certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties that is contained in, or incorporated by reference into, this Information Statement, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, proxy statements and Current Reports on Form 8-K. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Novolex or any of their respective subsidiaries, affiliates or businesses. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver, amendments or other modification.
Form and Effects of the Merger; Certificate of Incorporation and Bylaws; Directors and Officers
Upon the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation of the Merger and a wholly owned subsidiary of Novolex.
At the Effective Time, the Company Certificate of Incorporation will be amended and restated in its entirety to read as set forth on the form attached as Exhibit A to the Merger Agreement and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the DGCL.
At the Effective Time, the Company Bylaws will be amended and restated to read in their entirety to mirror the bylaws of Merger Sub in effect immediately prior to the Effective Time (with any changes as the Company and Novolex may mutually agree) and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by the DGCL.
The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal.
The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, each such officer to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal.

Consummation and Effectiveness of the Merger
Unless another time or date is mutually agreed in writing by Novolex and the Company, the Closing will take place at 10:00 A.M. Eastern Time on the third business day following the satisfaction or, to the extent not prohibited by applicable law, waiver of the conditions set forth in the Merger Agreement and described in the section titled “The Merger Agreement—Conditions to Consummation of the Merger”, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions. However, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in the Merger Agreement, then the Closing will occur instead on the date that is the earlier to occur of (1) any business day during the Marketing Period as may be specified by Novolex on no less than four business days’ prior notice to the Company and (2) the third business day following the final day of the Marketing Period. The Merger will become effective when the Certificate of Merger is filed with the Delaware Secretary of State or at such other date or time as Novolex and the Company may agree in writing.
Consideration to be Received in the Merger
At the Effective Time, subject to the terms and conditions of the Merger Agreement, by virtue of the Merger, the following will occur:
•
Shares issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration (except that no Merger Consideration will be paid with respect to the Owned Company Shares or Dissenting Shares);

•
each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; and

•
all Shares will no longer be outstanding and will automatically be canceled and cease to exist, and thereafter only represent the right to receive the Merger Consideration, without interest (except for holders of Dissenting Shares as described above and in the section titled “Appraisal Rights”).

Treatment of Equity Awards in the Merger
At the Effective Time, each Company RSU and Company PSU that is outstanding as of immediately prior to the Effective Time, other than Post-Signing RSUs, will vest in full and be canceled in exchange for a fully vested amount in cash, less applicable tax withholdings, equal to the product of (1) the Merger Consideration and (2) the number of Shares covered by such Company RSU or Company PSU (at the applicable PSU Performance Level), as applicable (including, for the avoidance of doubt, any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company RSU or Company PSU, as applicable), which amount will be paid by the Surviving Corporation as soon as practicable following the Effective Time. The number of Shares covered by a Company RSU granted to a non-employee director following the date of the Merger Agreement will be prorated to reflect the portion of the applicable vesting period elapsed through the Closing Date.
Each Post-Signing RSU will be canceled as of the Effective Time in exchange for the right to receive an amount in cash equal to the product of (1) the Merger Consideration and (2) the number of Shares covered by such Post-Signing RSU, which amount will be paid by the Surviving Corporation in substantially equal installments, less applicable tax withholdings, over the normal time-based vesting schedule, and subject to the same forfeiture provisions, of such Post-Signing RSU, subject to acceleration pursuant to the Equity Plan in the event of a termination of the holder’s employment without “cause” or for “good reason,” each as defined in the Equity Plan, on or within one year of the Closing.
Procedures for Receiving Merger Consideration
Prior to the Effective Time, Merger Sub or Novolex will enter into an agreement with the Paying Agent to receive the Merger Consideration to which stockholders of the Company will become entitled pursuant to the Merger Agreement. At or prior to the Effective Time, Novolex will deposit (or cause to be deposited) the Payment Fund. Except as otherwise provided, the Payment Fund will not be used for any purpose other than to fund payments due pursuant to the Merger Agreement. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by the Merger Agreement.

With respect to each holder of Book-Entry Shares, promptly (and in any event no later than two business days) after the Effective Time, Novolex will cause the Paying Agent to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the Merger Consideration to which such holder is entitled, without such holder being required to deliver a certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares will then be canceled.
All cash paid upon the surrender for exchange or cancellation of Book-Entry Shares in accordance with the terms of the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Book-Entry Shares. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Book-Entry Shares will then be canceled as provided in the Merger Agreement, subject to applicable law in the case of Dissenting Shares.
At any time following the date that is 12 months after the Effective Time, the Surviving Corporation may require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Book-Entry Shares. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.
Representations and Warranties
The Company, Novolex and Merger Sub made representations and warranties in the Merger Agreement regarding themselves and, as applicable, their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement (including “knowledge” and materiality qualifications and qualifications referring to dollar thresholds) and are further modified and limited by a confidential disclosure letter delivered by us to Novolex and Merger Sub (the “Company Disclosure Letter”). The representations and warranties made by us are also subject to, and qualified by, certain information in our filings made with the SEC prior to the date of the Merger Agreement.
The Company’s representations and warranties to Novolex and Merger Sub in the Merger Agreement relate to, among other things:
•	the organization, good standing and qualification of the Company and its subsidiaries;
•	the capitalization of the Company;
•
the Company’s corporate power and authority to execute and deliver the Merger Agreement, perform its obligations thereunder and to consummate the Transactions, and the enforceability and due execution and delivery of the Merger Agreement;

•	the Company Stockholder Approval;
•	the recommendation of the Company Board that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL;
•	the absence of conflicts with the Company’s (or its subsidiaries’) governing documents, applicable laws and contracts;
•	required filings with governmental authorities in connection with the Merger;
•	forms, reports, statements, certifications and other documents required to be filed with the SEC and other regulatory agencies and the accuracy of the information contained in those documents;
•	the financial statements of the Company and the Company’s internal system of disclosure controls and procedures concerning financial reporting;
•	the absence of certain undisclosed material liabilities;
•	this Information Statement and the accuracy of the information contained herein;

•	the absence of certain changes, events and actions since December 31, 2023;
•	the absence of certain suits, claims, actions, proceedings, arbitrations, mediations or investigations;
•	the compliance with applicable laws and permits, licenses, exemptions, authorizations, franchises, programs, registrations, certifications, concessions, orders and approvals of governmental entities;
•	compensation and benefits plans, agreements and arrangements with or concerning employees of the Company and its subsidiaries;
•	compliance with laws related to labor and employment by the Company and its subsidiaries;
•	compliance with environmental laws and permits by the Company and its subsidiaries and other environmental matters;
•	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;
•	certain material contracts of the Company and its subsidiaries;
•	certain matters related to the insurance policies and arrangements of the Company and its subsidiaries;
•	real property owned or leased by the Company and its subsidiaries;
•	ownership of, or rights with respect to, the intellectual property of the Company and its subsidiaries;
•	compliance with certain appliable data privacy laws;
•	compliance with anti-corruption, export and re-export control and trade and economic sanctions laws by the Company and its subsidiaries;
•	absence of material product recalls and product warranty claims;
•	tangible personal property, machinery and equipment owned by the Company and its subsidiaries;
•	the applicability of, and the Company’s compliance with, certain state takeover statutes;
•	certain affiliate transactions of the Company and its subsidiaries;
•	brokers’ and finders’ fees and other expenses payable by the Company;
•	receipt of a fairness opinion from Goldman Sachs and Lazard by the Transaction Committee; and
•	the solvency of the Company and its subsidiaries.
Novolex and Merger Sub also made a number of representations and warranties, including the following:
•	the organization, good standing and qualification of each of Novolex and Merger Sub;
•	Novolex’s and Merger Sub’s respective corporate or limited liability company power, authority and authorization to execute, deliver and perform the Merger Agreement and to consummate the Transactions;
•	the absence of conflicts with Novolex’s and Merger Sub’s governing documents, applicable laws and contracts;
•	this Information Statement and the accuracy of certain information of Novolex and Merger Sub contained herein;
•	the absence of certain suits, claims, actions, proceedings, arbitrations, mediations or investigations;
•	the ownership of Merger Sub by Novolex and the operations of Merger Sub;
•	the receipt and delivery of the Equity Commitment Letters and the Debt Commitment Letter;
•	the Novolex written consent necessary to approve the Merger Agreement, the Merger and the other Transactions;
•	the absence of Novolex or Merger Sub owning (other than pursuant to the Merger Agreement) any Shares;
•	brokers’ and finders’ fees and other expenses payable by Novolex; and

•
acknowledgement that, other than the Merger Agreement and documents related to the Transactions, there are no contracts between Novolex and Merger Sub, on the one hand and any member of the Company’s management, the Company Board or any beneficial owner of Shares, on the other hand.

None of the representations and warranties in the Merger Agreement survive the Effective Time.
Many of the Company’s representations and warranties in the Merger Agreement are qualified by a materiality or Material Adverse Effect standard. A “Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that no event, change, occurrence or effect to the extent arising out of, attributable to or resulting from any of the following, alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect:
(1)
any changes in general economic or business conditions or in the general financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world;

(2)
any changes or developments generally affecting any of the industries in which the Company or its subsidiaries operate (including increased competition or changes or developments in commodity prices of the Company’s and its subsidiaries’ raw material inputs);

(3)
any actions required under the Merger Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger or any of the other Transactions;

(4)
any adoption, implementation, modification, repeal, interpretation, proposal of or other changes in any applicable laws (including actions taken by any governmental entities in connection with any of the events set forth in clauses (7), (8), (9) or (10) of this definition) or any changes in GAAP, or in interpretations of any of the foregoing, in each case, solely to the extent arising following the date of the Merger Agreement;

(5)
any change in the price or trading volume of the Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);

(6)
any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);

(7)
political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage, or any escalation or worsening of any such conditions;

(8)
any natural disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages or other similar force majeure events, or any escalation or worsening of such conditions;

(9)	any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions;
(10)	any other regional, national or international calamity, crisis or emergency, whether or not caused by any person;
(11)
the announcement of the Merger Agreement and the Transactions, including the initiation of an action by any person with respect to the Merger Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement, or the performance of the

Merger Agreement and the Transactions, including compliance with the covenants set forth therein (provided, that any of the foregoing may be taken into account in determining whether there has been a breach of the Company’s organization, authority, no conflict, and SEC reports and financial statements representations or warranties);
(12)	any action taken by the Company, or which the Company causes to be taken by any of its subsidiaries, in each case which is required by the Merger Agreement; or
(13)	any actions taken (or omitted to be taken) at the request of Novolex.
In the case of clauses (1), (2), (4), (7), (8), (9) and (10) only, to the extent the impact of such event, change, occurrence or effect has a disproportionately adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its subsidiaries conduct business, such event, change, occurrence or effect with regard to such clauses may be taken into account (solely to the extent of such disproportionate effect) when determining if a Material Adverse Effect has occurred.
Conduct of Business by the Company Prior to Consummation of the Merger
The Company agreed that except as expressly contemplated or permitted by the Merger Agreement, as set forth in the Company Disclosure Letter, as required by applicable law or with the prior written approval of Novolex (not to be unreasonably withheld, conditioned or delayed), at all times during the period from the execution of the Merger Agreement until the Effective Time or the valid termination of the Merger Agreement (the “Interim Period”), the Company will, and will cause each of its subsidiaries to use commercially reasonable efforts to:
•	conduct its business in the ordinary course of business consistent with past practice;
•
preserve the Company’s business organization and maintain existing relations with key customers, suppliers, joint venture, partners, lenders, governmental entities and other persons with whom the Company and its subsidiaries have significant business relationships or regulatory relationships; and

•	take certain actions described in the Company Disclosure Letter.
Further, the Company agreed that during the Interim Period, except as expressly contemplated or permitted by the Merger Agreement, as set forth in the Company Disclosure Letter, as required by applicable law or with the prior written approval of Novolex (not to be unreasonably withheld, conditioned or delayed), neither it nor any of its subsidiaries will:
•	(1) amend or otherwise change the Company Certificate of Incorporation or Company Bylaws or (2) amend or otherwise change any similar governing instruments of any subsidiary of the Company;
•
merge or consolidate the Company or any of its subsidiaries with any other person, or liquidate the Company or any of its subsidiaries or restructure, recapitalize or reorganize (in each case, in a legal manner), the Company or any of its subsidiaries or adopt a plan therefor;

•
issue, deliver, sell, pledge, dispose of or encumber any shares of its capital stock, or grant to any person any right to acquire any shares of its capital stock, except pursuant to the settlement of Company RSUs or Company PSUs outstanding as of the date of the Merger Agreement (or permitted to be granted after the date of the Merger Agreement solely in accordance with the provisions of the Company Disclosure Letter) and in accordance with the terms of such instruments;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (1) the payment of the quarterly cash dividend declared on November 8, 2024 and paid on December 13, 2024 (including the crediting of “dividend shares” pursuant to outstanding Company RSUs and Company PSUs in connection with such dividend) or (2) any dividend or distribution solely among the Company and its wholly owned subsidiaries, taken as a whole (the “Company Group”);

•
adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except pursuant to the settlement of Company RSUs or Company PSUs outstanding as of the date of the Merger Agreement (or permitted thereunder to be granted thereafter) and in accordance with the terms of such instruments), or reclassify, combine, split, subdivide or otherwise amend the terms of the Company’s capital stock;

•
(1) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership or other business organization or division thereof as a going concern, in each case, having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate; or (2) sell or otherwise dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern, in each case, having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate;

•
(1) enter into any contract that would qualify as a material contract under the Merger Agreement if entered into prior to the date of the Merger Agreement (subject to certain exceptions provided for in the Merger Agreement), or (2) materially amend, terminate (other than terminations occurring as a result of the expiration of the term thereof) or waive any material rights or obligations under, any material contract, other than in the case of each of clauses (1) and (2), (x) the renewal or extension of any such material contract automatically pursuant to its terms or on terms that are not less favorable to the Company Group, or (y) as otherwise permitted under the terms of the Merger Agreement;

•
authorize any capital expenditures that are, in the aggregate, not contemplated by the Company’s capital expenditure budget set forth on the Company Disclosure Letter or otherwise in excess of 105% of such budgeted amounts, except for capital expenditures (x) of less than $1,000,000 individually or $5,000,000 in the aggregate or (y) required by equipment failure, outage, or required repair;

•
(1) make any loans, advances or capital contributions to, or investments in, any other person (other than a member of the Company Group), or (2) incur, create, assume, issue, sell, syndicate, refinance or accelerate any indebtedness (other than capital leases) or guarantee, endorse or otherwise become liable for the indebtedness (other than capital leases) of any person (other than a guaranty by one or more members of the Company Group in favor of one or more other members of the Company Group), in each case, in excess of $10,000,000 individually or $25,000,000 in the aggregate, or (3) otherwise enter into any swap or hedging transaction or other derivative agreements, except, with respect to each of clauses (1), (2) and (3), for: (x) any such transaction or agreement entered into in the ordinary course of business consistent with past practice; (y) any such transaction or agreement related to any indebtedness or pursuant to a revolving facility or line of credit existing on the date of the Merger Agreement (or permitted to be incurred, assumed or otherwise entered into thereunder); and (z) renewals, extensions or refinancing of any swap or hedging transactions or other derivative agreements existing on the date of the Merger Agreement or permitted to be entered into thereunder;

•	except to the extent required by the terms of a Company benefit plan or any contract in effect as of the date of the Merger Agreement or otherwise contemplated by the Merger Agreement:
○
increase the compensation or benefits of any current or former employee, independent contractor or director of the Company or any of its subsidiaries, except for increases to compensation in the ordinary course of business consistent with past practice for employees below the level set forth on the Company Disclosure Letter by an amount not to exceed 5% for an individual or 3% in the aggregate for all such employees with increases,

○
adopt, terminate or materially amend, or increase the benefits or coverage under, any Company benefit plan or other compensation or benefit plan (other than annual renewal of group benefit plans in the ordinary course of business consistent with past practice that does not materially increase the cost to the Company or its subsidiaries of maintaining the applicable benefit plan) with or for the benefit of its current or former employees, individual independent contractors or directors,

○
grant or pay any retention, change of control, severance, pension or other compensation or benefits to any current or former employee, individual independent contractor or director of the Company or any of its subsidiaries,

○
enter into any employment, individual independent contractor or any similar arrangement or agreement or any separation or severance agreement with any current or former employee or independent contractor of the Company or any of its subsidiaries, other than offer letters with employees and contractor agreements with independent contractors in the ordinary course of business consistent with past practice that do not provide for severance benefits or advance notice requirements for termination,

○
accelerate the vesting, payment or funding of, or the lapsing of restrictions with respect to, any payment, compensation or benefit to any current or former employee or individual independent contractor of the Company or any of its subsidiaries in his or her capacity as such,

○
hire, offer to hire or promote any employee or independent contractor at or above the level set forth on the Company Disclosure Letter (other than any hiring or promotion to replace a departed employee (other than an executive officer-level employee) if such hired or promoted employee receives substantially similar terms and conditions of employment as the departed employee),

○
terminate the employment or service of any employee or other service provider of the Company and its subsidiaries at or above the level set forth on the Company Disclosure Letter (other than for “cause”),

○	institute any general layoff of employees or implement any early retirement plan, or announce the planning of any such action, or
○
adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to unions, works councils, similar entities or other organized employees, or recognize or certify any labor union, labor organization, works council or group of employees of the Company and its subsidiaries as the bargaining representative for any employees of the Company and its subsidiaries;

•
implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•
(1) make, revoke or change any material tax election; (2) surrender any right to or claim for a refund, credit, offset or other reduction of material taxes; (3) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. tax law) with any governmental entity; (4) amend, modify or otherwise change any material tax return; (5) settle, consent to or compromise any material tax liability, claim or assessment; (6) request or consent to any extension or waiver of any limitation period applicable to any claim or assessment in respect of any material taxes (other than an extension of a limitation period arising by operation of law as a result of an automatic extension of time to file any tax return); (7) make any request for a private letter ruling, administrative relief, technical advice or other similar request with any governmental entity, in each case, principally in relation to tax; or (8) change (or request to change) any material method of accounting for tax purposes;

•
compromise, waive, forgive, settle or agree to settle any action, or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages (1) not in excess of $5,000,000 individually or $15,000,000 in the aggregate or (2) consistent with the reserves reflected in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto;

•
enter into or agree to enter into any contracts, arrangements or other commitments between the Company or any of its subsidiaries (other than the Coast Packaging Company joint venture), on the one hand, and any of (1) such joint venture entity, (2) an affiliate of the Company (other than a member of the Company Group), (3) any executive officer or director of the Company in their capacity as such, other than as permitted by the Merger Agreement, or (4) any affiliate of the foregoing, on the other hand;

•
enter into any material new line of business (other than any line of business that is reasonably related to and a reasonably foreseeable immaterial extension of any line of business existing as of the date of the Merger Agreement) or terminate any material line of business existing as of the date of the Merger Agreement;

•	grant any material refunds, credits, rebates or allowances to customers other than refunds, credits, rebates or allowances granted in the ordinary course of business consistent with past practice;
•
sell, assign, transfer, abandon, exclusively license or allow to lapse any intellectual property owned or purported to be owned by the Company or any of its subsidiaries that is material to the business of the Company and its subsidiaries, taken as a whole; or

•	agree to take any of the actions described in above.

Written Consent
On December 9, 2024, following the execution and delivery of the Merger Agreement, the Significant Company Stockholder, holding Shares representing approximately 76.9% of the voting power of the Shares as of such date (i.e., based on 179,365,835 Shares outstanding), delivered the Written Consent constituting the Company Stockholder Approval. As a result, no further action by our stockholders is required under applicable law, the Company Certificate of Incorporation, the Company Bylaws or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and we will not be (1) soliciting your vote for the adoption of the Merger Agreement or approval of the Merger or (2) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or approval of the Merger.
Continuing Employee Matters
Terms of Compensation and Benefits Continuation
Novolex has agreed to cause its subsidiaries, including, without limitation, the Surviving Corporation, to maintain for each employee who remains employed with the Surviving Corporation or any of its subsidiaries following the Effective Time (each, a “Company Employee”), on no less favorable terms than those in effect immediately prior to the Effective Time and without limiting any additional rights that a Company Employee has under a Company benefit plan, applicable law or an agreement with Novolex or one of its affiliates, the following compensation and benefits for at least one year following the Effective Time (the “Benefits Period”): (1) an annual base salary or base wage rate, as applicable, (2) target short-term and long-term incentive opportunities, (3) severance benefits upon a termination of employment and (4) a continuing opportunity to participate in a nonqualified deferred compensation plan if the Company Employee actively participated in a Company nonqualified deferred compensation plan immediately prior to the Effective Time, including as to an employer match. Additionally, Novolex has agreed to cause its subsidiaries, including, without limitation, the Surviving Corporation, to provide the following retirement, health and welfare benefits to the Company Employees: (x) from the Effective Time through the end of the calendar year in which the Effective Time occurs, retirement, health and welfare benefits (excluding severance benefits, post-employment welfare benefits and defined benefit pension plans) that are no less favorable in the aggregate than those in effect immediately prior to the effective date of the Merger and (y) for the remainder of the Benefits Period, retirement, health and welfare benefits (excluding severance benefits) that are no less favorable in the aggregate than those provided to similarly situated employees of Novolex. Notwithstanding the forgoing, Novolex will cause the compensation and benefits treatment of, and terms and conditions of employment afforded to, each Company Employee who is, or becomes, subject to a collective bargaining agreement to be provided in accordance with the terms thereof.
Novolex has also agreed to use reasonable best efforts to credit each Company Employee’s prior service to the Company, its subsidiaries and their predecessor entities to the same extent recognized by the Company and its subsidiaries immediately prior to the Effective Time under the corresponding benefit plan of the Company, for purposes of determining each Company Employee’s eligibility, vesting, and, with respect to severance and vacation benefits only, determining level of benefits (but not for purposes of benefit accruals) under each benefit plan maintained for similarly situated employees of Novolex and its subsidiaries (each, a “Parent Plan”). With respect to each Parent Plan that is a “welfare benefit plan,” Novolex has agreed to use commercially reasonable efforts to (1) cause there to be waived all pre-existing condition and eligibility limitations and (2) give effect, in determining any deductible and maximum out-of-pocket limitations for the Company’s first plan year of eligibility under such Parent Plan, to claims incurred and amounts paid by, and amounts reimbursed to, the applicable Company Employee for such plan year under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time to the same extent waived or given effect under the corresponding benefit plan of the Company.
2024 Annual Bonuses
If the Effective Time occurs prior to March 2, 2025, Novolex has agreed to cause the Surviving Corporation or one of its affiliates to pay each bonus-eligible Company Employee, to the extent not already paid by the Company or any of its subsidiaries prior to the Effective Time, a payment under the applicable short-term cash incentive program of the Company for 2024 pursuant to the formula established by the Company’s 2024 annual bonus plan and the Merger Agreement.

General Efforts
Upon the terms and subject to the conditions set forth in the Merger Agreement and subject to any different standard set forth in the Merger Agreement with respect to any covenant or obligation, Novolex and Merger Sub will (and will cause their respective subsidiaries to, if applicable), on the one hand, and the Company will (and will cause its subsidiaries to), on the other hand, use their respective commercially reasonable efforts to (1) take (or cause to be taken) all actions; (2) do (or cause to be done) all things; and (3) assist and cooperate with the other parties to the Merger Agreement in doing (or causing to be done) all things, in each case as are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Merger and the other Transactions, including by (A) causing the conditions to the Merger of the other party to the Merger Agreement to be satisfied (but not waived) and (B) (i) obtaining all consents, waivers, approvals, orders and authorizations from governmental entities and (ii) making all registrations, declarations and filings with governmental entities, in each case that are necessary or advisable to consummate the Transactions. The Company will (and will cause its subsidiaries to) use their respective commercially reasonable efforts to make and obtain at the earliest practicable date the notices, consents, approvals or waivers of any contracts specified in the Company Disclosure Letter triggered by the consummation of the Merger and the Transactions.
Indemnification and Insurance
From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Novolex has agreed to, and to cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims or liabilities arising out of or pertaining to (1) the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of the Company or any of its subsidiaries or (2) matters existing or occurring at or prior to the Effective Time (including the Merger Agreement and the Transactions), whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable law and the Company’s organizational documents as in effect on the date of the Merger Agreement.
All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing at the time of the signing of the Merger Agreement in favor of any Indemnified Party as provided in the Company’s organizational documents and its subsidiaries’ organizational documents or in any indemnification agreement between such Indemnified Party and the Company or any of its subsidiaries will survive the Merger and continue in full force and effect, will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party and by operation of law will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time.
For a period of six years from the Effective Time, the Surviving Corporation will either cause to be maintained in effect the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries as of the signing of the Merger Agreement or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase a “tail policy.”
Financing Covenant; Company Cooperation
Novolex has agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Equity Commitment Letters and Debt Commitment Letter on the Closing Date (including complying with any request requiring the exercise of any “flex” provisions in the fee letter), including using reasonable best efforts to (1) satisfy, or cause to be satisfied, on a timely basis all conditions to Novolex or Clydesdale obtaining the Financing set forth in the Equity Commitment Letters and Debt Commitment Letter required to be satisfied by them (including the payment of any fees required as a condition to the Financing), (2) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (including any related “flex” provisions), (3) maintain in effect the Equity Commitment Letters and Debt Commitment Letter and (from and when executed) the other debt documents through the consummation of the Closing, (4) consummate the Financing at or prior to Closing and (5) enforce their respective rights under the Equity Commitment Letters and Debt Commitment Letter and the debt documents in a timely and diligent manner.

Novolex has further agreed to:
•	comply with each of the Equity Commitment Letters and the Debt Commitment Letter and each definitive agreement with respect to the Debt Financing;
•
enforce its rights under the Equity Commitment Letters and the Debt Commitment Letter and the other debt documents, including subject to the satisfaction or waiver of the conditions precedent thereto, using reasonable best efforts to cause the debt financing sources, the Equity Commitment Parties and other financing sources to fund the Financing at or prior to the time the Closing should occur; and

•
not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, the Equity Commitment Letters and the Debt Commitment Letter (including the fee letter referred to in the Debt Commitment Letter) or other debt documents if such amendment, modification or waiver would reasonably be expected to be modifications that are prohibited by the Merger Agreement.

If any portion of the Financing required to satisfy Novolex’s obligations under the Merger Agreement becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the applicable Equity Commitment Letters and the Debt Commitment Letter (after taking into account “flex” terms), Novolex will use reasonable best efforts to arrange and obtain alternative debt financing, including from alternative sources, on terms and conditions that are not less favorable to Novolex than those set forth in the Debt Commitment Letter and not to include any modifications to such alternative debt financing that are prohibited by the Merger Agreement, in an amount that is sufficient, when taken together with the available portion of the Financing to satisfy Novolex’s obligations under the Merger Agreement (“Alternative Financing”) as promptly as practicable following the occurrence of such event.
Compliance by Novolex with the financing covenant of the Merger Agreement will not relieve Novolex of its obligation to consummate the Transactions, whether or not the Financing or Alternative Financing is available. However, Novolex is not required to seek the Equity Financing from any source other than the counterparties to, or in any amount in excess of that contemplated by, the Equity Commitment Letters.
Prior to the Closing, the Company agrees to use its reasonable best efforts, at Novolex’s sole expense, to cooperate and cause the Company’s subsidiaries and their respective representatives to provide reasonable and customary cooperation that is reasonably requested by Novolex in connection with the arrangement of the Debt Financing (provided that such requested cooperation would not reasonably be expected to (1) unreasonably interfere with the ongoing operations of the Company and its subsidiaries, (2) cause any representation or warranty in the Merger Agreement to be breached or (3) cause any condition in the Merger Agreement to fail to be satisfied).
Treatment of Company Indebtedness
During the Interim Period, the Company will permit Novolex and Merger Sub to commence and conduct one or more offers to purchase any or all of the outstanding principal of the Company’s existing notes, as previously identified by Novolex to the Company (the “Debt Offers”).
Novolex will give reasonable and good faith consideration to any comments made or input provided by the Company to any Debt Offer documents and will reasonably consult with the Company regarding the timing and commencement of any Debt Offer. Subject to certain limitations, the Company has also agreed, at Novolex’s sole expense, to use its reasonable best efforts to cooperate to provide customary cooperation reasonably requested by Novolex in connection with any Debt Offer or the discharge of any series of existing notes identified by Novolex to the Company.
Notwithstanding anything to the contrary in the Merger Agreement, neither the Company nor any of its subsidiaries will be required to (1) take or permit the taking of any action that (t) would require the Company, its subsidiaries or any persons who are directors or officers of the Company or its subsidiaries to pass resolutions or consents to approve or authorize the Debt Financing or any Debt Offers, that is effective prior to the Effective Time, or that would be effective if the Effective Time does not occur (in each case, except as provided in the Merger Agreement), (u) would cause any representation or warranty in the Merger Agreement to be breached by the Company or any of its subsidiaries, (v) would require the Company or any of its subsidiaries to pay any commitment or other similar fee prior to the Effective Time or incur any other expense, liability or obligation in connection with the Debt Financing or any Debt Offer (in the case of any other such expense, liability or obligation, that is not, subject to the limitations contained therein, subject to reimbursement or is not otherwise indemnified by Novolex pursuant to the Merger Agreement), (w) would cause any director, officer or employee or stockholder of the Company or any of its subsidiaries to incur any personal liability, (x) would cause any condition to the completion of the Merger to fail to be satisfied by the Effective Time or otherwise result in a breach of the Merger Agreement by the Company, (y) would result in a violation or breach of, or a default under, any material contract to which the Company or any of its subsidiaries is a party, the organizational documents of the Company or its subsidiaries or any applicable law, or (z) would unreasonably interfere with the ongoing business or operations of the Company and its subsidiaries; (2) provide access to or disclose information that the Company or any of its subsidiaries reasonably determines could jeopardize any attorney-client privilege of the Company or any of its subsidiaries; or (3) deliver or cause to be delivered any opinion of counsel (except for customary legal opinions to the extent contemplated by the relevant provisions of the Merger Agreement). Neither the Company nor any of its subsidiaries will be required, prior to the Effective Time, to commence any Debt Offers or become an obligor under the Debt Financing.
Additionally, the Company has agreed to deliver to Novolex at least two business days prior to the Closing Date (with drafts, including final payoff numbers, to be provided at least three business days prior to the Closing Date) (1) an appropriate and customary payoff letter with respect to the Company Credit Agreement, specifying the aggregate payoff amount of the Company’s obligations that will be outstanding under such indebtedness as of the Closing and providing for a release of all liens and guarantees thereunder and (2) customary documentation evidencing the release of all liens with respect to the Company Credit Agreement (including any customary termination statements on Form UCC-3 or other customary lien releases); provided that such releases will not be filed and effective until after the Closing upon receipt by the outgoing lenders of the outstanding amounts required by the payoff letter. The “Company Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of August 5, 2016, by and among Pactiv Evergreen Group Holdings Inc., Pactiv LLC, Evergreen Packaging LLC, the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).
Transaction Litigation
Prior to the Effective Time, the Company has agreed to notify Novolex promptly of the commencement of any stockholder action brought or threatened in writing against the Company, any of its subsidiaries or any of their respective directors or executive officers relating to the Transactions (the “Transaction Litigation”) and to promptly advise Novolex of any material developments with respect to and keep Novolex reasonably informed with respect to the status thereof. The Company is entitled to direct and control the defense of any such Transaction Litigation, but Novolex may reasonably participate in the defense and any negotiations or settlement discussions of any Transaction Litigation at its own expense and the Company has agreed to give reasonable consideration to Novolex’s advice with respect to such Transaction Litigation. The Company has agreed not to, and to cause its representatives not to, settle any Transaction Litigation without Novolex’s prior written consent (not to be unreasonably withheld, delayed or conditioned).
Resignation
If requested by Novolex in writing at least five business days prior to the Closing Date, the Company has agreed to (1) (x) use commercially reasonable efforts to deliver to Novolex on or prior to the Closing Date duly executed resignations of all authorized officers of the Company and its subsidiaries and all directors of the Company’s subsidiaries, and (y) use reasonable best efforts to deliver to Novolex on or prior to the Closing Date duly executed resignations of all directors of the Company, in each case in form and substance reasonably satisfactory to Novolex, and (2) use commercially reasonable efforts to take all such other actions as are reasonably necessary to accomplish such resignations.
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including those relating to access to information and employees of the Company during the Interim Period, Section 16(a) of the Exchange Act, public statements and disclosure, stock exchange delisting and deregistration, anti-takeover laws and the termination of certain affiliate contracts.

Conditions to Consummation of the Merger
The consummation of the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law) of certain customary mutual conditions, including:
•	the Company Stockholder Approval having been obtained (which was satisfied on December 9, 2024 by virtue of the delivery of the Written Consent);
•	the absence of any governmental entity issuing any order or other legal restraint that makes consummation of the Merger illegal or otherwise prohibits the Merger;
•	the Regulatory Approval Condition; and
•	this Information Statement having been mailed to our stockholders at least 20 business days prior to the Closing.
Our obligation to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by us:
•
the accuracy of the representations and warranties of Novolex and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made;

•
Novolex and Merger Sub having performed in all material respects with all of their respective obligations under the Merger Agreement required to be performed by Novolex and Merger Sub at or prior to the Closing; and

•	the Company having received a certificate of Novolex signed by a duly authorized officer of Novolex dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.
The obligations of Novolex and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Novolex:
•
the accuracy of the representations and warranties of the Company in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made;

•	the Company having performed in all material respects with all of its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;
•	the absence of a Material Adverse Effect since the date of the Merger Agreement that has occurred and that is continuing; and
•	Novolex having received a certificate of the Company signed by a duly authorized officer of the Company dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.
Termination of the Merger Agreement
The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained:
•	by mutual written consent of Novolex and the Company;
•	by either Novolex or the Company:
○
if the Merger has not been consummated on or before the Termination Date, provided that if all conditions to the Closing, other than the Regulatory Approval Condition, have been satisfied by the initial Termination Date, the Termination Date will be automatically extended until December 9, 2025, provided further that, if all conditions to the Closing, other than the Regulatory Approval Condition, have been satisfied by the second Termination Date, unless Novolex or the Company provides written notice otherwise, the Termination Date will be further automatically extended until March 9, 2026 and provided further that in the event the Marketing Period has commenced but has not completed as of the Termination Date (including as extended in accordance with the foregoing), the Termination Date will be automatically extended to the date that is four business days following the then-scheduled end date of the Marketing Period; or
○
if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions and such judgment, order, injunction, rule, decree or other action has become final and non-appealable following efforts to contest such judgment, order, injunction, rule, decree or other action.

The Merger Agreement may be terminated by the Company:
•
if Novolex or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or agreements as set forth in the Merger Agreement, which breach or failure to perform (1) resulted in the failure of certain conditions set forth in the Merger Agreement and (2) cannot be cured or is not cured by the earlier of (x) the Termination Date then in effect and (y) the date that is 30 days following written notice from the Company to Novolex of such breach or failure stating the Company’s intention to terminate the Merger Agreement; or

•
if (1) the Marketing Period has ended and the conditions to Novolex’s consummation of the Merger have been satisfied or waived, (2) the Company has confirmed by written notice to Novolex that all of the Company’s conditions to consummation of the Merger Agreement have been satisfied or that it is willing to waive any unsatisfied conditions and (3) the Merger is not consummated within three business days after the delivery of such notice.

The Merger Agreement may be terminated by Novolex if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (1) resulted in the failure of certain conditions as set forth in the Merger Agreement and (2) cannot be cured or is not cured by the earlier of (x) the Termination Date then in effect and (y) the date that is 30 days following written notice from Novolex to the Company of such breach or failure stating Novolex’s intention to terminate the Merger Agreement.
For purposes of the Merger Agreement and the references in this Information Statement:
○
“Marketing Period” means the first period of 15 consecutive days after the date of the Merger Agreement (1) throughout and at the end of which Novolex will have received certain information from the Company and (2) throughout and at the end of which the conditions to consummation of the Merger have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive day period (subject to certain blackout dates provided for in the Merger Agreement); provided, that:

○	the Marketing Period will end on any earlier date prior to the expiration of the 15 consecutive day period described above if the Debt Financing is closed on such earlier date and
○	the Marketing Period will not be deemed to have commenced if, after the date of the Merger Agreement and prior to the completion of such 15 consecutive day period:
•
(A) the Company has publicly announced its intention to, or determines that it must, restate certain historical financial statements or other financial information previously provided to Novolex, the Marketing Period will not commence or be deemed to commence unless and until such restatement has been completed and the applicable information has been amended and updated or the Company has publicly announced or informed Novolex that it has concluded that no restatement will be required in accordance with GAAP,

•
(B) the Company’s independent auditor has withdrawn its audit opinion with respect to certain audited financial statements contained in information previously provided to Novolex, in which case the Marketing Period will not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of the Company or another independent public accounting firm of national standing reasonably acceptable to Novolex or
•
(C) the information provided to Novolex in connection with the Debt Financing ceases to meet the requirements for such information provided by the Merger Agreement, in which case the Marketing Period will not commence or be deemed to commence unless and until such information is updated or supplemented so that it meets the requirements for such information provided by the Merger Agreement.

Termination Fees and Expenses
In the following circumstances, Novolex will pay to the Company the Parent Termination Fee:
(1)
The Company terminates the Merger Agreement because Novolex or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or agreements, which breach or failure to perform (x) resulted in the failure of certain conditions set forth in the Merger Agreement and (y) cannot be cured or had not been cured by the earlier of (i) the Termination Date then in effect and (ii) the date that is 30 days following written notice from the Company to Novolex of such breach or failure stating the Company’s intention to terminate the Merger Agreement;

(2)
The Company terminates the Merger Agreement because (x) the Marketing Period has ended and the conditions to Novolex’s consummation of the Merger have been satisfied or waived, (y) the Company has confirmed by written notice to Novolex that all of the Company’s conditions to consummation of the Merger Agreement have been satisfied or that it is willing to waive any unsatisfied conditions and (z) the Merger is not consummated within three business days after the delivery of such notice; or

(3)
Novolex terminates the Merger Agreement because the Termination Date has expired and, at the time of such termination by Novolex, the Company could have terminated the Merger Agreement pursuant to clauses (1) or (2) above.

Concurrently with the execution of the Merger Agreement, the Equity Commitment Parties entered into the Limited Guarantees pursuant to which they agreed to severally guarantee certain obligations of Novolex and Merger Sub under the Merger Agreement, including payment of the Parent Termination Fee, damages payable by Novolex for breach of the Merger Agreement and certain other reimbursement obligations and expenses under the Merger Agreement, in each case subject to a cap and the other terms and conditions set forth in the Merger Agreement and the Limited Guarantees.
Under the terms of the Merger Agreement, in certain circumstances, the Company could have been required to pay to Novolex the Company Termination Fee. However, following receipt and by virtue of delivery of the Written Consent on December 9, 2024, the provisions of the Merger Agreement providing for the payment of the Company Termination Fee are no longer applicable.
Amendment and Waiver
The Merger Agreement may be amended, modified or supplemented by the parties thereto, prior to the Effective Time and whether before or after the Company Stockholder Approval has been obtained, by action taken or authorized by their respective boards of directors; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that, pursuant to applicable law, requires approval or adoption by the stockholders of the Company without such approval or adoption. Given that the Company has received the Company Stockholder Approval, no such amendment may be made to the Merger Agreement that requires the approval of the Company stockholders pursuant to the DGCL without such approval.
At any time prior to the Effective Time, the parties to the Merger Agreement may, to the extent permitted by applicable law, (1) extend the time for the performance of any of the obligations or acts of any of the other parties, (2) waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement or any document delivered pursuant thereto or (3) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained therein. Any agreement on the part of a party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy thereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
Specific Performance
The parties to the Merger Agreement agreed that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company or Novolex and Merger Sub agreed that the parties to the Merger Agreement will be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties to the Merger Agreement further waived (1) any defense in any action for specific performance that a remedy at law would be adequate and (2) any requirement under any law to post security or provide any bond as a prerequisite to obtaining equitable relief.
Notwithstanding the foregoing, the parties agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Novolex’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Novolex’s and Merger Sub’s obligations to effect the Closing are subject to (1) all of Novolex, Merger Sub’s and the Company’s conditions to consummation of the Merger being satisfied or waived (other than such as by their nature are to be satisfied at the Closing) at the time when Closing would be required to occur, (2) the Debt Financing being funded in full in accordance with its terms or that it will be funded in full in accordance with its terms at the Closing if the Equity Financing is funded at the Closing and (3) the Company having irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions required of it by the Merger Agreement to cause the Closing to occur.
Governing Law; Jurisdiction; Waiver of Jury Trial
The Merger Agreement and all disputes or controversies arising out of or relating to the Merger Agreement or the Transactions are governed by, and to be construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, except that actions brought against certain debt financing sources related parties are to be governed by and construed in accordance with the laws of the State of New York.
Each party to the Merger Agreement has irrevocably submitted to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, if jurisdiction is not available in such court, any federal court located in the State of Delaware or any other Delaware state court), in the event that any dispute or controversy arises out of the Merger Agreement or the Transactions, and has agreed that all claims with respect to such proceedings will be brought and determined only in such courts.
Each party further irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or related to the Merger Agreement or the Transactions.

MARKET INFORMATION AND DIVIDENDS
The Shares began trading on Nasdaq under the symbol “PTVE” on September 17, 2020. Prior to that, there was no public market for the Shares. As of December 6, 2024, 179,365,835 Shares were issued and outstanding, held by two stockholders of record.
The terms of the Merger Agreement do not allow us to declare or pay a dividend between December 9, 2024 and the earlier of the consummation of the Merger or the termination of the Merger Agreement, with the exception of the payment of the quarterly cash dividend declared on November 8, 2024 that was paid on December 13, 2024. Since February 2021, the Company has paid holders of Shares a dividend of $0.10 per Share each quarter.
Following the Merger there will be no further market for the Shares.

APPRAISAL RIGHTS
Appraisal rights may be available under Delaware law. Beneficial owners and holders of record of Shares as of the date of the making of the demand described below, who continuously own (in the case of beneficial owners) or hold (in the case of holders of record) such shares through the effective date of the Merger, who otherwise comply with Section 262 and who do not consent to the Merger in writing, will be entitled to seek appraisal by the Delaware Court of Chancery of the fair value of such owner’s or holder’s Shares. The “fair value” of your Shares as determined by the Delaware Court of Chancery may be higher or lower than, or the same as, the applicable portion of the Merger Consideration that you are otherwise entitled to receive under the terms of the Merger Agreement.
The following discussion is a summary of appraisal rights under Section 262 and is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated into this Information Statement by reference. Strict compliance with the procedures set forth in Section 262 is required. This description and Section 262 should be reviewed carefully by any person who wishes to exercise appraisal rights or who wishes to preserve the right to do so, as failure to follow precisely any of the statutory requirements will result in the withdrawal, loss or waiver of your appraisal rights. Persons owning or holding Shares should assume that the Company will take no action to perfect any appraisal rights of any owner or holder of Shares. Any beneficial owner or holder of record of Shares who desires to exercise such owner’s or holder’s appraisal rights should review carefully Section 262 and is urged to consult such owner’s or holder’s legal advisor before electing or attempting to exercise such rights. The following summary neither constitutes legal or other advice nor a recommendation that owners or holders of the Shares seek to exercise their appraisal rights under Section 262. A beneficial owner or holder of record of the Shares who loses, waives or otherwise fails to properly exercise such owner’s or holder’s appraisal rights will be entitled to receive the applicable portion of the Merger Consideration under the Merger Agreement.
Under Section 262, beneficial owners or holders of record of the Shares who submit a written demand for appraisal of such owner’s or holder’s Shares, and otherwise comply with the statutory requirements set forth in Section 262 and satisfy certain ownership thresholds set forth in Section 262, may be entitled to receive the fair value of such owner’s or holder’s Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
When a merger is approved by written consent without a meeting pursuant to Section 228 of the DGCL, as is the case with the Merger, Section 262 requires that either a constituent corporation before, or the surviving corporation within 10 calendar days after, the effective date of the merger notify each of its stockholders who is entitled to appraisal rights of the approval of the merger and that appraisal rights are so available and must include in each such notice a copy of Section 262 or information directing stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. A copy of Section 262 is accessible at the following publicly available website without subscription or cost: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, which, as discussed above, is incorporated into this Information Statement by reference. Such notice, if given on or after the effective date of the merger, must also notify the stockholders of the effective date of the merger.
THIS INFORMATION STATEMENT CONSTITUTES THE OFFICIAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262. COMPANY STOCKHOLDERS SHOULD NOT EXPECT TO RECEIVE ANY ADDITIONAL NOTICE WITH RESPECT TO THE DEADLINE FOR DEMANDING APPRAISAL RIGHTS.
Any beneficial owner or holder of record of Shares entitled to exercise appraisal rights may, within 20 calendar days after the date this notice is given (i.e., on or prior to [•]), demand in writing from the Surviving Corporation, as applicable, the appraisal of such owner’s or holder’s Shares; provided that a demand may be delivered to the Surviving Corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in the notice. For clarity, such 20-day period will begin to run on the date of mailing of this Information Statement.
With respect to holders of record, such demand will be sufficient if it reasonably informs the Company or the Surviving Corporation, as applicable, of the identity of the holder of the Shares making such demand and that such holder intends thereby to demand an appraisal of the fair value of such holder’s Shares. In addition to the foregoing requirements, with respect to beneficial owners, such demand will be sufficient if it reasonably informs the Company or the Surviving Corporation, as applicable, of the identity of the holder of record of the Shares for which demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list required by Section 262(f) of the DGCL. A beneficial owner exercising appraisal rights must continuously own the Shares through the effective date of the Merger. Failure to strictly comply with the procedures set forth in Section 262 will result in a loss or waiver of appraisal rights.
A beneficial owner or holder of record of Shares who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to the following address:
Pactiv Evergreen Inc.
1900 W. Field Court
Lake Forest, Illinois 60045
Attention: Corporate Secretary
If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all owners of record. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the authorized agent is acting as agent for the record owner or owners of such Shares. If Shares are held through a broker who in turn holds the Shares through a central securities depository nominee, a demand for appraisal of such Shares must identify the depository nominee as record holder. A record holder such as a broker, bank or other nominee who holds Shares as a nominee for others may exercise appraisal rights on behalf of one or more beneficial owners with respect to the Shares held for such beneficial owner or owners while not exercising such rights with respect to the Shares held for other beneficial owners. In such case, the written demand for appraisal must set forth the number of Shares covered by such demand. Unless a demand for appraisal specifies a number of Shares, such demand will be presumed to cover all Shares held in the name of such record holder.
On or within 10 calendar days after the effective date of the Merger, the Company, as the Surviving Corporation, must notify each holder of record of Shares who is entitled to appraisal rights of the date that the Merger has become effective; provided, however, that if such notice is sent more than 20 calendar days following the sending of this Information Statement, such notice need only be sent to each beneficial owner and holder of record who is entitled to appraisal rights and who has demanded appraisal of such owner’s or holder’s Shares in accordance with Section 262.
Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any person absent approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and accept the applicable portion of the Merger Consideration under the Merger Agreement within 60 calendar days after the effective date of the Merger.
Within 120 calendar days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares held by all persons entitled to appraisal. A beneficial owner or holder of record of the Shares demanding appraisal must serve a copy of the petition on the Surviving Corporation. If, within 120 calendar days after the effective date of the Merger, no petition has been filed as provided above, all rights to appraisal will cease and any owner or holder of the Shares that previously demanded appraisal will become entitled only to the applicable Merger Consideration under the Merger Agreement. The Company is not obligated and does not currently intend to file a petition. Beneficial owners and holders of record should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of their Shares. Beneficial owners and holders of record of the Shares who desire to have their Shares appraised should initiate all necessary petitions to perfect their appraisal rights with respect to their Shares within the time prescribed in Section 262, and the failure of a beneficial owner or holder of record of Shares to file such a petition within the period specified in Section 262 could nullify such owner’s or holder’s previous written demand for appraisal.

In addition, any beneficial owner or holder of the Shares entitled to appraisal rights that has made a demand for appraisal in accordance with, and has otherwise complied with, Section 262 is entitled, within 120 calendar days after the effective date of the Merger and upon request in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not consented in writing in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of beneficial owners or holders of record owning or holding such Shares (provided that, where a beneficial owner makes a demand pursuant to Section 262(d)(3) of the DGCL, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The statement must be given within 10 calendar days after such written request has been received by the Surviving Corporation or within 10 calendar days after the expiration of the period for delivery of demands for appraisal, whichever is later.
Upon the filing of a petition by any person other than the Surviving Corporation, service of a copy of such a petition will be made upon the Surviving Corporation. The Surviving Corporation will be required to, within 20 calendar days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their Shares and with whom the Surviving Corporation has not reached agreements as to the value of such Shares. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the persons shown on such verified list at the address stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the Surviving Corporation.
At the hearing on such petition, the Delaware Court of Chancery will determine those persons who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require that the persons who have demanded an appraisal for their Shares and who hold or own Shares represented by certificates to submit their Share certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery may dismiss the proceedings as to any person who does not comply with such direction. Additionally, the Delaware Court of Chancery must dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding Shares eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.
After the Delaware Court of Chancery determines the persons entitled to an appraisal, the appraisal proceedings will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the fair value of the applicable Shares as of the effective date of the Merger, taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with any interest from the effective date of the Merger to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, and except as otherwise provided in Section 262(h) of the DGCL, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest will accrue after such payment only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. Upon application by the Surviving Corporation or any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the verified list described above may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
When the fair value of the applicable Shares is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order.

Beneficial owners and holders of record of the Shares should be aware that no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and beneficial owners and holders of record of the Shares should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the applicable consideration that they are otherwise entitled to receive under the terms of the Merger Agreement. The Company does not anticipate offering more than the Merger Consideration to any holder of the Shares exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant Shares is less than the Merger Consideration.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the verified list mentioned above who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all Shares entitled to an appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. In the absence of such determination or assessment, each party bears its own expenses.
From and after the effective date of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s Shares in compliance with Section 262 will be entitled to vote such Shares for any purpose or to receive payment of dividends or other distributions in respect of such Shares (except dividends or other distributions payable to holders of the Shares of record at a date which is prior to the effective date of the Merger).
If, at any time within 60 calendar days after the effective date of the Merger, or thereafter with the Surviving Corporation’s written approval, any person who made a demand for an appraisal who has not commenced an appraisal proceeding or joined such a proceeding as a named party delivers to the Surviving Corporation a written withdrawal of such person’s demand for appraisal in respect of some or all of such person’s Shares, such person will receive the applicable portion of the Merger Consideration under the Merger Agreement with respect to such withdrawn Shares and the right of such person to an appraisal of such withdrawn shares will cease. If a person who demands appraisal of such person’s Shares under Section 262 fails to perfect, successfully withdraws or loses such person’s right to appraisal, such person’s Shares will be deemed to have been converted at the effective date of the Merger into the right to receive the applicable Merger Consideration. Under Section 262(k) of the DGCL, once a petition for appraisal is filed, an appraisal proceeding may not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under Section 262(j) of the DGCL; provided, however, that this will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger as set forth in Section 262(e) of the DGCL. If a petition for appraisal is not filed with the Delaware Court of Chancery within 120 days after the effective date of the Merger, then the rights of beneficial owners and holders of record to appraisal will cease.
BENEFICIAL OWNERS AND HOLDERS OF RECORD OF SHARES CONSIDERING SEEKING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE HIGHER THAN, THE SAME AS OR LOWER THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN A LOSS OR WAIVER OF STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, AND IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262, ANY BENEFICIAL OWNER OR HOLDER OF RECORD OF SHARES WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT HIS, HER OR ITS LEGAL AND FINANCIAL ADVISORS BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.
TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262, SECTION 262 WILL GOVERN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our share capital as of December 6, 2024, by (1) each of our directors, (2) each of our named executive officers, (3) all of our directors and executive officers as a group and (4) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Shares.
The percentage of Shares beneficially owned is computed on the basis of 179,365,835 Shares outstanding as of December 6, 2024. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Pactiv Evergreen Inc., 1900 W. Field Court, Lake Forest, Illinois 60045.
The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors
LeighAnne G. Baker	83,827	—	83,827	*
Duncan J. Hawkesby(3)	169,116	—	169,116	*
Allen P. Hugli	41,659	—	41,659	*
Linda K. Massman	2,562	—	2,562	*
Rolf Stangl	80,718	—	80,718	*
Felicia D. Thornton(4)	61,360	—	61,360	*
Named Executive Officers
Michael J. King(5)	358,002	—	358,002	*
Jonathan H. Baksht	70,581	—	70,581	*
Timothy A. Levenda	138,845	—	138,845	*
Chandra J. Mitchell	90,285	—	90,285	*
Eric A. Wulf	82,958	—	82,958	*
All current executive officers and directors as a group (11 persons)	1,179,913	—	1,179,913	*
Greater than 5% Shareholder
Packaging Finance Limited(6)	137,979,428	—	137,979,428	76.9%

*	Represents beneficial ownership of less than 1% of our outstanding Shares of common stock.
(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes sole or shared voting or investment power with respect to Shares. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any Shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those Shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the Shares beneficially owned by them, subject to community property laws where applicable.

(2)
Shares subject to stock options exercisable as of, or within 60 days of, December 6, 2024 and restricted stock units vesting within 60 days of December 6, 2024, are reportable in this column. Any such holding is deemed to be outstanding and beneficially owned by the person holding the option or restricted stock unit for the purpose of calculating the percentage ownership of that person, but is not deemed outstanding for the purpose of calculating the percentage ownership of any other person. None of our Shares are currently subject to stock options.

(3)
The reported Shares are registered in the name of Forsyth Barr Custodians Ltd as broker for Hawkesby Management Limited, which is indirectly wholly owned by Mr. Hawkesby and his wife and of which Mr. Hawkesby is the Managing Director. Hawkesby Management Limited has sole voting and dispositive power over the reported Shares. The address for Mr. Hawkesby is c/o Rank Group Limited, Level 9, 148 Quay Street, Auckland 1010, New Zealand.

(4)	Consists of 49,018 Shares held of record by Ms. Thornton and 12,342 Shares held of record by the Thornton Family Revocable Trust, dated as of July 12, 2006, for which Ms. Thornton serves as a trustee.
(5)	Mr. King is one of our directors.
(6)
Based upon the most recently available Schedule 13D/A filed with the SEC on December 9, 2024, the Significant Company Stockholder held sole voting and dispositive power with respect to all 137,979,428 reported Shares. The Significant Company Stockholder, whose address is c/o Rank Group Limited, Floor 9, 148 Quay Street, Auckland, 1010 New Zealand, is wholly owned by Mr. Graeme Richard Hart.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports contain additional information about Pactiv Evergreen. Our SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “SEC Filings” section of our website at https://investors.pactivevergreen.com/financial-information/sec-filings. Our website address is being provided as an inactive textual reference only. The information provided on, or accessible through, our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this Information Statement, and therefore is not incorporated herein by reference.
The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this Information Statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. This Information Statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this Information Statement.
We also incorporate by reference in this Information Statement the following documents filed by us with the SEC under the Exchange Act:
•	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 1, 2024;
•
the information contained in our definitive proxy statement on Schedule 14A for the 2024 annual meeting of stockholders filed with the SEC on April 19, 2024, and incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023;

•	our Current Reports on Form 8-K filed with the SEC on May 29, 2024; June 7, 2024; July 12, 2024; and December 9, 2024; and
•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 3, 2024; our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 1, 2024; and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 12, 2024.

The Company undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may request a copy of these filings by telephone at (847) 482-2000 or by writing to us at:
Pactiv Evergreen Inc.
1900 W. Field Court
Lake Forest, Illinois 60045
Attention: Corporate Secretary
email: corpsec@pactivevergreen.com
Novolex, Merger Sub, Apollo and CPPIB have supplied, and we have not independently verified, the information in this Information Statement relating to them. Stockholders should not rely on information that purports to be made by or on behalf of us other than that contained in or incorporated by reference in this Information Statement. We have not authorized anyone to provide information on our behalf that is different from that contained in or incorporated by reference in this Information Statement.
This Information Statement is dated [•], 2025. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary.

HOUSEHOLDING OF INFORMATION STATEMENT
Only one copy of this Information Statement is being sent to stockholders who share the same address, unless the Company directly received contrary instructions from one or more such stockholders. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. Upon written or oral request from a stockholder of record who has the same address and last name as another stockholder of record, we will promptly deliver a separate copy of this Information Statement.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Information Statement, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of the Information Statement for your household, please contact us at:
Pactiv Evergreen Inc.
1900 W. Field Court
Lake Forest, Illinois 60045
Tel: (847) 482-2000
Attn: Corporate Secretary
If you participate in householding and wish to receive a separate copy of this Information Statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies in the future, please contact us as indicated above.
If your Shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this Information Statement or wish to receive a single copy of such materials in the future for all beneficial owners of Shares of our stock sharing an address.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER

by and among

NOVOLEX HOLDINGS, LLC,

ALPHA LION SUB, INC.

and

PACTIV EVERGREEN INC.

Dated as of December 9, 2024

A-i

(Continued)
A-ii

(Continued)
Exhibits
Exhibit A – Certificate of Incorporation of the Surviving Corporation
A-iii

INDEX OF DEFINED TERMS

Definition	Location
Acceptable MNPI	Section 5.16(b)
Acquisition Proposal	Section 8.3(a)
Action	Section 3.9
Adverse Recommendation Change	Section 5.3(c)
Affiliate	Section 8.3(b)
AGM Person	Section 8.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(c)
Alternative Financing	Section 5.15(b)
Anti-Corruption Laws	Section 8.3(d)
Antitrust Law	Section 8.3(e)
Apollo Funds	Section 8.3(f)
Benefits Period	Section 5.7(a)
Book-Entry Shares	Section 2.3(b)
Business Day	Section 8.3(g)
Capitalization Time	Section 3.2(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.4
COFECE	Section 8.3(h)
Commitment Letters	Section 4.7(a)
Company	Preamble
Company Benefit Plan	Section 8.3(i)
Company Board	Recitals
Company Board Recommendation	Section 3.3(b)
Company Bylaws	Section 1.5(b)
Company Charter	Section 1.5(a)
Company Credit Agreement	Section 8.3(j)
Company Disclosure Letter	Article III
Company Employee	Section 5.7(a)
Company Group	Section 8.3(k)
Company Owned IP	Section 8.3(l)
Company PSU	Section 2.2(b)
Company Registered IP	Section 3.18(a)
Company Related Party	Section 8.3(m)
Company RSU	Section 2.2(a)
Company SEC Documents	Section 3.5(a)
Company Stock Plan	Section 8.3(n)
Company Stockholder Approval	Section 3.3(a)
Company Stockholder Written Consent	Recitals
Company Termination Fee	Section 7.3(b)
Compliant	Section 8.3(o)
Confidentiality Agreement	Section 5.5(b)
Contract	Section 8.3(p)
control	Section 8.3(q)
Controlled Group Liability	Section 8.3(r)
COVID-19	Section 8.3(s)

A-iv

INDEX OF DEFINED TERMS
(Continued)

Definition	Location
CPPIB	Section 8.3(t)
CPPIB Person	Section 8.3(u)
Damages	Section 5.10(a)
DCL Party	Section 4.7(a)
Debt Commitment Letter	Section 8.3(w)
Debt Documents	Section 5.15(b)
Debt Financing	Section 8.3(w)
Debt Financing Sources	Section 8.3(x)
Debt Financing Sources Related Parties	Section 7.3(g)
Debt Offer	Section 5.17(a)
Debt Offer Documents	Section 5.17(a)
Debt Offers	Section 5.17(a)
Delaware Secretary of State	Section 1.3
Designated Claims	Section 8.3(y)
DGCL	Section 1.1
Discharge	Section 5.17(a)(iii)
Dissenting Shares	Section 2.5
DTC	Section 2.3(d)
DTC Payment	Section 2.3(d)
Effective Time	Section 1.3
Electronic Delivery	Section 8.14
Environmental Laws	Section 8.3(z)
Environmental Permits	Section 8.3(aa)
Equity Commitment Letters	Recitals
Equity Commitment Parties	Recitals
Equity Financing	Section 8.3(bb)
ERISA	Section 8.3(cc)
ERISA Affiliate	Section 8.3(dd)
Exchange Act	Section 3.4(b)
Excluded Information	Section 8.3(ee)
Existing Notes	Section 8.3(ff)
Existing Notes Indentures	Section 8.3(gg)
Financing	Section 4.7(a)
Financing Purposes	Section 4.7(a)
Foreign Antitrust Laws	Section 3.4(b)
Foreign Plan	Section 8.3(hh)
Fraud	Section 8.3(ii)
GAAP	Section 3.5(b)
Goldman	Section 3.25
Government Official	Section 8.3(jj)
Governmental Entity	Section 3.4(b)
Guarantor	Recitals
HSR Act	Section 3.4(b)
Identified MNPI	Section 5.16(b)
Indebtedness	Section 8.3(kk)
Indemnified Parties	Section 5.10(a)
Information Statement	Section 3.7
Intellectual Property	Section 8.3(ll)

A-v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location
International Trade Laws	Section 8.3(mm)
Intervening Event	Section 8.3(nn)
IRS	Section 3.11(a)
IT Assets	Section 8.3(oo)
Joint Venture Agreement	Section 8.3(pp)
Joint Venture Entity	Section 8.3(qq)
knowledge	Section 8.3(rr)
Law	Section 3.4(a)
Lazard	Section 3.25
Leased Real Property	Section 8.3(ss)
Leases	Section 8.3(tt)
Liens	Section 8.3(uu)
Limited Guarantees	Recitals
Listed Customers	Section 3.15(a)(ix)
Listed Suppliers	Section 3.15(a)(x)
Marketing Period	Section 8.3(vv)
Material Adverse Effect	Section 8.3(ww)
Material Contracts	Section 3.15(a)(xii)
Materials of Environmental Concern	Section 8.3(xx)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Nasdaq	Section 8.3(yy)
Non-Tax Agreement	Section 3.14(h)
OFAC	Section 8.3(zz)
Offering Documents	Section 8.3(aaa)
Ordinary Course of Business	Section 8.3(bbb)
Owned Real Property	Section 8.3(ccc)
Parent	Preamble
Parent Material Adverse Effect	Section 8.3(ddd)
Parent Plan	Section 5.7(c)
Parent Related Parties	Section 8.3(eee)
Parent Termination Fee	Section 7.3(d)
Parent Written Consent	Recitals
Paying Agent	Section 2.3(a)
Payment Fund	Section 2.3(a)
Payoff Letter	Section 5.17(b)
Permits	Section 3.10
Permitted Encumbrances	Section 8.3(fff)
Person	Section 8.3(ggg)
Personal Information	Section 3.19(a)
Preferred Stock	Section 3.2(a)
Privacy Law	Section 3.19(a)
Privacy Requirements	Section 3.19(a)
Prohibited Modifications	Section 5.15(b)
PSU Performance Level	Section 8.3(hhh)
Real Property	Section 8.3(iii)
Related Party	Section 8.3(jjj)

A-vi

INDEX OF DEFINED TERMS
(Continued)

Definition	Location
Release	Section 8.3(kkk)
Remedy Actions	Section 5.6(g)
Representatives	Section 5.3(a)
Required Information	Section 8.3(lll)
Sanctioned Country	Section 8.3(mmm)
Sanctions	Section 8.3(nnn)
Sanctions Target	Section 8.3(ooo)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 3.5(a)
Securities Act	Section 3.5(a)
Shares	Section 2.1(a)
Solvent	Section 8.3(ppp)
Subsidiary	Section 8.3(ppp)
Superior Proposal	Section 8.3(rrr)
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.23
Tax Returns	Section 8.3(sss)
Taxes	Section 8.3(ttt)
Termination Date	Section 7.1(b)(i)
Transaction Documents	Section 8.3(uuu)
Transaction Litigation	Section 5.18
Treasury Regulations	Section 2.4
U.S.	Section 8.3(vvv)
United States	Section 8.3(vvv)
WARN Act	Section 8.3(www)
Willful and Material Breach	Section 8.3(xxx)

A-vii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2024 (this “Agreement”), by and among NOVOLEX HOLDINGS, LLC, a Delaware limited liability company (“Parent”), ALPHA LION SUB, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and PACTIV EVERGREEN INC., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties hereto intend to effect the merger of Merger Sub with and into the Company, with the Company surviving that merger;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (b) authorized and approved the execution and delivery of this Agreement and performance by the Company of its covenants and obligations contained herein and the consummation by the Company of the transactions contemplated hereby, (c) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (d) directed that the adoption of this Agreement be submitted to a vote of the stockholders and (e) subject to Section 5.3, recommended that the Company’s stockholders vote in favor of the adoption of this Agreement in accordance with the DGCL;
WHEREAS, the Board of Directors of Parent has authorized and approved the execution and delivery of this Agreement and performance of its covenants and obligations herein and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable, fair to and in the best interests of Parent and its stockholders, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of Merger Sub and Parent, as its sole stockholder, (b) authorized and approved the execution and delivery of this Agreement and performance by Merger Sub of its covenants and obligations contained herein and the consummation by Merger Sub of the transactions contemplated hereby, (c) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (d) recommended that Parent, as Merger Sub’s sole stockholder, adopt this Agreement in accordance with the DGCL, in each case, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as consideration for, and an inducement to, the Company’s willingness to enter into this Agreement, each of the Apollo Funds and CPPIB Investor (CPPIB Investor, together with the Apollo Funds, the “Equity Commitment Parties”), has entered into and delivered an equity commitment letter pursuant to which each of the Apollo Funds and CPPIB Investor, respectively, has committed to provide the Equity Financing (the “Equity Commitment Letters”);
WHEREAS, concurrently with the execution of this Agreement, and as consideration for, and inducement to, the Company’s willingness to enter into this Agreement, the Equity Commitment Parties have entered into and delivered limited guarantees (the “Limited Guarantees”) with respect to certain obligations of Parent and Merger Sub under this Agreement (each Equity Commitment Party delivering a Limited Guarantee, in such capacity, a “Guarantor”);
WHEREAS, immediately following and substantially contemporaneously with the execution and delivery of this Agreement, Parent will execute and deliver to Merger Sub (with a copy to the Company), as the sole stockholder of Merger Sub, a resolution or consent approving the Merger, this Agreement and the transactions contemplated hereby (the “Parent Written Consent”); and
WHEREAS, following the execution and delivery of this Agreement, the requisite holder of a majority of the outstanding Shares entitled to vote thereon is expected to execute and deliver to the Company an irrevocable consent approving the adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Written Consent”).

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each of Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.
Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., prevailing Eastern time, on the third (3rd) Business Day following the satisfaction or, to the extent not prohibited by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Paul Hastings LLP, 200 Park Avenue, New York, NY 10166, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties hereto shall cooperate in connection therewith; provided, further that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions) that is the earlier to occur of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than four (4) Business Days’ prior notice to the Company and (b) the third (3rd) Business Day following the final day of the Marketing Period. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing all necessary documentation, including a certificate of merger with respect to the Merger (the “Certificate of Merger”) prepared and executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Merger shall become effective at such time as the Certificate of Merger is filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 1.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.5 Certificate of Incorporation; Bylaws.
(a) At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”), by virtue of the Merger, shall be amended and restated so that it reads in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the DGCL.
(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Amended and Restated Bylaws of the Company (the “Company Bylaws”) shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time (with any changes as the Company and Parent shall mutually agree) and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by the DGCL.

Section 1.6 Directors. The parties hereto shall take all actions necessary so that, as of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal.
Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal.
ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES
Section 2.1 Conversion of Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, the holders of any of the securities of the parties hereto or any other Person, the following shall occur:
(a) Each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into the right to receive $18.00 in cash, without interest (the “Merger Consideration”) to be paid in accordance with Section 2.3. As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 2.3, without interest.
(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company, in each case, immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(d) If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision, combination, exchange or readjustment of shares, or the payment of any stock dividend or stock distribution with a record date during such period, or any merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.
Section 2.2 Treatment of Equity Awards.
(a) At the Effective Time, except as set forth in Section 5.1(b) of the Company Disclosure Letter with respect to Company RSUs granted after the date of this Agreement, each restricted stock unit granted pursuant to the Company Stock Plan that vests based solely on continued service (each, a “Company RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled, and in exchange therefor, Parent shall cause the Surviving Corporation or its applicable Subsidiary to pay to each former holder of any such canceled Company RSU as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Company RSU (including, for the avoidance of doubt, any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company RSU).
(b) At the Effective Time, each performance share unit granted pursuant to the Company Stock Plan (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time shall be canceled, and in exchange therefor, Parent shall cause the Surviving Corporation or its applicable Subsidiary to pay to each former holder of any such canceled Company PSU as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Merger Consideration and (ii) the number of Shares to which the holder of such Company PSU would be entitled upon settlement thereof assuming satisfaction of the associated performance goal at the applicable

PSU Performance Level (including, for the avoidance of doubt, any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company PSU).
(c) Prior to the Effective Time, the Company, through the Company Board or an appropriate committee thereof, shall adopt such resolutions and cause such other actions to be taken as may be required in its reasonable discretion to (i) effectuate the actions contemplated by this Section 2.2, (ii) ensure that after the Effective Time no holder of any Company RSU or Company PSU shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect thereto, except as provided in this Section 2.2, and (iii) ensure that, on and after the Effective Time, no further Company RSU or Company PSU or other rights with respect to Shares shall be granted or outstanding under the Company Stock Plan or otherwise.
Section 2.3 Exchange and Payment.
(a) Prior to the Effective Time, Merger Sub or Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent or any other bank or trust company reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a), except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article II.
(b) As promptly as practicable following the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal in form and substance reasonably acceptable to Parent and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates (or upon compliance with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(h)), to the Paying Agent) and (ii) instructions for completing such letter of transmittal and effecting the surrender of such Certificates (or complying with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(h)) in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent (or upon compliance with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(h)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. As promptly as practicable following the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, Parent shall cause the Paying Agent to issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash to which such holder is entitled pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred, in each case, to the reasonable satisfaction of Parent and Paying Agent and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent and Paying Agent that such Tax either has been paid or is not applicable.
(c) Until surrendered or canceled as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.
(d) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (prevailing Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds sufficient to pay the Merger Consideration with respect to all Shares held of record by DTC or such nominees immediately prior to the Effective Time (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (prevailing Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.
(e) All cash paid upon the surrender for exchange or cancelation of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Certificates or Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.
(f) The Surviving Corporation shall cause the Paying Agent to invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in (x) short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, (y) commercial paper obligations rated A-1 or P-1 (or better) by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (z) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000. If for any reason (including investment losses or Shares ceasing to qualify as Dissenting Shares) the cash in the Payment Fund is insufficient to fully satisfy all of the payments of Merger Consideration to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such Merger Consideration payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.
(g) At any time following the date that is 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.
(h) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation shall cause the Paying Agent to deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Company, the Surviving Corporation, the Paying Agent or any other relevant withholding agent (or their respective Affiliates (or designees)) shall be entitled to deduct and withhold (or cause to be deducted or withheld) from the consideration and other amounts otherwise payable to any holder of Shares, Company RSUs, Company PSUs or otherwise pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation, the Paying Agent or the other relevant withholding agent (or their respective Affiliates (or designees)) is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”) or any other applicable provision of U.S. federal, state or local or non-U.S. Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Company, the Surviving Corporation, the Paying Agent or the other relevant withholding agent (or their respective Affiliates (or designees)), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who has not voted in favor of the adoption of this Agreement and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL and such holders or beneficial owners of Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, in each case, unless and until such Person fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or withdraws, forfeits, waives or loses such Person’s right to appraisal under the DGCL with respect to such Dissenting Shares, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL; provided, however, if any such Person fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, forfeits, waives or loses any such right to appraisal with respect to any Dissenting Shares or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Dissenting Share of such Person shall be deemed to have been converted into, and have become exchangeable for, at the Effective Time, and shall thereafter represent only the right to receive, the Merger Consideration in accordance with Section 2.1(a), without interest. The Company shall serve prompt notice to Parent of any demands or notices of dissent received by the Company for appraisal of any Shares, and Parent shall have the right to participate in all negotiations, proceedings or other Actions with respect to such demands or notices of dissent. The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands or notices of dissent or agree to do any of the foregoing.
Section 2.6 FIRPTA Certificate. The Company shall, on or prior to the Closing Date, provide Parent with a properly executed certificate (dated as of the Closing Date), together with the required notice to the IRS, each in accordance with Sections 897 and 1445 of the Code and the applicable Treasury Regulations promulgated thereunder and in form and substance satisfactory to Parent, stating that the Company (and any interest therein) is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; provided, however, that the sole recourse with respect to any failure to provide the certificate and notice under this Section 2.6 shall be to deduct and withhold (or cause such deduction or withholding to occur) amounts required to be deducted or withheld as a result of such failure from the consideration otherwise payable pursuant to this Agreement to any Person in accordance with Section 2.4.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed or reflected in the Company SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Organization, Standing and Power.
(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) Each of the Subsidiaries of the Company (i) is an entity duly organized or registered (as applicable), and validly existing and in good standing (with respect to jurisdictions that recognize such concept), under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so organized or registered (as applicable), and validly existing and in good standing, to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c) The Joint Venture Entity (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as is now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so organized and validly existing and in good standing, to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) The Company has previously furnished or otherwise made available to Parent true and complete copies of the Company Charter and Company Bylaws, the organizational documents of each of the Subsidiaries and the Joint Venture Entity (including, for the avoidance of doubt, a copy of the Joint Venture Agreement), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws or any of the organizational documents of each of the Subsidiaries and the Joint Venture Entity (including, for the avoidance of doubt, the Joint Venture Agreement) in any material respect.
Section 3.2 Capital Stock.
(a) The authorized capital stock of the Company consists of (x) 2,000,000,000 Shares and (y) 200,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of 5:00 p.m., prevailing Eastern time, on December 5, 2024 (the “Capitalization Time”), (i) 179,365,835 Shares were issued and outstanding (none of which were held in treasury), all of which were validly issued, fully paid, nonassessable and are not subject to and were not issued in violation of any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights, (ii) no shares of Preferred Stock were issued and outstanding, (iii) an aggregate of 2,937,279 Shares were subject to or otherwise deliverable in connection with outstanding Company RSUs, including any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company RSUs, and (iv) an aggregate of 3,314,264 Shares were subject to or otherwise deliverable in connection with outstanding Company PSUs (at the applicable performance target), including any “dividend shares” accrued thereon as contemplated by the applicable award agreement governing such Company PSUs. Except as set forth above, and except for changes since the Capitalization Time resulting from the settlement of outstanding Company RSUs and Company PSUs, as of the date of this Agreement, (A) there are no outstanding or authorized (i) shares of capital stock or other voting or non-voting equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting or non-voting equity securities of the Company or (iii) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting or non-voting equity securities or securities convertible into or exchangeable for capital stock or voting or non-voting equity securities of the Company, (B) there are no outstanding bonds, debentures, notes or other obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting or non-voting equity securities or securities convertible into or exchangeable for capital stock or voting or non-voting equity securities of the Company or any of its Subsidiaries, (C) there are no other options, calls, warrants or other rights, Contracts, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting or non-voting equity securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party and (D) the Company is not a party to a stockholders’ agreement, voting trust agreement, registration rights agreement or other similar Contract or understanding relating to the capital stock or other voting or non-voting equity securities of the Company or any of its Subsidiaries or any other Contract or understanding relating to the disposition, voting or dividends with respect to any capital stock or other voting or non-voting equity securities of the Company or any of its Subsidiaries.
(b) Section 3.2(b) of the Company Disclosure Letter sets forth a correct and complete list of all Company RSUs and Company PSUs outstanding as of the Capitalization Time, including the following with respect to each such award: (i) the identification number of the holder thereof; (ii) the number of Shares subject to such Company RSU or Company PSU (at the applicable performance target), including any “dividend shares” accrued thereon; (iii) the grant or issuance date; and (iv) any applicable vesting schedule.
(c) Each of the outstanding shares of capital stock or other voting or non-voting equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, and, in the case of the Company’s Subsidiaries that are corporations, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights, and all such shares or other voting or non-voting equity securities are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all Liens of any nature whatsoever other than transfer restrictions imposed by applicable Law, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, describing the authorized capital stock and respective owners thereof and its jurisdiction of incorporation or organization.
(d) Each of the outstanding shares of capital stock or other voting or non-voting equity securities of the Joint Venture Entity is duly authorized, validly issued, and is not subject to and was not issued in violation of any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights and all shares or other securities are owned by the Company or a Subsidiary of the Company, free and clear of all Liens of any nature whatsoever other than transfer restrictions imposed by applicable Law (except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and by the other Persons set forth on Section 3.2(d) of the Company Disclosure Letter. Section 3.2(d) of the Company Disclosure Letter sets forth the Joint Venture Entity’s jurisdiction of organization, its voting or non-voting equity securities and the holders thereof, including percentage ownership. Except as set forth above or as expressly set forth in the Joint Venture Agreement, as of the date of this Agreement, (A) there are no outstanding bonds, debentures, notes or other obligations of the Joint Venture Entity to repurchase, redeem or otherwise acquire any capital stock, voting or non-voting equity securities or securities convertible into or exchangeable for capital stock or voting or non-voting equity securities of the Joint Venture Entity, (B) there are no other options, calls, warrants or other rights, Contracts, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting or non-voting equity securities of the Joint Venture Entity and (C) the Company is not a party to a stockholders’ agreement, voting trust agreement, registration rights agreement or other similar Contract or understanding relating to the capital stock or other voting or non-voting equity securities of the Joint Venture Entity or any other Contract or understanding relating to the disposition, voting or dividends with respect to any capital stock or other voting or non-voting equity securities of the Joint Venture Entity.

(e) Except with respect to the Subsidiaries listed on Section 3.2(c) of the Company Disclosure Letter and the Joint Venture Entity, neither the Company nor any of its Subsidiaries or the Joint Venture Entity owns or controls, directly or indirectly, any capital stock or other voting or non-voting equity securities in any other Person, or has any obligation or commitment to acquire such capital stock or other voting or non-voting equity securities.
Section 3.3 Authority.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject to (i) the adoption of this Agreement by the holders of a majority in voting power of the outstanding Shares entitled to vote thereon (the “Company Stockholder Approval” ), which will be satisfied upon the receipt of the executed Company Stockholder Written Consent, and (ii) the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the Company Stockholder Approval is the only vote of the holders of any class or series of shares of the stock or other voting or non-voting equity securities of the Company necessary to approve this Agreement and the Merger. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary of State (and other recordings or filings required by the DGCL to be filed with the Delaware Secretary of State). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
(b) The Company Board, at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) authorized and approved the execution and delivery of this Agreement and performance by the Company of its covenants and obligations contained herein and the consummation by the Company of the transactions contemplated hereby, (iii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (iv) directed that the adoption of this Agreement be submitted to a vote of the stockholders and (v) subject to Section 5.3, recommended that the Company’s stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in a manner adverse to Parent or Merger Sub.
Section 3.4 No Conflict; Consents and Approvals.
(a) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (with or without notice or lapse of time or both) (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment, code, standard, policy, official norm, or decree of any Governmental Entity (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (with or without notice or lapse of time or both) require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local, municipal or foreign governmental or regulatory (including stock exchange or other self-regulatory) authority, agency, court, commission, department, ministry or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as are necessary to comply with the applicable requirements of Nasdaq, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL (and other recordings or filings required by the DGCL to be filed with the Delaware Secretary of State), and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.5 SEC Reports; Financial Statements.
(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2022 (all such forms, reports, statements, certificates and other documents filed since January 1, 2022 and prior to the date hereof, collectively, the “Company SEC Documents”), together with all certifications required pursuant to the U.S. Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (collectively, the “Sarbanes-Oxley Act”). None of the Subsidiaries of the Company (nor the Joint Venture Entity) was required or is required to make any filings with the SEC. As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents and, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. As of the date of this Agreement, there has been no material correspondence between the SEC and the Company since January 1, 2022 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date of this Agreement.
(b) The audited consolidated financial statements of the Company (including any related notes thereto) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto), included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC since January 1, 2022 (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments none of which, if presented, would be material to the Company and its Subsidiaries, taken as a whole).
(c) The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act to allow timely decisions regarding required disclosure. The Company has established and maintains internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made in accordance with authorization of officers and directors of the Company and (ii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, in each case since January 1, 2022, (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) to the knowledge of the Company, any fraud, whether or not material, which involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided to Parent true and correct copies of any of the foregoing disclosures to the auditors or audit committee of the Company that have been made in writing from January 1, 2022 through the date of this Agreement, and will promptly provide to Parent true and correct copies of any such disclosure that is made after the date of this Agreement. Since January 1, 2022, (i) there has been no material change in the Company’s or its Subsidiaries’ accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto and (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. The Company’s management, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2023, and such assessment concluded that such internal controls were effective using the framework specified in the Company’s Annual Report on Form 10-K.
Section 3.6 No Undisclosed Liabilities.
(a) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than (i) liabilities and obligations specifically disclosed or reflected on and adequately reserved against in the Company’s unaudited consolidated balance sheet as of September 30, 2024 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC or the Company’s audited consolidated balance sheet as of December 31, 2023 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC (in each case, or the notes thereto), (ii) liabilities and obligations incurred in the Ordinary Course of Business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation) since September 30, 2024, (iii) liabilities and obligations which have been discharged or paid in full prior to the date of this Agreement, (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, (v) executory obligations arising from any Contract entered into in the Ordinary Course of Business (none of which results from or was caused by a breach by the Company or any of its Subsidiaries of any such Contract) and (vi) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” that would be required to be disclosed under Item 303(a) of Regulation S-K as promulgated by the SEC. Except as have been described in the Company SEC Documents, as of the date of this Agreement, there are no unconsolidated direct or indirect Subsidiaries of the Company.
Section 3.7 Certain Information. The information statement and notice to stockholders pursuant to Sections 228(e) and 262 of the DGCL to be sent to the stockholders of the Company in connection with the Company Stockholder Written Consent (such information statement, as amended or supplemented, the “Information Statement”) will not, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement will comply in all material respects with the requirements of the Exchange Act, the rules and regulations promulgated thereunder and will be made in accordance with the applicable requirements of the DGCL (including Sections 228(e) and 262 of the DGCL). Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Information Statement.
Section 3.8 Absence of Certain Changes or Events.
(a) Since December 31, 2023 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the Ordinary Course of Business in all material respects.
(b) Since December 31, 2023 through the date of this Agreement, there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect that is continuing.
(c) From the date of the Company’s latest interim financial statements to the date of this Agreement, except as otherwise contemplated or permitted by this Agreement or as required by Law, neither the Company or any of its Subsidiaries has taken any action (or omitted to take any action) as would require Parent’s consent pursuant to Sections 5.1(b)(ii), (v), (vi), (ix) or (xi).
Section 3.9 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2022 (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened, (i) against the Company, its Subsidiaries or any of their respective assets or properties, (ii) to the knowledge of the Company, against any officer, director or employee, in such person’s capacity as such, or, to the knowledge of the Company, any other Person with respect to which the Company or any of its Subsidiaries has an indemnification obligation or (iii) that is reasonably expected to result in injunctive relief against the Company or any of its Subsidiaries that prohibits the Company or its Subsidiaries from engaging in or continuing any conduct, activity or practice relating to the business of the Company or its Subsidiaries, and (b) neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any judgment, order, injunction, rule, ruling, writ or decree (including a suspension or debarment) of any Governmental Entity.
Section 3.10 Compliance with Laws. The Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have in effect, and are in compliance with, all permits, licenses, exemptions, authorizations, franchises, programs, registrations, certifications, concessions, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened claims, Actions or, to the knowledge of the Company, investigations, in each case before or by any Governmental Entity that would reasonably be expected to result in the revocation or termination of any Permit, except as would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.11 Benefit Plans.
(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan (including each material Foreign Plan applicable to any current or former employee of the Company or its Subsidiaries) as of the date of this Agreement; provided, that to the extent that there exist certain forms of agreement that would each individually constitute a Company Benefit Plan, such list includes only the forms of such agreement in lieu of all individual agreements that follow such forms in all material respects. With respect to each material Company Benefit Plan, the Company has furnished or made available to Parent a current, accurate, and complete copy thereof (or if unwritten, a written summary of the material terms thereof) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”); (iii) the most recent summary plan description and summary of material modifications and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided thereunder; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Benefit Plans; and (v) for the three most recent years, (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
(b) Except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11(b) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(i) each Company Benefit Plan has been established, funded, operated and administered in all respects in accordance with its terms and in compliance with applicable Law and any applicable collective bargaining agreement;
(ii) all employer and employee contributions to each Foreign Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a Foreign Plan have been paid in full;
(iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Benefit Plan, and each Foreign Plan that is intended to qualify for special Tax treatment (or permitted to have been approved to obtain any beneficial Tax or other status) meets all requirements for such treatment, and if intended to be filed, registered, or approved by a competent Governmental Entity, has been duly and timely filed, registered, or approved, as applicable, and has been maintained in good standing with applicable regulatory authorities; and
(iv) there is no, and since January 1, 2022, there has been no Action by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending or, to the knowledge of the Company, threatened, relating to any Company Benefit Plan, any fiduciaries thereof with respect to their duties to a Company Benefit Plan or the assets of any of the trusts under any of the Company Benefit Plans (other than routine claims for benefits).
(c) Neither the Company nor any of its Subsidiaries, nor any of their ERISA Affiliates, has in the past six years been required to contribute to, or has any liability (contingent or otherwise) with respect to, any employee benefit plan that is or was (i) subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) a multiple employer plan (as defined in Section 413(c) of the Code).

(d) With respect to any Company Benefit Plan that is a defined benefit pension plan (within the meaning of Section 3(35) of ERISA) that is subject to Title IV of ERISA, (i) all premiums due to the PBGC have been paid, all required contributions have been timely made and no other liability under Title IV of ERISA has been incurred that has not been satisfied in full, and no condition exists that is likely to cause the Company or any of its Subsidiaries to incur liability under Title IV of ERISA in respect of any plan maintained by an ERISA Affiliate other than the Company or one of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has filed a notice of intent to terminate the plan or adopted any amendment to treat such plan as terminated, (iii) the PBGC has not instituted, or threatened to institute, proceedings to treat such plan as terminated, or issued any notice relating to the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated hereby, (iv) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan, (v) there has been no “reportable event” (as defined in Section 4043 of ERISA) that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA, (vi) the Company and its Subsidiaries are not, and do not expect to be, subject to (A) any requirement to post security pursuant to Section 412(c)(4) of the Code or (B) any lien pursuant to Section 430(k) of the Code, and (vii) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred. Neither the Company nor any of its Subsidiaries has terminated any defined benefit pension plan within the last six years or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. Neither the Company, any of its Subsidiaries nor any organization to which the Company or any of its Subsidiaries is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA. With respect to each Foreign Plan, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient, in all material respects, to procure or provide for the accrued benefit obligations, as of the Closing.
(e) Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates (nor any predecessor of any such entity) has any unsatisfied obligation for “withdrawal liability” (including any Controlled Group Liability related thereto) or would be subject to withdrawal liability if, as of the Closing Date, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA), in each case as a result of such Person’s sponsorship, maintenance, administration, participation in or contributions to any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA.
(f) No Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following termination of employment, other than benefits or coverage (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law or (ii) the full cost of which is borne by the recipient (or any of their beneficiaries). Any plan disclosed on Section 3.11(f) of the Company Disclosure Letter may be amended in any manner or terminated without material liability to the Company or any of its Subsidiaries.
(g) Neither the execution and delivery of this Agreement nor the consummation of the Merger could reasonably be expected to, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other similar termination payment, (ii) accelerate the time of payment, funding or vesting, or increase the amount of, or otherwise enhance, any compensation or benefit due any such employee, officer, director or consultant, (iii) result in any limitation or restriction on the right of the Company’s or any of its Subsidiaries’ ability to merge, amend or terminate any of the Company Benefit Plans or (iv) give rise to any payments or benefits that would be nondeductible under Section 280G of the Code or give rise to any excise tax owing under Section 4999 of the Code. The Company has made available to Parent the “base amount” for each “disqualified individual” and a reasonable estimate of potential “parachute payments” (each as defined in Section 280G of the Code) such person could receive.
(h) Neither the Company nor any of its Subsidiaries has any obligation to compensate, gross-up or indemnify any individual for any Tax incurred, including pursuant to Section 409A or 4999 of the Code.

Section 3.12 Labor Matters.
(a) Section 3.12(a)(i) of the Company Disclosure Letter sets forth any collective bargaining agreement with any labor union or labor organization to which the Company or any of its Subsidiaries is a party. Except as set forth on Section 3.12(a)(ii) of the Company Disclosure Letter, any collective bargaining agreements to which the Company or any of its Subsidiaries is a party, or is bound by, are in full force and effect and are duly registered where required by applicable Law, and the Company and its Subsidiaries are not party to any (and to the knowledge of the Company, there are no) agreements or discussions to increase any of the benefits granted or provided thereunder except as otherwise required by all applicable Laws. There is no pending labor dispute, strike, work stoppage or lockout or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries (in their capacities as such), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are and since January 1, 2022, have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, subcontracting, insourcing, social security, statutory profit sharing, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or independent contractor, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Entity, alleging (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission or any state or local non-United States equivalent.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has not incurred any liability or obligation under the WARN Act that remains unsatisfied. Within the last three months, there has not been any plant closing or mass layoff subject to the WARN Act, or term of similar import under any applicable similar Law.
(e) To the knowledge of the Company, since January 1, 2022, no formal allegations of sexual or other unlawful harassment, discrimination or hostile work environment have been made against (i) any officer of the Company or any of its Subsidiaries or (ii) any employee of the Company or any of its Subsidiaries at a level of Salary Grade 12 or above. During such period, there have been no material Actions or settlements involving such matters or individuals.
Section 3.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in the environmental assessments previously made available to Parent and Merger Sub: (i) the Company and each of its Subsidiaries are and, since January 1, 2022, have been in compliance with all applicable Environmental Laws, and possess, are in compliance with, and have filed timely application to renew all Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other Person has Released or caused the Release of any Materials of Environmental Concern at any Owned Real Property, Leased Real Property, or any other location, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information from a Governmental Entity pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state or municipal or other applicable Environmental Laws, concerning any Release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such Release or threatened Release, to the extent such matter has been resolved with the applicable Governmental Entity; and (iv) neither the Company nor any of its Subsidiaries has received any written unresolved notice, claim or complaint, or is presently subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has provided to Parent all Phase I environmental site assessment (or substantially equivalent reports with respect to foreign jurisdictions) relating to the Owned Real Property, the Leased Real Property, or the Company or any of its Subsidiaries, that in each case are in the Company’s or any of its Subsidiaries’ possession.
Section 3.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a) all Tax Returns required by applicable Law to be filed by the Company or any of its Subsidiaries have been timely filed with the appropriate Governmental Entity in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true, accurate and complete;
(b) the Company and each of its Subsidiaries have fully and timely paid all Taxes due and payable (whether or not reflected on such Tax Returns), or have adequately reserved against any such Taxes in accordance with GAAP, and neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax;
(c) the Company and each of its Subsidiaries have properly withheld and paid over to the appropriate Governmental Entity (or are holding for payment not yet due) all Taxes required to have been withheld and paid over by it in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor or other third party;
(d) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the applicable financial statement in accordance with GAAP;
(e) as of the date of this Agreement, there are no Actions or other proceedings pending or threatened in writing with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received since January 1, 2021 a written claim by a Governmental Entity in a jurisdiction where it does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction;
(f) in the two (2) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution or other transaction that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law);
(g) neither the Company nor any of its Subsidiaries has been a party to or otherwise participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);
(h) neither the Company nor any of its Subsidiaries is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement solely between and among members of the affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated federal income tax returns of which the Company is the common parent, or entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes (each, a “Non-Tax Agreement”), or has any liability for the Taxes of any Person other than the Company or any of its Subsidiaries or pursuant to a Non-Tax Agreement pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor, or otherwise by operation of Law;
(i) except as the result of extending the due date of any Tax Return, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;
(j) neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date any amount of taxable income attributable to income that accrued to the Company or its Subsidiaries in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income, in a taxable period ending after the Closing Date, any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting with respect to any installment sales by the Company outside the Ordinary Course of Business prior to the Closing Date, an open transaction disposition by the Company or its Subsidiaries outside the Ordinary Course of Business prior to the Closing Date, the completed contract method of accounting with respect to Contracts entered into by the Company or its Subsidiaries outside the Ordinary Course of Business prior to the Closing Date, the long-term contract method of accounting, or Section 481(a) of the Code with respect to any change in accounting method made by the Company prior to the Closing Date (or any similar provision of state, local or non-U.S. Tax Law);
(k) since January 1, 2021, neither the Company nor any of its Subsidiaries has executed, entered into or is subject to any “closing agreement” as described in Section 7121 of the Code, IRS private letter ruling or advance pricing agreement or comparable agreement or ruling of any other taxing authority, nor is any such ruling or request for such ruling currently pending; and
(l) the Subsidiaries of the Company incorporated in Mexico have complied in all material respects with any applicable provisions of Mexican Tax Law applicable to such Subsidiaries in connection to any subcontracting services rendered, including but not limited to, to the extent applicable to such Subsidiaries, the obligation to maintain information provided under Article 27 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and Article 5-A of the Mexican Value Added Tax Law (Ley del Impuesto al Valor Agregado) with respect to services, as well as any obligation to withhold under Article 1-A of the Mexican Value Added Tax Law (Ley del Impuesto al Valor Agregado) when applicable and they have not claimed any deductions or VAT credits for any subcontracting payments which are disallowed under Article 15-D of the Federal Fiscal Code (Código Fiscal de la Federación).
Section 3.15 Material Contracts.
(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of, as of the date of this Agreement, of each Contract, including all amendments, supplements and side letters thereto that modify each such Contract, to which the Company or any of its Subsidiaries is a party or by which it is bound (other than (i) any Contracts solely between the Company and any wholly owned Subsidiaries of the Company, (ii) any Contracts solely between any wholly owned Subsidiaries of the Company, (iii) any purchase orders in the Ordinary Course of Business (other than with respect to Section 3.15(a)(ii)), or (iv) the Company Benefit Plans (other than with respect to Section 3.15(a)(v)), that:
(i) is filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 or is otherwise a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii) imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete in or conduct any line of business or grants a right of exclusivity to any Person that prevents the Company or any of its Subsidiaries from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on 90 days’ notice or less without payment by the Company or any of its Subsidiaries of any material penalty;
(iii) provides for Indebtedness (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary of the Company to any other wholly owned Subsidiary, or by any wholly owned Subsidiary of the Company to the Company) of the Company or any of its Subsidiaries having an outstanding or committed principal amount in excess of $10,000,000, whether secured or unsecured;
(iv) is a limited liability company agreement, partnership agreement, joint venture agreement, strategic alliance or similar Contract (including the Joint Venture Agreement), other than such Contracts among the Company and any of its wholly owned Subsidiaries or among any of the wholly owned Subsidiaries of the Company;
(v) is a collective bargaining agreement with the Company or its Subsidiaries;

(vi) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $25,000,000, excluding (A) acquisitions or dispositions of raw materials or other supplies or inventory or other finished goods in the Ordinary Course of Business, and (B) the settlement of Company RSUs or Company PSUs;
(vii) is a Lease that obligates any member of the Company Group to make payments involving amounts in excess of $5,000,000 per annum;
(viii) obligates any member of the Company Group to make any capital expenditure in an amount in excess of $5,000,000 individually and $10,000,000 in the aggregate in any calendar year;
(ix) is a customer Contract with any of the ten largest customers (based on sales on a consolidation of each customer with each of its Affiliates) of the Company and its Subsidiaries, taken as a whole, for the 12 months ended December 31, 2023 (“Listed Customers”);
(x) is a Contract with any of the ten largest vendors, suppliers or service providers (based on a consolidation of each vendor, supplier or service provider with each of its Affiliates) of the Company and its Subsidiaries, taken as a whole, based on the aggregate expenditures made by the Company and its Subsidiaries to such vendor, supplier or service provider for the 12 months ended December 31, 2023 (“Listed Suppliers”);
(xi) is a Contract by which any material Intellectual Property is licensed by or to the Company or any of its Subsidiaries (excluding (i) non-exclusive licenses for generally commercially available “off the shelf” software licensed through “shrinkwrap,” “click through” or other standard, unmodified terms and conditions, and (ii) non-exclusive licenses granted by or to customers, vendors, and suppliers of the Company or any of its Subsidiaries in connection with the provision of the applicable goods or services entered into in the Ordinary Course of Business); or
(xii) has a binding obligation where the reasonably expected expenditures under any such Contract exceed $25,000,000 per annum (other than (x) any Contracts of the type set forth in clauses (i) through (xi) above or (y) Contracts that may be terminated or canceled by the Company for convenience without incurring any material penalty).
All Contracts of the types referred to in clauses (i) through (xii) above are referred to herein as “Material Contracts”. The Company has made available to Parent true and complete copies of all Material Contracts as of the date hereof, including all amendments and supplements thereto.
(b) Each Material Contract and each Company Benefit Plan is valid and binding on each of the Company’s Subsidiaries party thereto (and, if the Company is a party, on the Company) and, to the knowledge of the Company, any other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries, and, to the knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, (ii) neither the Company nor any of its Subsidiaries has received written notice or other written communication of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract and (iii) there is no breach or default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that, with or without the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.
(c) From the date of the Company’s latest interim financial statements to the date of this Agreement, none of the Listed Customers or the Listed Suppliers has (i) given the Company or any of its Subsidiaries written notice or other written communication stating unequivocally that it intends to terminate or otherwise cease doing all business under all Material Contracts with the Company and its Subsidiaries that are, by their terms in effect on the date hereof and to which, as of the date hereof, the Company or any of its Subsidiaries and the Listed Customers or the Listed Suppliers are a party with, the Company or any of its Subsidiaries (other than terminations in the Ordinary Course of Business and in accordance with the terms thereof) or (ii) given the

Company or any of its Subsidiaries any written notice or other written communication of an actual or proposed adverse change in the pricing or other material terms of its business relationship under any Material Contract with the Company or any of its Subsidiaries, in each case for clauses (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business and geographies as the Company and its Subsidiaries, (b) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and no written notice or other written communication of cancellation or modification has been received other than in connection with ordinary renewals and (c) except as set forth on Section 3.16(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with or without the lapse of time or the giving of notice or both, would constitute such a breach of or default under, or permit termination or modification of, any of such insurance policies.
Section 3.17 Properties.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its respective Owned Real Property and good title to all of its respective tangible personal property and has valid leasehold interests in all of its respective Leased Real Property, necessary to conduct its respective businesses as currently conducted, free and clear of all Liens (except Permitted Encumbrances).
(b) With respect to each Owned Real Property: (i) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iii) no Owned Real Property is currently part of any Ejido (and to the extent an Owned Real Property was part of an Ejido at any time since January 1, 2022, such Owned Real Property was since disincorporated from such Ejido in accordance with applicable Law, in all material respects) and neither the Company nor its Subsidiaries has received a written notice or claim from any Governmental Entity, Ejido, or other Person asserting that all or any portion of any Owned Real Property is subject to an agrarian proceeding (afectación agraria).
(c) With respect to each Leased Real Property, neither the Company nor any Subsidiary of the Company is in breach or default under the applicable Lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Company, no event has occurred and no circumstance exists that, with or without the lapse of time or the giving of notice or both, would constitute such a breach or default.
(d) There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any Real Property or any portion thereof or interest therein.
Section 3.18 Intellectual Property.
(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered or applied for trademarks or service marks, patents, patent applications, registered copyrights and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are material to the businesses of the Company and its Subsidiaries, taken as a whole (collectively, “Company Registered IP”). All of the material Company Registered IP is valid and in full force and effect.
(b) No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Owned IP is owned exclusively (and with respect to the Company Registered IP, of record) by the Company or one of its Subsidiaries free and clear of all Liens (except Permitted Encumbrances), and each present or past employee, contractor or other Person who has independently or jointly contributed to development of any Company Owned

IP has executed a valid and enforceable Contract conveying to the Company or one of its Subsidiaries all right, title and interest in and to all Intellectual Property in such contributions (or the Company or one of its Subsidiaries owns such Intellectual Property as a matter of law). No Company Owned IP is subject to any Action, and neither the Company nor any of its Subsidiaries has received any written notice or other written communication or claim since January 1, 2022 challenging the ownership, validity or enforceability of any Company Owned IP.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain and protect the confidentiality of and any proprietary rights in all confidential information of, or held in confidence by, the Company or its Subsidiaries, including by taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no trade secrets or other confidential information has been used, disclosed or accessed other than by or to authorized employees, contractors, consultants, representatives and agents of the Company and its Subsidiaries, all of whom are bound by written confidentiality agreements or subject to a fiduciary duty to maintain the confidentiality thereof and, (ii) to the Company’s knowledge, no such confidentiality agreements or fiduciary duties have been breached or violated.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third party in connection with the conduct of their respective businesses. Neither the Company nor any of its Subsidiaries has received since January 1, 2022 any written notice or other written communication or claim, or been subject to any Action, asserting that any material infringement, misappropriation or other violation of Intellectual Property is occurring or has occurred. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, no third party is misappropriating, infringing or otherwise violating any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries. No Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation in which the Company or any of its Subsidiaries is named as a party thereto restricting or limiting in any material respect the use or licensing of such Intellectual Property by the Company or any of its Subsidiaries.
(e) No funding, facilities, resources, or personnel (including Company personnel performing services therefor) of any Governmental Entity, university, or other educational institution or research center were used in the conception, development or reduction to practice of any material Company Owned IP.
Section 3.19 Data Privacy.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2022 have been, in compliance with (i) all applicable Laws relating to privacy, data security, data protection or the collection, storage, processing, use, safeguarding, disclosure, disposal, sharing or transfer of Personal Information (collectively, “Privacy Law”), (ii) any information security and data privacy statements in the Company’s applicable privacy policies, and (iii) the privacy and data requirements of any Contracts, codes of conduct, or industry standards by which the Company and its Subsidiaries are bound (collectively, the “Privacy Requirements”). “Personal Information” means a natural Person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number or customer or account number or any other piece of information that identifies or locates a natural Person or that, in combination with other reasonably available data, can be used to identify or locate a natural Person, or any data or information that is defined as “personal data”, “personal information”, “personally identifiable information” or similar term under Privacy Laws.
(b) Since January 1, 2022, the Company and its Subsidiaries have maintained and continue to maintain a written information security program comprising industry standard policies, procedures, and administrative and technical measures to protect all Personal Information that the Company and its Subsidiaries collect, use, process or otherwise control from and against unauthorized, accidental or unlawful access, use, destruction and/or disclosure.

(c) There is not currently and, since January 1, 2022, there has not been any claims, complaints, audits, investigations or any other actions pending or threatened in writing or, to the knowledge of the Company, otherwise threatened against the Company or any of its Subsidiaries concerning violations of any Privacy Requirements or relating to the Company and its Subsidiaries’ collection, storage, or use of Personal Information, and, to the knowledge of the Company, there are no facts or circumstances that would give rise to any such complaints or proceedings. The consummation of the transactions contemplated hereby will not cause any material violation of any Privacy Law, and all requisite consents, waivers and authorizations necessary to effectuate such transactions, if any and to the extent required under Privacy Law, have been obtained.
(d) There have been no actual or suspected material breaches of the security of the Company’s IT assets or any unauthorized, accidental or unlawful access to or disclosure of any Personal Information that is collected, used, or held for use by the Company and its Subsidiaries, or breach or any event that would give rise to any obligations on behalf of the Company under any Privacy Requirements or that required the Company and its Subsidiaries to notify any Governmental Entities, affected individuals or other Persons of such occurrence since January 1, 2022.
Section 3.20 International Trade Laws.
(a) Since April 23, 2019, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, or any of their respective directors, officers, employees or agents or representatives thereof, is, nor has been, a Sanctions Target, nor has transacted business, directly or knowingly indirectly, with any Sanctions Target, nor otherwise violated Sanctions.
(b) Since April 23, 2019, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, any of their respective directors or officers or, to the knowledge of the Company, any employees, agent, or representative thereof or any other Person acting for or on behalf or at the direction of the Company or any of its Subsidiaries has:
(i) directly or knowingly indirectly (1) used any corporate funds for any unlawful contribution, gift or entertainment or other unlawful expenses relating to political activity, (2) made any unlawful payment to any Government Official, (3) made or received any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment nor (4) otherwise violated any applicable Anti-Corruption Laws; or
(ii) violated any applicable International Trade Laws.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company, its Subsidiaries and their respective directors, officers and, to the knowledge of the Company, employees and agents, are, and have at all times been since April 23, 2019, in compliance with International Trade Laws and Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral allegation, inquiry, notice, or communication that alleges that the Company or any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives or any other Person acting for or on behalf or at the direction of any of the Company or any of its Subsidiaries may have violated, nor made any voluntary or directed disclosure or prior disclosure related to any Anti-Corruption Laws or International Trade Laws at any time since April 23, 2019, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and the Company is not aware of any such circumstances presently in existence likely to give rise to any such allegation, inquiry, notice or communication.
Section 3.21 Product Liability and Recall. Since January 1, 2022, neither the Company nor any of its Subsidiaries has (a) initiated any material product recall, (b) received any product warranty claims for amounts in the aggregate in excess of $5,000,000 net of insurance, or (c) other than in the Ordinary Course of Business, received any claims of injury to Persons in respect of products sold. To the knowledge of the Company, no product manufactured or distributed by the Company or any of its Subsidiaries contains any defect or was manufactured or distributed in material violation of any applicable Law, except where any such defect or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.22 Machinery, Equipment and Other Tangible Personal Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries owns and has valid title to all material machinery, equipment and other tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Encumbrances.
Section 3.23 State Takeover Statutes . Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby. To the knowledge of the Company, no other Takeover Law, anti-takeover, business combination or control share acquisition or similar Law applies to the Merger or the other transactions related thereto.
Section 3.24 Affiliate Transactions.
(a) Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements among any of the Company or its Subsidiaries, as of the date hereof, no executive officer or director of the Company is a party to any Contract, with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act, other than employment agreements and similar employee arrangements made in the Ordinary Course of Business.
(b) Except as set forth on Section 3.24(b) of the Company Disclosure Letter or any bona fide commercial Contracts entered into on an arm’s length basis and in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries is party to any Contract with any (i) Joint Venture Entity or its Affiliates (other than the Company or any of its Subsidiaries) or (ii) Affiliate of the Company (including, for the avoidance of doubt, Packaging Finance Limited or any of its Affiliates (including, for the avoidance of doubt, any of Reynolds Consumer Products Inc. or Graham Packaging Company Inc.), except for Contracts to which solely members of the Company Group are parties.
(c) To the knowledge of the Company, except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof or as otherwise set forth on Section 3.24(b) or Section 3.24(c) of the Company Disclosure Letter, no executive officer or director of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer, vendor or other independent contractor of the Company or its Subsidiaries, or any Person which is party to a Material Contract.
Section 3.25 Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC (“Goldman”) and Lazard Frères & Co. LLC (“Lazard”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 3.26 Opinion of Financial Advisor. Each of Goldman and Lazard has delivered to the Transaction Committee of the Company Board a written opinion (or oral opinion to be confirmed in writing), dated on or before of the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be received by holders of Shares (other than Parent and its Affiliates) is fair, from a financial point of view, to such holders. A true, correct and complete copy of the signed written version of each opinion referenced in this Section 3.26 will be made available to Parent solely for informational purposes only (on a non-reliance basis) promptly following the execution of this Agreement (and, in any event, within three Business Days of the date of this Agreement).
Section 3.27 Solvency. As of the date hereof and as immediately prior to the Effective Time, but without giving effect to the Merger or any other repayment or the Debt Commitment Letter in connection with and contingent upon Closing, the Company and its Subsidiaries are and will be Solvent.

Section 3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Except as expressly contemplated in this Article III, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub, the Surviving Corporation or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
Section 4.1 Organization, Standing and Power.
(a) Parent (i) is a limited liability company duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect
(b) Merger Sub (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to own, lease and operate its properties and carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(c) Parent has previously furnished to the Company true and complete copies of the certificate of formation and operating agreement or certificate of incorporation and bylaws, respectively, of each of Parent and Merger Sub, as applicable, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of formation, operating agreement, certificate of incorporation or bylaws in a manner as would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.2 Authority. Each of Parent and Merger Sub has all necessary limited liability company or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to the approval of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Merger Sub, and except as expressly set forth in this Section 4.2, no other limited liability company or corporate proceedings, respectively, on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Board of Directors of Parent has authorized and approved the execution and delivery of this Agreement and performance of its covenants and obligations herein and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable, fair to and in the best interests of Parent and its stockholders, on the terms and subject to the conditions set forth in this Agreement. The Board of Directors of Merger Sub has (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of Merger Sub and Parent, as its sole stockholder, (b) authorized and approved this Agreement and the execution, delivery and performance by Merger Sub of its covenants and obligations contained herein and the consummation by Merger Sub of the transactions contemplated hereby, (c) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (d) recommended that Parent, as Merger Sub’s sole stockholder, vote in favor of the adoption of this Agreement in accordance with the DGCL, in each case, on the terms and subject to the conditions set forth in this Agreement.
Section 4.3 No Conflict; Consents and Approvals.
(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (with or without notice or lapse of time or both) (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound, or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict or violation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings as are necessary to comply with the applicable requirements of Nasdaq, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company, its Affiliates, any of their respective Representatives or any other Person (other than Parent, Merger Sub, their Affiliates and their respective Representatives) for inclusion or incorporation by reference in the Information Statement.
Section 4.5 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, or any of their respective assets or properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries, including Merger Sub, nor any of their respective assets or properties is or are subject to any judgment, order, injunction, rule, ruling, writ or decree (including suspension of debarment) of any Governmental Entity.
Section 4.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein, in connection with the transactions contemplated hereby or any other transactions in connection herewith or those incident to Merger Sub’s formation. The issued and outstanding capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid, non-assessable and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent.
Section 4.7 Financing.
(a) As of the date of this Agreement, Parent has received and delivered to the Company (i) the executed Equity Commitment Letters, dated as of the date hereof (including all exhibits, schedules and annexes thereto), from the Equity Commitment Parties, pursuant to which the Equity Commitment Parties have committed to provide the Equity Financing, which Equity Commitment Letters provide that the Company is a third-party beneficiary thereto, and (ii) an executed Debt Commitment Letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto) (together with the Equity Commitment Letters, the “Commitment Letters”), from the Debt Financing Sources party thereto, pursuant to which the Debt Financing Sources have committed, subject solely to the terms and conditions expressly set forth therein, to provide to the parent of Parent party to the Debt Commitment Letter (the “DCL Party”) the Debt Financing (together with the Equity Financing, the “Financing”). A true and complete copy of each Commitment Letter (other than the fee letter referred to in the Debt Commitment Letter, which is addressed below) has been previously provided to the Company, and none of the Commitment Letters so delivered to the Company has been amended or modified in any manner prior to the date of this Agreement. Parent or the DCL Party, as applicable, has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid on or before the date hereof and will pay all additional fees as they become due. As of the date hereof, each Commitment Letter is a legal, valid, binding and enforceable obligation of each party thereto (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), is in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Parent or the DCL Party, as applicable. As of the date hereof, no amendment or modification (other than to add lenders, lead arrangers, bookrunners or syndication agents) to, or withdrawal, termination or rescission of, any Commitment Letter is contemplated by Parent, and the respective commitments contained in the Commitment Letters have not been reduced, terminated, withdrawn or rescinded in any respect. The aggregate proceeds contemplated by the Commitment Letters (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto and as adjusted for any cash of Parent or its Subsidiaries otherwise used to satisfy any of the obligations of Parent under this Agreement) will be sufficient for Parent to satisfy all of the obligations of Parent and Merger Sub under this Agreement, including (x) paying the Merger Consideration at the Closing, (y) effecting the repayment, redemption or refinancing of all Indebtedness of the Company as of the Closing Date required to be repaid, redeemed or refinanced in connection with the Closing and (z) paying all fees and expenses of Parent and its Affiliates related to the transactions contemplated by this Agreement, including the Financing (collectively, the “Financing Purposes”). Except for customary engagement letters with respect to debt securities that may form part of the Debt Financing (none of which would adversely affect the amount or availability of the Debt Financing) and the fee letter referred to in the Debt Commitment Letter (a true and complete copy of which fee letter has been provided to the Company, with fee amounts, economic, financial, dollar and ratio terms (including related dates), “market flex” provisions (other than “structural” flex provisions) and securities demand provisions redacted in a customary manner (none of which redactions relate to the conditionality, availability or termination of the Debt Financing or which relate to any reduction of the aggregate principal amount of the Debt Financing below the amount required to satisfy the Financing Purposes (after taking into account any available Equity Financing))), there are no side letters or other agreements or Contracts related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the applicable Commitment Letter and delivered to the Company prior to the date of this Agreement. Parent and Merger Sub understand and acknowledge that under the terms of this Agreement, Parent’s and Merger Sub’s obligation to consummate the transactions contemplated by this Agreement is not contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent. Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Debt Financing Sources or the Equity Commitment Parties to provide the Financing or any contingencies that would permit the Debt Financing Sources or the Equity Commitment Parties to reduce the aggregate principal amount of the Financing below the amount required to satisfy the Financing Purposes, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. As of the date hereof, (A) Parent, the DCL Party and if applicable, Merger Sub, are not in breach of any of the terms or conditions set forth in the Commitment Letters and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach or failure to satisfy a condition on the part of Parent or the DCL Party or any other party thereto under any term or condition of the Commitment Letters and (B) Parent has no reason to believe that any of the conditions to the Financing would not be satisfied on a timely basis on or prior to the Closing Date.
(b) Concurrently with the execution of this Agreement, the Equity Commitment Parties have delivered to the Company the duly executed Limited Guarantees. The Limited Guarantees are in full force and effect, have not been amended, and are legal, valid, binding and enforceable obligations of the Equity Commitment Parties (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
(c) No transfer of property is being made by Parent or Merger Sub, and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement or the other Transaction Documents, with the intent to hinder, delay or defraud either present or future creditors of Parent or Merger Sub or any of their respective Subsidiaries. Assuming (1) the satisfaction or waiver of each of the conditions contained in Section 6.1 and Section 6.3, and (2) the Company and its Subsidiaries, taken as a whole, are Solvent as of the date hereof and will be Solvent as of immediately prior to the Effective Time, then after giving effect to the consummation of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration and the other amounts required to be paid pursuant to Article II and the funding of the Financing pursuant to the Commitment Letters, Parent and its Subsidiaries (including the Surviving Corporation) will be Solvent.
Section 4.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. The Parent Written Consent is the only vote or consent of the holders of any class or series of capital stock or other voting securities of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.
Section 4.9 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s other Affiliates, owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement. Neither Parent nor Merger Sub nor any of their respective “Affiliates” or “Associates” (each as defined in Section 203 of the DGCL) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case at any time during the three-year period prior to the entry into this Agreement.
Section 4.10 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 4.10 of the Company Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 4.11 Certain Arrangements. As of the date hereof, other than the agreements referenced in Section 4.11 of the Company Disclosure Letter, this Agreement, the Commitment Letters, the Limited Guarantees and the Confidentiality Agreement, there are no Contracts or other arrangements or commitments to enter into Contracts or other arrangements between Parent, Merger Sub, the Guarantors or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors or, to the knowledge of Parent, any beneficial owner of Shares, on the other hand, that relate in any material way to the Company or its Subsidiaries (including the Company and its Subsidiaries following the Closing) or the Merger and the other transactions contemplated hereby.
Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

Section 4.13 Access to Information. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation, warranty or statement by any Person or any matter regarding the Company and its Subsidiaries or any matter, except those representations and warranties expressly set forth in Article III. Without limiting the foregoing, except for the representations and warranties set forth in Article III or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty to Parent or Merger Sub, or any of their Affiliates or Representatives, concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Except as expressly set forth in the representations and warranties included in Article III, each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.
ARTICLE V
COVENANTS
Section 5.1 Conduct of Business of the Company.
(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time or the valid termination of this Agreement pursuant to Section 7.1, except (i) as expressly contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (x) conduct its business in the Ordinary Course of Business, (y) preserve the Company’s business organization and maintain existing relations with key customers, suppliers, joint venture, partners, lenders, Governmental Entities and other Persons with whom the Company and its Subsidiaries have significant business relationships or regulatory relationships and (z) take the actions described in Section 5.1(a) of the Company Disclosure Letter; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless, and then solely to the extent that, such action constitutes a breach of such provision of Section 5.1(b).
(b) During the period from the date hereof until the Effective Time, except (w) as expressly contemplated or permitted by this Agreement, (x) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law, or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:
(i) (x) amend or otherwise change the Company Charter or Company Bylaws or (y) amend or otherwise change any similar governing instruments of any Subsidiary of the Company;
(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or liquidate the Company or any of its Subsidiaries or restructure, recapitalize, or reorganize (in each case, in a legal manner), the Company or any of its Subsidiaries or adopt a plan therefor;
(iii) issue, deliver, sell, pledge, dispose of or encumber any shares of its capital stock, or grant to any Person any right to acquire any shares of its capital stock, except pursuant to the settlement of Company RSUs or Company PSUs outstanding as of the date hereof (or permitted to be granted after the date hereof solely in accordance with the items set forth in Section 5.1(b)(iii) of the Company Disclosure Letter) and in accordance with the terms of such instruments;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (A) the payment of the quarterly cash dividend declared on November 8, 2024 to be paid on December 13, 2024 (including the crediting of “dividend shares” pursuant to outstanding Company RSUs and Company PSUs in connection with such dividend) or (B) any dividend or distribution solely among members of the Company Group;
(v) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except pursuant to the settlement of Company RSUs or Company PSUs outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments), or reclassify, combine, split, subdivide or otherwise amend the terms of the Company’s capital stock;
(vi) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership or other business organization or division thereof as a going concern, in each case, having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate; or (B) sell or otherwise dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern, in each case, having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate;
(vii) (A) enter into any Contract that would qualify as a Material Contract if entered into prior to the date of this Agreement (other than any Contract (1) that would qualify as a Material Contract pursuant to clauses (vi) or (viii) of Section 3.15(a) or (2) entered into in the Ordinary Course of Business that would qualify as a Material Contract pursuant to clauses (ix) or (x) of Section 3.15(a) following reasonable prior consultation with Parent (provided, that in no event shall the Company be required to consult with Parent or provide any prior information to Parent with respect to Contracts deemed in good faith by the Company to be competitively sensitive)), or (B) materially amend, terminate (other than terminations occurring as a result of the expiration of the term thereof) or waive any material rights or obligations under, any Material Contract, other than in the case of each of clauses (A) and (B), (x) the renewal or extension of any such Material Contract automatically pursuant to its terms or on terms that are not less favorable to the Company and its Subsidiaries, taken as a whole, or (y) with respect to Contracts that are Material Contracts as a result of clauses (iii) or (v) of Section 3.15(a);
(viii) authorize any capital expenditures which are, in the aggregate, not contemplated by the Company’s capital expenditure budget set forth on Section 5.1(b)(viii) of the Company Disclosure Letter or otherwise in excess of 105% of such budgeted amounts, except for capital expenditures (x) of less than $1,000,000 individually or $5,000,000 in the aggregate or (y) required by equipment failure, outage, or required repair;
(ix) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a member of the Company Group), or (B) incur, create, assume, issue, sell, syndicate, refinance or accelerate any Indebtedness (other than capital leases) or guarantee, endorse or otherwise become liable for (whether directly, contingently or otherwise) the Indebtedness (other than capital leases) of any Person (other than a guaranty by one or more members of the Company Group in favor of one or more other members of the Company Group), in each case, in excess of $10,000,000 individually or $25,000,000 in the aggregate, or (C) otherwise enter into any swap or hedging transaction or other derivative agreements, except, with respect to each of clauses (A), (B) and (C), for: (1) any such transaction or agreement entered into in the Ordinary Course of Business; (2) any such transaction or agreement related to any Indebtedness or pursuant to a revolving facility or line of credit existing on the date of this Agreement (or permitted to be incurred, assumed or otherwise entered into hereunder); and (3) renewals, extensions or refinancing of any swap or hedging transactions or other derivative agreements existing on the date of this Agreement or permitted to be entered into hereunder;
(x) except to the extent required by the terms of a Company Benefit Plan or any Contract in effect as of the date hereof or as contemplated by Section 5.7, (A) increase the compensation or benefits of any current or former employee, independent contractor or director of the Company or any of its Subsidiaries, except for increases to compensation in the Ordinary Course of Business for employees below the level set forth on Section 5.1(b)(x) of the Company Disclosure Letter by an amount not to exceed 5% for an individual or 3% in the aggregate for all such employees with increases, (B) adopt, terminate or materially amend, or increase the benefits or coverage under, any Company Benefit Plan or other compensation or benefit plan (other than annual renewal of group benefit plans in the Ordinary Course of Business that does not materially increase the cost to the Company or its Subsidiaries of maintaining the applicable benefit plan) with or for the benefit of its current or former employees, individual independent contractors or directors, (C) grant or pay any retention, change of control, severance, pension or other compensation or benefits to any current or former employee, individual independent contractor or director of the Company or any of its Subsidiaries, (D) enter into any employment, individual independent contractor or any similar arrangement or agreement or any separation or severance agreement with any current or former employee or independent contractor of the Company or any of its Subsidiaries, other than offer letters with employees and contractor agreements with independent contractors in the Ordinary Course of Business that do not provide for severance benefits or advance notice requirements for termination, (E) accelerate the vesting, payment or funding of, or the lapsing of restrictions with respect to, any payment, compensation or benefit to any current or former employee or individual independent contractor of the Company or any of its Subsidiaries in his or her capacity as such, (F) hire, offer to hire or promote any employee or independent contractor at or above the level set forth on Section 5.1(b)(x) of the Company Disclosure Letter (other than any hiring or promotion to replace a departed employee (other than an executive officer-level employee) if such hired or promoted employee receives substantially similar terms and conditions of employment as the departed employee), (G) terminate the employment or service of any employee or other service provider of the Company and its Subsidiaries at or above the level set forth on Section 5.1(b)(x) of the Company Disclosure Letter (other than for “cause”), (H) institute any general layoff of employees or implement any early retirement plan, or announce the planning of any such action or (I) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to unions, works councils, similar entities or other organized employees, or recognize or certify any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries as the bargaining representative for any employees of the Company and its Subsidiaries;
(xi) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(xii) (A) make, revoke or change any material Tax election; (B) surrender any right to or claim for a refund, credit, offset or other reduction of material Taxes, (C) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) with any Governmental Entity; (D) amend, modify or otherwise change any material Tax Return; (E) settle, consent to or compromise any material Tax liability, claim or assessment; (F) request or consent to any extension or waiver of any limitation period applicable to any claim or assessment in respect of any material Taxes (other than an extension of a limitation period arising by operation of Law as a result of an automatic extension of time to file any Tax Return); (G) make any request for a private letter ruling, administrative relief, technical advice or other similar request with any Governmental Entity, in each case, principally in relation to Tax; or (H) change (or request to change) any material method of accounting for Tax purposes;
(xiii) compromise, waive, forgive, settle or agree to settle any Action, or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages (A) not in excess of $5,000,000 individually or $15,000,000 in the aggregate or (B) consistent with the reserves reflected in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto;
(xiv) enter into or agree to enter into any Contracts, arrangements or other commitments between the Company or any of its Subsidiaries (other than the Joint Venture Entity), on the one hand, and any of (i) the Joint Venture Entity, (ii) an Affiliate of the Company (other than a member of the Company Group), (iii) any executive officer or director of the Company in their capacity as such, other than as permitted by Section 5.1(b)(x), or (iv) any Affiliate of the foregoing, on the other hand;
(xv) enter into any material new line of business (other than any line of business that is reasonably related to and a reasonably foreseeable immaterial extension of any line of business existing as of the date of this Agreement) or terminate any material line of business existing as of the date of this Agreement;

(xvi) grant any material refunds, credits, rebates or allowances to customers other than refunds, credits, rebates or allowances granted in the Ordinary Course of Business;
(xvii) sell, assign, transfer, abandon, exclusively license or allow to lapse any Company Owned IP that is material to the business of the Company and its Subsidiaries, taken as a whole; or
(xviii) agree to take any of the actions described in Section 5.1(b)(i) through (xvii).
Section 5.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.3 Acquisition Proposals.
(a) Except as set forth in this Section 5.3, the Company shall not, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective directors and officers not to, and shall instruct its investment bankers, attorneys, accountants and other advisors (collectively, “Representatives”) not to, directly or indirectly, or to announce any public intention to (i) initiate, solicit, cause or knowingly encourage any inquiries, proposals or offers with respect to, or the making of, an Acquisition Proposal or (ii) engage or participate in any negotiations or discussions (other than to refer the inquiring Person to this Section 5.3 or contacting any Person making an Acquisition Proposal to ascertain facts or clarify terms for the purpose of the Company Board and any committee thereof reasonably informing itself as to such Acquisition Proposal) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal. The Company shall immediately cease and cause to be terminated any existing activities (including access to any data rooms), discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; provided, that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent necessary to comply with fiduciary duties under applicable Law.
(b) Notwithstanding anything to the contrary in Section 5.3(a) or elsewhere in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a material breach of Section 5.3(a) and that the Company Board (or any committee thereof) determines in good faith constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being agreed that the Company may enter into a confidentiality agreement without a standstill provision), (ii) engage or participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal, and (iii) otherwise facilitate such Acquisition Proposal or assist such Person with such Acquisition Proposal; provided, however, that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent.
(c) Subject to the permitted actions contemplated by Section 5.3(d) and Section 5.3(e), and Section 7.1(c)(ii), neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of such actions, an “Adverse Recommendation Change”); provided, that delivery of a written notice to Parent as contemplated by Section 5.3(d) or Section 5.3(e), or public disclosure that such notice has been delivered to Parent, shall not be deemed to constitute an Adverse Recommendation Change or otherwise a violation of this clause (i), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to in Section 5.3(b) entered into in compliance with Section 5.3(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.
(d) Notwithstanding anything to the contrary set forth in this Section 5.3 or elsewhere in this Agreement, following receipt of a written Acquisition Proposal by the Company after the date of this Agreement, and prior to the Company Stockholder Approval, that did not result from a material breach of this Section 5.3 and that the Company Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board (or any committee thereof) may, at any time prior to the Company Stockholder Approval, make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:
(i) (A) the Company shall have provided to Parent two Business Days’ prior written notice, which notice shall (1) state expressly that the Company has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) include as exhibits thereto an unredacted copy of the Alternative Acquisition Agreement and (3) state expressly that, subject to any revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof) has determined to make an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable (provided, in the case of this clause (A), that the Company shall be required to provide Parent with a new notice and an additional two Business Day period hereunder if the applicable alternative acquiror materially amends the financial terms or any other material term or condition of the applicable Superior Proposal before the Company Board (or any committee thereof) makes such Adverse Recommendation Change or terminates this Agreement), and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, the Company shall have used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such two Business Day period (subject to any applicable extensions), which may be on a non-exclusive basis, to permit Parent to propose adjustments to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and
(ii) following the two Business Day period (subject to any applicable extensions), the Company Board (or any committee thereof) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or so to terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, could result in a breach of the directors’ fiduciary duties under applicable Law.
(e) Notwithstanding anything to the contrary set forth in this Section 5.3 or elsewhere in this Agreement, upon the occurrence of any Intervening Event, the Company Board (or any committee thereof), at any time prior to the Company Stockholder Approval, may make an Adverse Recommendation Change if all of the following conditions are met:
(i) the Company shall have (A) provided to Parent two Business Days’ prior written notice, which notice shall (1) set forth in reasonable detail information describing the Intervening Event and (2) state expressly that, subject to any revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof) has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such two Business Day period to permit Parent to propose any adjustments to the terms and conditions of this Agreement such that the failure of the Company Board (or any committee thereof) to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below could no longer result in a breach of the Company Board’s fiduciary duties under applicable Law; and

(ii) following the two Business Day period, the Company Board (or any committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make an Adverse Recommendation Change could result in a breach of the directors’ fiduciary duties under applicable Law.
(f) The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of any written Acquisition Proposal and the material terms of any such Acquisition Proposal and thereafter shall keep Parent informed, on a current basis, of any material change in the terms of any such Acquisition Proposal.
(g) Nothing set forth in this Agreement shall prevent the Company or the Company Board (or any committee thereof) from (i) taking and disclosing to Company stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to equity holders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board (or any committee thereof), after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law, and in either case, such action taken pursuant to this Section 5.3(g) shall not constitute an Adverse Recommendation Change.
Section 5.4 Preparation of Information Statement
(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare the Information Statement and file the Information Statement with the SEC. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Information Statement (and any amendment to the Information Statement). The Company shall file or cause to be filed such other appropriate documents with the SEC as may be applicable. The Information Statement shall contain a copy of the notice required pursuant to Section 262 of the DGCL informing the Company’s stockholders that appraisal rights are available for such stockholder’s Shares pursuant to Section 262 of the DGCL. The Company shall cause the Information Statement and any other documents filed with the SEC to (i) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) contain such information as required by Sections 228(e) and 262 of the DGCL.
(b) Without limiting the generality of the foregoing, each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement as may be reasonably requested by the Company in connection with the Information Statement (and any amendment to the Information Statement). The Company shall provide Parent and its counsel reasonable opportunity to review and comment on the Information Statement (or any amendment or supplement thereto) prior to the filing thereof with the SEC and shall consider in good faith comments or revisions suggested by Parent and its counsel thereon. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Information Statement (and any amendment to the Information Statement) and to resolve all SEC comments with respect to the Information Statement (and any amendment to the Information Statement) as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company shall correct any information provided by it for use in the Information Statement if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall as promptly as reasonably practicable (i) notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement (or any amendment to the Information Statement) and any request by the SEC for any amendment to the Information Statement or for any additional information and (ii) provide Parent and Merger Sub with a copy of all written correspondence between the Company or any Representatives of the Company, on one hand, and the SEC or its staff, on the other hand with regard to the Information Statement.
(c) Subject to applicable Law, the Company will use its reasonable best efforts to (i) set a record date for the distribution of the Information Statement, (ii) commence a broker search (and any additional broker searches, if necessary) pursuant to and in compliance with Section 14c-7 of the Exchange Act as promptly as reasonably practicable but no later than twenty (20) Business Days from the record date, and (iii) thereafter cause the Information Statement to be disseminated to its stockholders within three (3) Business Days after (x) ten (10) calendar days after the filing of the preliminary Information Statement with the SEC if, prior to such date, the SEC does not provide comments on the preliminary Information Statement or (y) the SEC has advised, orally or in writing, that it will not review the Information Statement or has no further comments on the Information Statement, provided that ten (10) calendar days have elapsed since the date of filing of the preliminary Information Statement.
Section 5.5 Access to Information; Confidentiality.
(a) From the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to: (i) afford to Parent reasonable access during normal business hours, consistent with applicable Law, to its Representatives, management, properties, operations, offices, other facilities and books and records (including Contracts, policies, procedures, and anonymized employee data); and (ii) furnish Parent with all financial, operating and any other data and information as Parent shall reasonably request in writing (other than any of the foregoing that relates to the consideration, negotiation and execution of this Agreement, or, subject to the disclosure requirements set forth in Section 5.3, any Acquisition Proposal; and it being agreed that this Section 5.5 shall not permit Parent or its Affiliates or their respective Representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials); provided, that neither the Company nor any of its Subsidiaries shall be required to prepare, produce, compile or furnish any such data or information that has not already been prepared, produced or compiled by the Company or such Subsidiary, as the case may be, and any such data or information may be delivered in the form in which it is ordinarily maintained. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the Representatives of the Company and its Subsidiaries of their normal duties in the Ordinary Course of Business. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any bona fide confidentiality obligation in any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or any of its Subsidiaries, (iii) otherwise violate any applicable Law or (iv) include information reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand.
(b) Each of Parent and Merger Sub shall hold and treat and cause their respective Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the negotiations concerning this Agreement and the transactions contemplated hereby in accordance with the Confidentiality Agreement, dated as of September 20, 2024, by and between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
Section 5.6 Antitrust.
(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under Antitrust Law to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed (or where pre-notification or equivalent procedures are mandatory or advisable) to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law; (ii) using best efforts to defend all Actions by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using best efforts to resolve any objection asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.6(a), each of Parent and the Company, as applicable, shall prepare and file as promptly as practicable (and in any event no later than ten (10) calendar days after the date of this Agreement, unless such tenth calendar day does not fall on a Business Day, in which case the parties may file on the first subsequent Business Day) an appropriate filing of a Notification and Report Form pursuant to the HSR Act and shall prepare and file as promptly as practicable (and in any event no later than January 15, 2025 with respect to initial filings) appropriate filings (in draft form, where applicable) under the Antitrust Laws in the jurisdictions set forth in Section 3.4(b) of the Company Disclosure Letter. Parent shall pay all filing fees and other charges for the filings required under the Antitrust Laws by the Company and Parent. Parent shall act as common representative of both Parent and the Company in connection with the filing with COFECE.
(c) If a party hereto receives a request for additional information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby, including but not limited to a “Second Request” under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, a response which is, at a minimum, in substantial compliance with such request.
(d) Each of Parent and the Company shall keep the other party apprised of the status with respect to the matters set forth in this Section 5.6 and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:
(i) cooperating reasonably with each other in connection with filings or submissions with a Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement;
(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law in connection with the transactions contemplated by this Agreement;
(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the matters set forth in this Section 5.6 and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any material meetings with or other material appearances before any Governmental Entity with respect thereto;
(iv) consulting with one another prior to taking any material position with respect to the filings under the HSR Act or filings under other Antitrust Laws set forth in Section 5.6(b), and permitting the other parties’ legal counsel to review and discuss in advance, and consider in good faith the views of the other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity with respect to filings under the HSR Act or under any other Antitrust Laws; and
(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all material respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.
(e) In addition, Parent shall take, or cause to be taken, all other action and shall do, or cause to be done, all other things necessary, proper, or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement. Notwithstanding the forgoing and anything to the contrary contained in this Agreement, without limiting the obligations of Parent and Merger Sub under this Section 5.6, Parent shall control and lead, in consultation with the Company, the strategy and content of any substantive communications with any Governmental Entity with respect to obtaining the expiration of any applicable waiting periods and all other approvals and any other consents required to be obtained in order for the parties hereto to consummate the transactions contemplated by this Agreement.
(f) Except as specifically required by this Agreement, Parent and the Company shall not, and Parent shall cause its Affiliates not to, knowingly take any action, or knowingly refrain from taking any action, the effect of which would be reasonably expected to materially delay or impede the ability of the parties hereto to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing,

Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire (by merger, consolidation, purchase of equity interests or assets, joint venture or otherwise) any Person or any business, division or portion thereof, if such acquisition or agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, qualification or order from a Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting or delaying the consummation of the transactions contemplated by this Agreement or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.
(g) Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.6 shall include Parent committing to: (i) selling, divesting or otherwise conveying assets, categories, portions or parts of assets or businesses of Parent and its Affiliates; (ii) agreeing to sell, divest or otherwise convey any asset, category, portion or part of an asset or business of the Surviving Corporation and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or the conduct of business arrangements or terminating any existing relationships and contractual rights and obligations; and (v) obtaining prior approval from a Governmental Entity, or submitting a notification or otherwise notifying any Governmental Entity, prior to consummating any future transaction (other than the transactions contemplated by this Agreement) (the actions described in the foregoing clauses (i) through (v), the “Remedy Actions”); provided, however, that notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Parent and its Affiliates, Merger Sub, the Company or any of their respective Subsidiaries to (1) sell, divest or otherwise dispose of, hold separate, enter into any licensing or similar agreement with respect to, restrict the ownership or operation or otherwise convey any asset, category, portion or part of an asset or business of Parent, the Company, or the Surviving Corporation and its Subsidiaries that generated, individually or in the aggregate, net sales in excess of $275,000,000 during the twelve (12) months ended December 31, 2024; or (2) agree to any obligations or restrictions on future conduct or freedom of action contemplated by this Section 5.6(g)(iv), to the extent such actions would be or would reasonably be expected to be material to Parent and its Subsidiaries (after giving effect to the transactions contemplated by this Agreement, including the Merger) taken as a whole. For the avoidance of doubt, in no event shall any action or actions taken pursuant to this Section 5.6 be considered for purposes of determining whether a Material Adverse Effect has occurred.
(h) Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, nothing in this Agreement shall require any AGM Person, or require Parent or Merger Sub to cause any AGM Person, to take any Remedy Action (or any action with respect to any business, product line or asset other than of the Company and its Subsidiaries).
(i) Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, nothing in this Agreement shall require any CPPIB Person, or require Parent or Merger Sub to cause any CPPIB Person, to take any Remedy Action (or any action with respect to any business, product line or asset other than of the Company and its Subsidiaries).
(j) Notwithstanding anything to the contrary in this Section 5.6, a party’s commercially or competitively sensitive information or materials may be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the sensitive information has been redacted available to the other party.
Section 5.7 Employment and Employee Benefits Matters.
(a) Without limiting any additional rights that any employee of the Company or one of its Subsidiaries who remains employed by the Surviving Corporation or any of its Subsidiaries at the Effective Time (each, a “Company Employee”) may have under any Company Benefit Plan or applicable Laws, and except as otherwise agreed in writing between Parent or one of its Affiliates and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending no earlier than the first anniversary of the Effective Time, to the extent such Company Employee remains employed during such period (the “Benefits Period”), to maintain for each Company Employee (i) a base wage or base salary rate that is no less favorable than the base wage or base salary rate provided to such Company Employee immediately prior to the Effective Time, (ii) target short-term and long-term incentive opportunities that are no less favorable than those provided to such Company Employee immediately prior to the Effective Time, (iii) severance benefits upon a termination of employment that are no less favorable than the severance benefits to which such Company Employee would have been entitled upon a termination of employment under similar circumstances under the applicable Company Plan as in effect immediately prior to the Effective Time, without taking into account any reduction, and taking into account all increases, in compensation paid or payable to such Company Employee on or after the Effective Time, (iv) from the Effective Time through the end of the year in which the Effective Time occurs, retirement, health, and welfare benefits (excluding severance benefits, post-employment welfare benefits, and defined benefit pension plans), in the aggregate, that are no less favorable, in the aggregate, than the retirement, health, and welfare benefits (excluding severance benefits, post-employment welfare benefits, and defined benefit pension plans) provided to such Company Employee immediately prior to the Effective Time, and thereafter, for the remainder of the Benefits Period, retirement, health, and welfare benefits (excluding severance benefits) that are no less favorable, in the aggregate, than the retirement, health, and welfare benefits (excluding severance benefits) maintained for and provided to similarly situated employees of Parent, and (v) without limiting the generality of clause (iv), for each Company Employee who actively participated in a nonqualified deferred compensation plan of the Company or one of its Subsidiaries immediately prior to the Effective Time, a continuing opportunity either to continue to participate in such plan, or to participate in an alternative nonqualified deferred compensation plan of Parent or one of its Subsidiaries on substantially no less favorable terms, including the right to an employer match that is consistent with the employer match provided under the applicable Company Plan in respect of 2024. Notwithstanding the foregoing, Parent shall cause the compensation and benefits treatment of, and terms and conditions of employment afforded to, each Company Employee who is, or becomes, subject to a collective bargaining agreement with Parent, the Surviving Corporation or any of its Subsidiaries to be provided in accordance with such collective bargaining agreement or other applicable agreement with a labor union or like organization.
(b) If the Effective Time occurs prior to March 2, 2025, then Parent shall cause the Surviving Corporation or one of its Affiliates to pay to each Company Employee to the extent not already paid by the Company or any of its Subsidiaries prior to the Effective Time, a payment under the applicable short-term cash incentive program for 2024 pursuant to the terms and conditions of such program and in accordance with the calculations set forth on Section 5.7(b) of the Company Disclosure Letter.
(c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use its reasonable best efforts give each Company Employee credit for purposes of eligibility, vesting and, with respect to severance and vacation benefits only, determining level of benefits (but not for purposes of benefit accruals), under each employee compensation, incentive and benefit (including vacation) plan, program, policy and arrangement maintained for the benefit of similarly situated employees of Parent and its Subsidiaries from and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”), for the Company Employee’s service with the Company, its Subsidiaries and their predecessor entities to the same extent recognized by the Company and its Subsidiaries immediately prior to the Effective Time under the corresponding Company Benefit Plan. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use their commercially reasonable efforts to (i) cause there to be waived all pre-existing condition and eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations for the Company’s first plan year of eligibility under such Parent Plan, to claims incurred and amounts paid by, and amounts reimbursed to, the applicable Company Employee for such plan year under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time to the same extent waived or given effect under the corresponding Company Benefit Plan.
(d) From and after the Effective Time, except as otherwise agreed in writing between Parent or one of its Affiliates and a Company Employee or former employee or as otherwise provided in this Agreement, Parent shall honor, and shall cause its Subsidiaries (including the Surviving Corporation) to honor, in accordance with its terms, each Company Benefit Plan, and all obligations in effect thereunder as of the Effective Time, until the termination of such Company Benefit Plan pursuant to its terms. Without limiting the generality of the foregoing, as of the Effective Time, Parent shall cause the Surviving Corporation to assume, adopt, and become a party to the Pactiv Evergreen Nonqualified Deferred Compensation Plan and the Evergreen Packaging Group Nonqualified Deferred Compensation Plan to the extent required pursuant to the terms of such plan to prevent the automatic termination thereof in connection with the transactions contemplated by this Agreement.
(e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Benefit Plan, (ii) obligate Parent or the Surviving Corporation to maintain any particular benefit plan or arrangement, (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement or (iv) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee or group of employees. Nothing herein is intended to provide any Company Employee, former employee or current or former director of the Company any third-party beneficiary rights under this Agreement.
Section 5.8 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective boards of directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.9 General Efforts.
(a) Upon the terms and subject to the conditions set forth in this Agreement (including this Section 5.9(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.1, Section 5.6 and Section 5.9(b)), Parent and Merger Sub shall (and shall cause their respective Subsidiaries to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to), on the other hand, use their respective commercially reasonable efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other parties hereto in doing (or causing to be done) all things, in each case as are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Merger and the other transactions contemplated hereby, including by (A) causing the conditions to the Merger of the other party hereto set forth in Article VI to be satisfied (but not waived) and (B) (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Entities; and (2) making all registrations, declarations and filings with Governmental Entities, in each case that are necessary or advisable to consummate the transactions contemplated hereby. In furtherance of the foregoing, the Company and Parent shall use commercially reasonable efforts to promptly notify each other of (w) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging in writing that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (x) any Action commenced or, to such party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (y) any other written notice or other written communication from any third party to a Material Contract that such Person is terminating (or seeking to terminate) its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or (z) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9(a) shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided, further, that the Company’s compliance or failure to comply with clause (z) of this Section 5.9(a) shall not be taken into account for purposes of determining whether the condition referred to in Section 6.3(b) shall have been satisfied. This Section 5.9(a) shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 5.6.
(b) The Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to make and obtain at the earliest practicable date the notices, consents, approvals or waivers of any Contracts set forth on Section 5.9(b) of the Company Disclosure Letter triggered by the consummation of the Merger and the other transactions contemplated hereby; provided, however, that, none of the Company or its Affiliates shall be obligated to (x) make any payment of any fees, expenses or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (y) amend, supplement or otherwise modify any such Contracts or (z) otherwise make any accommodation or provide any material benefit to the counterparties to such Contracts, in each case, other than as conditioned upon the occurrence of Closing (it being understood and agreed that no breach of this Section 5.9(b) shall have any effect on, or be considered with respect to, whether the condition set forth in Section 6.3(b) has been satisfied.
(c) The Company shall keep Parent reasonably apprised of the status of its efforts to obtain the Company Stockholder Written Consent.
Section 5.10 Indemnification, Exculpation and Insurance.
(a) Without limiting any additional rights that any employee or director may have under any Contract or Company Benefit Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative (“Damages”), arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as in effect on the date hereof. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law, the Company Charter and Company Bylaws as in effect on the date hereof; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Company Charter or Company Bylaws, to promptly repay such advances if it is ultimately determined that such Person is not entitled to indemnification; (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents; and (C) the Surviving Corporation shall cooperate in the defense of any such matter.
(b) Except as may be required by applicable Law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Company Charter, Company Bylaws or comparable organizational documents of the Company’s Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party and by operation of law shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time.
(c) For a period of six (6) years from the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase a “tail policy”, in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as is reasonably available for such maximum amount; provided, further, that if the Surviving Corporation purchases a “tail policy” and the annual coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby, on terms reasonably acceptable to Parent. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.
(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.10 shall continue in effect until the final disposition of such Action.
(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.
(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers, conveys or disposes of all or a majority of its properties and assets to any Person or engages in any division transaction, then, and in each such case, the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.10.
Section 5.11 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.12 Public Announcements. Each of Parent and the Company shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, (ii) with respect to an Adverse Recommendation Change made in accordance with this Agreement or (iii) to enforce rights and remedies under this Agreement; provided, that the foregoing shall not apply to any public statement, disclosure or communication (x) so long as such statement, disclosure or communication is substantially similar in tone and substance with any previous public statements, disclosures or communications made by the Company or Parent, as applicable, in compliance with this Section 5.12, or (y) to the extent that such statement, disclosure or communication has been reviewed and previously approved by both the Company and Parent. The press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing but subject to the terms and conditions of the Confidentiality Agreement, Parent, Merger Sub and their respective Affiliates may, without consulting the Company, make communications, and provide ordinary course communications regarding this Agreement and the Merger, to the Debt Financing Sources Related Parties and existing or prospective general and limited partners, equity holders, members, managers, agents and investors of any Affiliates of such Persons, in each case, who are subject to customary confidentiality restrictions.
Section 5.13 Stock Exchange De-Listing. Parent shall (and the Company shall reasonably cooperate with Parent) use commercially reasonable efforts to take, or cause to be taken, and do or cause to be done all things reasonably necessary, proper or advisable under applicable Law and the rules and policies of Nasdaq to cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.
Section 5.14 Merger Sub. As promptly as practicable following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent approving the adoption of this Agreement in accordance with the DGCL.

Section 5.15 Financing.
(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters on the Closing Date (including complying with any request requiring the exercise of any “flex” provisions in the fee letter), including using reasonable best efforts to (i) satisfy, or cause to be satisfied, on a timely basis all conditions to Parent or DCL Party obtaining the Financing set forth in the Commitment Letters required to be satisfied by it (including the payment of any fees required as a condition to the Financing), (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (including any related “flex” provisions), (iii) maintain in effect the Commitment Letters and (from and when executed) the other Debt Documents through the consummation of the Closing, (iv) consummate the Financing at or prior to Closing and (v) enforce their respective rights under the Commitment Letters and the Debt Documents in a timely and diligent manner.
(b) Parent shall give the Company prompt written notice (A) of any breach or default, cancellation, termination or repudiation (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in any breach or default) by any party to any Commitment Letter or other Debt Document of which Parent becomes aware, (B) if and when Parent becomes aware that any portion of the Financing contemplated by any Commitment Letter may not be available for the Financing Purposes, (C) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to any Commitment Letter or other Debt Document and (D) of any expiration or termination of any Commitment Letter or other Debt Document. Without limiting the foregoing, (i) Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letters or fail to take any action or enter into any transaction, if such failure would reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letters, and (ii) Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall reasonably promptly deliver to the Company copies of any amendment, replacement, supplement, termination, modification or waiver to the Commitment Letters, fee letters and/or Debt Documents prior to the Closing Date. If any portion of the Financing required to satisfy the Financing Purposes becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the applicable Commitment Letter (after taking into account “flex” terms), Parent shall use reasonable best efforts to arrange and obtain alternative debt financing, including from alternative sources, on terms and conditions that are not less favorable to Parent than those set forth in the Debt Commitment Letter and not to include any Prohibited Modifications (as defined below), in an amount that is sufficient, when taken together with the available portion of the Financing to satisfy the Financing Purposes (“Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 5.15 shall be applicable to the Alternative Financing and, for the purposes of Section 5.16 and this Section 5.15, all references to the Financing shall be deemed to include such Alternative Financing and all references to the applicable Commitment Letter or other Debt Documents shall include the applicable documents for such Alternative Financing. Parent shall (1) comply with each Commitment Letter and each definitive agreement with respect to the Debt Financing (collectively, with the Debt Commitment Letter, the “Debt Documents”), (2) enforce its rights under each Commitment Letter and the other Debt Documents, including subject to the satisfaction or waiver of the conditions precedent thereto, using reasonable best efforts to cause the Debt Financing Sources, the Equity Commitment Parties and other financing sources to fund the Financing at or prior to the time the Closing should occur pursuant to Section 1.2, and (3) not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, any Commitment Letter (including the fee letter referred to in the Debt Commitment Letter) or other Debt Documents if such amendment, modification or waiver would (individually or in the aggregate with any other amendments, modifications or waivers) reasonably be expected to (w) reduce the aggregate principal amount of the Financing below the amount necessary to satisfy the Financing Purposes, (x) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Financing, (y) adversely impact the ability of Parent or the DCL Party to enforce its rights against any other party to any Commitment Letter or other Debt Document, the ability of Parent to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby, or (z) otherwise prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement (the effects described in the foregoing clauses (w) through (z), the “Prohibited Modifications”). Compliance by Parent with this Section 5.15 shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Financing or Alternative Financing is available. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 5.15 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to seek the Equity Financing from any source other than the counterparties to, or in any amount in excess of that contemplated by, the Equity Commitment Letters. For the avoidance of doubt, Parent or the DCL Party, as applicable, may make customary modifications, amendments or supplements to the Debt Commitment Letter to add lenders, lead arrangers, co-managers, bookrunners, syndication agents, documentation agents or entities in similar roles. References herein to “Commitment Letter”, “Equity Commitment Letter” or “Debt Commitment Letter” shall include and mean such documents as amended, restated, modified, replaced, supplemented or waived in compliance with this Section 5.15, and references to “Debt Financing” shall include and mean the financing contemplated by the Debt Commitment Letter as amended, restated, modified, replaced, supplemented or waived in compliance with this Section 5.15, as applicable.
(c) Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries, and their respective pre-Closing directors, officers, employees and Representatives, from and against any and all Damages incurred, directly or indirectly, in connection with the Financing, any information provided in connection therewith or any cooperation provided by the Company or its Subsidiaries pursuant to Section 5.16 or Section 5.17 or otherwise in connection with the Financing, except to the extent that any of the foregoing was suffered or incurred as a result of bad faith, willful misconduct or the willful and intentional material breach of this Agreement by the Company or any of its Subsidiaries as determined by a final and non-appealable judgment by a court of competent jurisdiction. Parent shall promptly reimburse the Company and its Subsidiaries for all out-of-pocket costs (including reasonable attorneys’ fees and ratings agencies’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation pursuant to Section 5.16 or Section 5.17 or otherwise in connection with the Financing or the Discharge.
Section 5.16 Cooperation with Debt Financing.
(a) Prior to the Closing, the Company shall use its reasonable best efforts to cooperate and cause the Company’s Subsidiaries and their respective Representatives to provide reasonable and customary cooperation that is reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation would not reasonably be expected to (i) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached or (iii) cause any condition in this Agreement to fail to be satisfied), including using its reasonable best efforts to:
(i) participate at reasonable times in a reasonable number of virtual or telephonic meetings, drafting sessions, presentations, road shows and rating agency and due diligence sessions (including accounting due diligence sessions), in each case, upon reasonable advance notice and assist Parent in obtaining ratings in connection with the Debt Financing;
(ii) as promptly as reasonably practicable, (x) furnish Parent and the Debt Financing Sources Related Parties with the Required Information and (y) inform Parent if the Company shall have actual knowledge of any facts that would require the restatement of any of the financial statements included in the Required Information;
(iii) assist Parent and the Debt Financing Sources Related Parties in the preparation of (A) customary marketing materials to be used in connection with the Debt Financing and (B) materials for rating agency presentations (including by (x) using reasonable best efforts to cause members of management of the Company to reasonably assist in the preparation of offering memoranda and lender or investor presentations and (y) using reasonable best efforts to cause an officer of the Company to execute and deliver customary authorization letters with respect to the Offering Documents relating to the “bank” financing authorizing the distribution of information to prospective lenders);

(iv) provide other reasonable and customary cooperation with the marketing efforts of Parent and the Debt Financing Sources Related Parties for any portion of the Debt Financing as reasonably requested by Parent;
(v) cooperate reasonably with due diligence, to the extent customary for financings of the type contemplated by the Debt Commitment Letter and reasonably requested by Parent;
(vi) solely with respect to financial information and data derived from the Company’s and its Subsidiaries’ books and records, assist Parent in connection with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent and customary to be included in any marketing materials or Offering Documents in connection with the Debt Financing or of the type required by the Debt Commitment Letter; provided, for the avoidance of doubt, that the Company and its Subsidiaries shall not be obligated to provide pro forma financial statements or any information regarding any post-Closing or pro forma cost savings, synergies, capitalization or ownership;
(vii) assist Parent and the Debt Financing Sources Related Parties in their preparation of the Offering Documents and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents to the extent reasonably requested and customary;
(viii) in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to provide, consistent with customary practice, customary accountant’s comfort letters (including “negative assurance” comfort and change period comfort), together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, and consents from the Company’s independent auditors with respect to financial information regarding the Company and its Subsidiaries;
(ix) furnish Parent at least three Business Days prior to the Closing Date with all documentation and other information about the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent at least ten Business Days prior to the Closing Date that is reasonably required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
(x) assist Parent in the preparation of, and execute and deliver as of but not prior to the Closing Date, any guarantee, pledge and security documents, currency or interest rate hedging agreements, if applicable, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company with respect to solvency matters in the form set forth as Exhibit E to the Debt Commitment Letter and any required corporate authorization and incumbencies) and otherwise reasonably facilitate the pledging of collateral and granting and perfection of security interests in respect of the Debt Financing (including, upon the written request of Parent, delivering, in each case, as contemplated by the Debt Commitment Letter, original stock certificates and related powers and original promissory notes and related powers, if any); provided, however, that no obligation of the Company or any of its Subsidiaries under any such document, certificate, agreement or pledge shall be effective until the Closing or be effective if the Closing does not occur;
(xi) facilitate the taking, no earlier than the Closing, of customary corporate approvals, reasonably requested by Parent, to permit the consummation of the Debt Financing (provided that no such action shall be required by the Company Board); and
(xii) cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter as in effect as of the date hereof or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in the Debt Commitment Letter as in effect as of the date hereof to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries;
provided, with respect to clauses (i) through (xii), that (A) neither the Company nor any of its Subsidiaries shall be required to incur or satisfy any liability (including the payment of any fees that would not be reimbursed) in connection with the Financing prior to the Closing, (B) the pre-Closing Company Board and the directors, members and managers of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, unless Parent shall have determined that such directors and managers who are employees of the Company or the Company’s Subsidiaries are to remain as directors and managers of the Company or the Company’s Subsidiaries on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing Date, (C) other than customary representation letters and authorization letters referenced above, neither the Company nor any of its Subsidiaries shall be required to execute or deliver prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents or other certificates, legal opinions or documents, in connection with the Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date, (D) except as expressly provided above, neither the Company nor any of its Subsidiaries shall be required to take any corporate or similar actions prior to the Closing to permit the consummation of the Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date and (E) neither the Company nor any of its Subsidiaries or Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.16 that could (i) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (ii) reasonably be expected to conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (iii) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract to which the Company or any of its Subsidiaries is a party, (iv) require the Company or any of its Subsidiaries or any of their Representatives to provide access to or disclose information that the Company or any of its Subsidiaries determines could jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Subsidiaries, (v) require the delivery of any opinion of counsel (except for customary legal opinions to the extent contemplated by Section 5.17(a)) or (vi) require the Company to prepare or deliver any Excluded Information.
(b) The Company shall, and shall cause its Subsidiaries and their respective representatives to, use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under Section 5.16(a) at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets (it being understood and agreed that once the “Marketing Period” has commenced and then been completed in accordance with the definition thereof, there shall not be a subsequent “Marketing Period” hereunder). Parent shall provide the Company drafts of all Offering Documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, the Company shall use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities. If the Company identifies any such information (“Identified MNPI”) and such information is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include information as to which the Company reasonably objects (any such Identified MNPI, “Acceptable MNPI”), then the Company shall file a Current Report on Form 8-K containing such material non-public information. Parent shall remove all such Identified MNPI that is not Acceptable MNPI from such Offering Documents and marketing materials.
(c) The parties hereto acknowledge and agree that the provisions contained in this Section 5.16 and Section 5.17 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement and implementation of any financing (including the Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the exhibits and schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement.
(d) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are not used in a manner that is intended, or would be reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of any of them.

Section 5.17 Treatment of Company Indebtedness
(a) Existing Notes.
(i) Parent and Merger Sub will be permitted to commence and conduct one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the applicable Existing Notes Indenture) and any tender offer, or any exchange offer, and to conduct any consent solicitations to obtain any amendments to the Existing Notes Indentures identified by Parent to the Company in writing on or after the date of this Agreement (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Company’s Existing Notes identified by Parent to the Company in writing prior to, on or after the date hereof on terms that are acceptable to Parent. Parent shall not be permitted to commence any applicable Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, letter of transmittal or other related documents (including all mailings to the holders of the applicable Existing Notes and all SEC filings) in connection with the Debt Offer (collectively, the “Debt Offer Documents”), a reasonable period of time in advance of Parent or Merger Sub commencing the applicable Debt Offer to allow the Company and its counsel the opportunity to review and comment on the related Debt Offer Documents and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel. Parent shall reasonably consult with the Company regarding the timing and commencement of any Debt Offer and any relevant tender or consent deadlines. The closing (or, in the case of consent solicitations, operativeness) of the Debt Offers shall be expressly conditioned on the occurrence of the Closing and the Debt Offers shall be funded by amounts provided by Parent or one of its Subsidiaries; provided, that the consummation of a Debt Offer with respect to any series of Existing Notes shall not be a condition to the Closing. The Debt Offers shall be conducted in compliance with any applicable provisions of the applicable Existing Notes Indenture and with applicable Law, and the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the applicable Existing Notes Indenture and applicable Laws. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense, to provide customary cooperation reasonably requested by Parent in connection with any Debt Offer; provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries; provided further, neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Debt Offer or execute any other instruments or agreements in connection therewith (in each case, except as provided in Section 5.17(a)(ii) and (a)(iii)). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Debt Offer will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. To the extent that the provisions of any applicable Law conflict with this Section 5.17, Parent and the Company shall comply with the applicable Law and shall not be deemed to have breached their obligations under this Agreement by such compliance.
(ii) Subject to the receipt of any requisite consents, the Company shall execute a supplemental indenture to the applicable Existing Notes Indenture governing each series of Existing Notes identified by Parent to the Company in writing prior to, on or after the date hereof in accordance with the applicable Existing Notes Indenture, amending the terms and provisions of each such Existing Notes Indenture as described in the Debt Offer Documents as reasonably requested by Parent, which supplemental indenture shall become operative no earlier than the Effective Time, and shall use reasonable best efforts to cause the trustee under each such Existing Notes Indenture to enter into such supplemental indenture; provided, however, that in no event shall the Company or any of its Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would become operative prior to the Effective Time. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, in each case, use reasonable best efforts to provide all customary cooperation reasonably requested by Parent in connection with the execution of the supplemental indentures; provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries. If requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 5.17(a)(ii) to the extent (x) such legal opinion is required to be delivered prior to the Closing Date and (y) the trustee under the applicable Existing Notes Indenture requires an opinion of counsel.

Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion as to compliance of a Debt Offer with an applicable Law or, if applicable, the provisions of the applicable Existing Notes Indenture, if in the reasonable opinion of the Company’s legal counsel, the Debt Offer does not comply with such applicable Law or the provisions of the applicable Existing Notes Indenture, as the case may be, or to give an opinion with respect to financing by Parent.
(iii) If and as requested by Parent, in lieu of or in addition to Parent commencing or closing a Debt Offer for any series of Existing Notes, the Company shall use reasonable best efforts, to the extent permitted by such series of Existing Notes and the applicable Existing Notes Indenture, to (A) issue a notice of redemption for all or a portion of the outstanding aggregate principal amount of such series of Existing Notes, pursuant to the redemption provisions of the applicable Existing Notes Indenture, which notice of redemption shall either be issued substantially simultaneously with the Effective Time or be expressly conditioned on the occurrence of the Closing, and (B) take any other actions prior to, at or after the Effective Time reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of such series of Existing Notes pursuant to the redemption and the satisfaction and discharge provisions of the applicable Existing Notes Indenture and the other provisions of such Existing Notes Indenture applicable thereto and the satisfaction and release of any Liens on the assets of the Company and its Subsidiaries arising in connection with such redemption and satisfaction and discharge; provided, that prior to the Company being required under clause (A) above to issue any notice of redemption to be issued substantially simultaneously with the Effective Time in connection with a redemption and satisfaction and discharge, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Existing Notes Indenture sufficient funds to effect such redemption and satisfaction and discharge. If a conditional notice of redemption is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption are satisfied, the Company has all funds necessary in connection with any such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Existing Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Existing Notes. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense, to provide all reasonable and customary cooperation reasonably requested by Parent in connection with the Discharge of any series of Existing Notes identified to the Company by Parent in writing at any time; provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries. If requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 5.17(a)(iii) to the extent (x) such legal opinion is required to be delivered prior to the Closing Date and (y) the trustee under the applicable Existing Notes Indenture requires an opinion of counsel. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion as to compliance of a redemption for all or a portion of the outstanding aggregate principal amount of any series of Existing Notes with an applicable Law or, if applicable, the provisions of the applicable Existing Notes Indenture, if in the reasonable opinion of the Company’s legal counsel, such redemption does not comply with such applicable Law or the provisions of the applicable Existing Notes Indenture, as the case may be.
(iv) Notwithstanding anything to the contrary set forth in this Section 5.17(a), neither the Company nor any of its Subsidiaries shall be required to (i) take or permit the taking of any action pursuant to Section 5.17(a)(i), Section 5.17(a)(ii) or Section 5.17(a)(iii) that (A) would require the Company, its Subsidiaries or any Persons who are directors or officers of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the Debt Financing or any Debt Offers or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is effective prior to the Effective Time, or that would be effective if the Effective Time does not occur (in each case, except as provided in Section 5.17(a)(ii)), (B) would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (C) would require the Company or any of its Subsidiaries to pay any commitment or other similar fee prior to the Effective Time or incur any other expense, liability or obligation in connection with the Debt Financing or any Debt Offer (in the case of any other such expense, liability or obligation, that is not, subject to the limitations contained therein, subject to reimbursement or is not otherwise indemnified by Parent pursuant to Section 5.15(c)), (D) would cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (E) would cause any condition to the completion of the Merger set forth in Article VI to fail to be satisfied by the Effective Time or otherwise result in a breach of this Agreement by the Company, (F) would result in a violation or breach of, or a default under, any Material Contract to which the Company or any of its Subsidiaries is a party, the organizational documents of the Company or its Subsidiaries or any applicable Law, or (G) would unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries; (ii) provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines could jeopardize any attorney-client privilege of the Company or any of its Subsidiaries (provided that the Company shall use reasonable best efforts to cause such information to be provided in a manner that would not result in such privilege concerns); or (iii) deliver or cause to be delivered any opinion of counsel (except for customary legal opinions to the extent contemplated by Section 5.17(a)(ii) and Section 5.17(a)(iii)). Nothing contained in this Section 5.17(a) or otherwise shall require the Company or any of its Subsidiaries, prior to the Effective Time, to commence any Debt Offers or become an obligor under the Debt Financing.
(b) Company Credit Agreement. The Company shall deliver to Parent at least two (2) Business Days prior to the Closing Date (with drafts, including final payoff numbers, to be provided at least three (3) Business Days prior to the Closing Date), (A) an appropriate and customary payoff letter with respect to the Company Credit Agreement (the “Payoff Letter”), specifying the aggregate payoff amount of the Company’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter, including, in the case of any letters of credit or similar obligations, cash collateralization, backstop or repayment of such obligations (it being understood and agreed that Parent shall be responsible for paying all amounts under the Payoff Letter (including cash collateralizing, backstopping or repaying any letters of credit or similar obligations)) and (B) customary documentation evidencing the release of all Liens with respect to the Company Credit Agreement (including any customary termination statements on Form UCC-3 or other customary lien releases); provided that such releases shall not be filed and effective until after the Closing upon receipt by the outgoing lenders of the outstanding amounts required by the Payoff Letter.
Section 5.18 Transaction Litigation. Prior to the Effective Time, the Company shall notify Parent promptly of the commencement of any stockholder Action brought or threatened in writing against the Company, any of its Subsidiaries or any of their respective directors or executive officers relating to the transactions contemplated hereby (the “Transaction Litigation”) and shall promptly advise Parent of any material developments with respect to and keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such Transaction Litigation; provided, however, Parent may reasonably participate in the defense and any negotiations or settlement discussions of any Transaction Litigation at its own expense and the Company shall give reasonable consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall cause its Representatives not to, settle any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).
Section 5.19 Resignation. As requested by Parent in writing at least five (5) Business Days prior to the Closing Date, the Company shall (a) (i) use commercially reasonable efforts to deliver to Parent on or prior to the Closing Date duly executed resignations of all authorized officers of the Company and its Subsidiaries and all directors of the Company’s Subsidiaries, and (ii) use reasonable best efforts to deliver to Parent on or prior to the Closing Date duly executed resignations of all directors of the Company, in each case in form and substance reasonably satisfactory to Parent, and (b) use commercially reasonable efforts to take all such other actions as are reasonably necessary to accomplish such resignations.
Section 5.20 Termination of Contracts. On or prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to terminate in full without liability from the Company and its Subsidiaries from each of the Contracts or transactions set forth on Section 5.20 of the Company Disclosure Letter.

ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained (which will be satisfied by delivery of the Company Stockholder Written Consent promptly following the execution of this Agreement (but no later than twenty-four (24) hours after the date hereof)).
(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.
(c) Certain Regulatory Approvals. (i) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and (ii) the consents, clearances and approvals set forth on Section 6.1(c) of the Company Disclosure Letter shall have been obtained or shall be deemed to have been obtained.
(d) Information Statement. At least twenty (20) Business Days shall have elapsed since the Company mailed to the stockholders of the Company the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).
Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded).
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.
(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.2(a) and 6.2(b).
Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company:
(i) set forth in Section 3.2(a) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any inaccuracies in such representations and warranties that are de minimis relative to the total fully diluted equity capitalization of the Company;
(ii) set forth in Section 3.1(a) (Organization), Section 3.2(c) and (e) (Capitalization), Section 3.3 (Authority) and Section 3.25 (Brokers) of this Agreement (A) to the extent not qualified by “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (B) to the extent qualified by “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein, shall be true and correct, as so qualified, in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and
(iii) all other representations and warranties of the Company set forth in this Agreement, other than those Sections specifically identified in clause (i) or clause (ii) of this Section 6.3(a), shall be true and correct (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing as of the Effective Time.
(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).
Section 6.4 Frustration of Closing Conditions . Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger or the other transactions contemplated hereby to the extent that such failure was caused by such party’s breach of this Agreement.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1 Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise expressly noted herein), whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company:
(i) if the Merger shall not have been consummated on or before 11:59 p.m. (prevailing Eastern Time) on September 9, 2025 (the “Termination Date”); provided, that neither Parent nor the Company shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) to the extent that any action of such party or Merger Sub (in the case of termination by Parent) or failure of such party or Merger Sub (in the case of termination by Parent) to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement; provided, further, that if on the Termination Date the conditions set forth in Section 6.1(c) or Section 6.1(b) (to the extent relating to the matters set forth in Section 6.1(c)) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended until December 9, 2025 and such date shall become the Termination Date for purposes of this Agreement; provided, further, that if the Termination Date is extended pursuant to the preceding proviso and on such Termination Date the condition set forth in Section 6.1(c) or Section 6.1(b) (to the extent relating to the matters set forth in Section 6.1(c)) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended until March 9, 2026 (unless either the Company or Parent delivers to the other party written notice no later than three Business Days before such date indicating its election not to further extend the Termination Date) and such extended date shall become the Termination Date for purposes of this Agreement; provided further, that in the event the Marketing Period has commenced but has not completed as of the Termination Date (including as extended in accordance with the foregoing), the Termination Date shall be automatically extended to the date that is four (4) Business Days following the then-scheduled end date of the Marketing Period.
(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used the required efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with its obligations under this Agreement; and provided, further, that no party shall be permitted to invoke this Section 7.1(b)(ii) if such party’s failure to comply with Section 5.6 is the primary cause of the failure of Section 6.1(b) to be satisfied; or
(iii) if the Company Stockholder Written Consent (and thus, for the avoidance of doubt, the Company Stockholder Approval) is not received within twenty-four (24) hours after the date hereof.
(c) by the Company:
(i) if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured or is not cured by the earlier of (A) the Termination Date then in effect and (B) the date that is 30 days following written notice from the Company to Parent of such breach or failure stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in breach of any of its covenants or agreements set forth in this Agreement (and such breach would result in the failure of any of the conditions set forth in Section 6.3(b));
(ii) if prior to obtaining the Company Stockholder Approval (A) the Company Board (or any committee thereof) authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) substantially concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.3, enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or substantially concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.3(b); or
(iii) if (A) the Marketing Period has ended and the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing), (B) the Company has confirmed by notice to Parent that all conditions set forth in Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 6.2 and (C) the Merger shall not have been consummated within three Business Days after the delivery of such notice.
(d) by Parent:
(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 6.3 and (ii) cannot be cured or is not cured by the earlier of (A) the Termination Date then in effect and (B) the date that is 30 days following written notice from Parent to the Company of such breach or failure stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement (and such breach would result in the failure of any of the conditions set forth in Section 6.2(b)); or
(ii) if prior to obtaining the Company Stockholder Approval (i) the Company Board shall have effected an Adverse Recommendation Change or (ii) following a written request by Parent pursuant to this Section 7.1(d)(ii) following the date any Acquisition Proposal or any material modification thereto is first published or sent, given or communicated to the shareholders of the Company and the Company fails to issue a press release that expressly reaffirms the Company Board Recommendation within ten (10) calendar days.
The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party setting forth the basis on which such party is terminating this Agreement.
Section 7.2 Effect of Termination. In the event of a valid termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the parties hereto or the Debt Financing Sources Related Parties, except that the Confidentiality Agreement and the provisions of Section 3.25 and Section 4.10 (Brokers), Section 5.12 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.15 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof; provided, however, that, subject to Section 7.3(f) and (g), none of the parties hereto shall be released from any liabilities or damages arising out of a Willful and Material Breach or from Fraud.
Section 7.3 Fees and Expenses.
(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated except that the expenses incurred in connection with the filing, printing and mailing of the Information Statement (including applicable SEC filing fees) shall be shared equally by Parent and the Company.
(b) If:
(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iii) and (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to such termination and (B) within six months after such termination, the Company executes a definitive agreement with respect to an Acquisition Proposal (which, for the avoidance of doubt, shall exclude confidentiality and similar preliminary agreements) and such Acquisition Proposal is subsequently consummated (it being understood that such consummation may occur after the six month period after this Agreement is terminated); provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”;
(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or
(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);
then, in any such case, the Company shall pay to Parent or its designee a termination fee of $67,000,000 (the “Company Termination Fee”); it being agreed that in no event shall the Company be required to pay (or cause any of its Subsidiaries or Affiliates to pay) the Company Termination Fee on more than one occasion.
(c) Payment of the Company Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent (i) on the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i), (ii) concurrently with termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(ii) or Section 7.3(b)(iii) as promptly as reasonably practicable after termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(iii).

(d) In the event that (i) the Company terminates this Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), or (ii) Parent terminates this Agreement pursuant to Section 7.1(b)(i) and at such time the Company could have terminated this Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then Parent shall pay or cause to be paid to the Company a termination fee of $236,000,000 (the “Parent Termination Fee”) in immediately available funds within three (3) Business Days after such termination, it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.
(e) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, (i) if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees) which amount shall not exceed $15,000,000 in the aggregate, and (ii) if Parent fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amounts set forth in this Section 7.3, Parent shall pay to the Company its costs and expenses (including reasonable attorneys’ fees) which amount shall not exceed $15,000,000 in the aggregate; provided that, in each case, in no event shall attorneys’ fees that are based on a contingency fee, “success” fee or any other type of fee arrangement dependent on the outcome of the suit be deemed to be reasonable attorneys’ fees in connection with such suit, together with interest (compounded annually) on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. The parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties hereto would not enter into this Agreement.
(f) The parties hereto agree that the payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 7.3(e), shall be the sole and exclusive monetary remedy available to Parent, Merger Sub or any of their respective Affiliates under or related to this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated) in the event any such payment becomes due and payable, other than for any claim for Fraud; provided, that, notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability, whether at Law, in Contract, in tort or otherwise, of the Company Related Parties under or related to this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated and any Willful and Material Breach) shall not exceed an amount equal to the Parent Termination Fee plus, if applicable, the costs and expenses of Parent pursuant to Section 7.3(e). Subject to the foregoing, upon payment of the Company Termination Fee by the Company in circumstances in which it is payable and, if applicable, the costs and expenses of Parent pursuant to Section 7.3(e), none of the Company Related Parties shall have any further liability to Parent, Merger Sub, the Debt Financing Sources Related Parties or any other Person for any losses suffered under, arising out of or relating to this Agreement and the transactions contemplated hereby (including the termination hereof and the abandonment of the Merger), whether at Law, in Contract, in tort or otherwise.
(g) The parties hereto agree that the payment of the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 5.15(c) and/or Section 7.3(e) shall be the sole and exclusive monetary remedy available to the Company Related Parties under or related to this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated and for any Willful and Material Breach), in the event any such payment becomes due and payable, other than for any claim for Fraud. Upon payment of the Parent Termination Fee by Parent in circumstances in which it is payable and, if applicable, the costs and expenses of the Company pursuant to Section 5.15(c) and/or Section 7.3(e), none of the Parent Related Parties shall have any further liability to the Company Related Parties or any other Person for any losses suffered under, arising out of or relating to this Agreement and the transactions contemplated hereby (including the termination hereof and the abandonment of the Merger), whether at Law, in Contract, in tort or otherwise, other than for any claim for Fraud. Without limiting the foregoing or anything else contained in this Article VII or elsewhere herein, the Company acknowledges and agrees that none of the financing sources party to the Debt Commitment Letter (such financing sources, collectively with their respective Affiliates and their and their respective Affiliates’ former, current, or future general or limited partners, equity holders, directors, officers, managers, members, employees, representatives or agents and their respective successors and assigns, the “Debt Financing Sources Related Parties”) shall have any liability to the Company Related Parties arising out of their breach or failure to perform (whether willfully, intentionally, unintentionally or otherwise (including Willful and Material Breach)) any of their obligations under the Debt Commitment Letter. Notwithstanding anything to the contrary, nothing in this Section 7.3(g) shall affect (i) the Company’s rights to specific performance pursuant to Section 8.10 or (ii) any of the Company’s rights and remedies with respect to the Confidentiality Agreement in accordance with the terms thereof.
Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties hereto, prior to the Effective Time and whether before or after the Company Stockholder Approval has been obtained, by action taken or authorized by their respective boards of directors; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires approval or adoption by the stockholders of the Company without such approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto at the time of the amendment.
Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of any of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties hereto which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by email (provided no automatic “bounce back” or similar automatic message of non-delivery is promptly received with respect thereto), (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fourth (4th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Novolex Holdings, LLC 3436 Toringdon Way, Suite 100, Charlotte, North Carolina 28277
	Attn:	Daniel L. Rikard
	Email:	dan.rikard@novolex.com

with a copy (which shall not constitute notice) to:

Apollo Management IX, L.P. 9 West 57th Street New York, NY 10019
	Attn:	James Elworth
Peter Sinensky
	Email:	jelworth@apollo.com
psinensky@apollo.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019
	Attn:	Brian P. Finnegan
	Email:	bfinnegan@paulweiss.com

Canada Pension Plan Investment Board One Queen Street East, Suite 2500 Toronto, Ontario M5C 2W5
	Attn:	Michael Zelenczuk
	E-mail:	mzelenczuk@cppib.com

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
	Attention:	Timothy Burns
	Email:	timothy.burns@weil.com

(ii)	if to the Company, to:

Pactiv Evergreen Inc. 1900 West Field Court Lake Forest, Illinois 60045
	Attention:	Chandra Mitchell
	E-mail:	Chandra.Mitchell@pactivevergreen.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP 200 Park Avenue New York, NY 10166
	Attention:	Eduardo Gallardo
Timothy Fesenmyer
Jon Kubek
	E-mail:	eduardogallardo@paulhastings.com
timothyfesenmyer@paulhastings.com
jonkubek@paulhastings.com

Section 8.3 Certain Definitions. For purposes of this Agreement:
(a) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, share sale, disposition or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company that constitute 20%

or more of (i) the net revenues, (ii) the net income or (iii) the assets of the Company and its Subsidiaries, taken as a whole (in the case of items (i) and (ii), based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company SEC Documents and, in the case of item (iii), measured by the fair market value thereof as determined in good faith by the Company Board)) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the outstanding Shares, in each case other than the Merger and the other transactions contemplated by this Agreement;
(b) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, other than in the case of the definitions of Confidentiality Agreement and Parent Related Party, or for purposes of Section 4.12 (No Other Representations or Warranties), Section 5.5 (Access to Information; Confidentiality), Section 5.12 (Public Announcements), Article VII (Termination) and Section 8.17 (Non-Recourse), (i) with respect to CPPIB, in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an Affiliate of CPPIB or any of its Affiliates, including any portfolio company or investment vehicle affiliated with CPPIB, and (ii) with respect to Apollo Global Management, Inc., in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with Apollo Global Management, Inc. (excluding any investment fund that is an Equity Commitment Party (for the avoidance of doubt, other than any Subsidiary of Parent)), nor shall any portfolio company or investment fund affiliated with Apollo Global Management, Inc. (excluding any investment fund that is an Equity Commitment Party) be considered to be an Affiliate of Parent, Merger Sub or any of their respective Subsidiaries. Notwithstanding anything to the contrary herein, for purposes of Section 5.6 (Antitrust), Cyldesdale Parent, L.P. and its Subsidiaries shall be considered Affiliates of Parent.
(c) “AGM Person” means (for the avoidance of doubt, in each case, other than Clydesdale Parent, L.P. and its Subsidiaries (including Parent or Merger Sub)), (a) Apollo Global Management, Inc., (b) any affiliate of Apollo Global Management, Inc. or (c) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by Apollo Global Management, Inc., and any direct or indirect equity holder, partner (including any limited partner), member or manager of any of the foregoing.
(d) “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials and other similar laws and regulations applicable to the Company or the Subsidiaries from time to time, the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;
(f) “Apollo Funds” means, collectively, (i) Apollo Investment Fund IX, L.P., (ii) Apollo Overseas Partners (Delaware) IX, L.P., (iii) Apollo Overseas Partners (Delaware 892) IX, L.P., (iv) Apollo Overseas Partners IX, L.P. and (v) Apollo Overseas Partners (Lux) IX, SCSp;
(g) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Toronto, Ontario or Governmental Entities in the State of Delaware are authorized or required by applicable Law to be closed;
(h) “COFECE” means the Mexican Comisión Federal de Competencia Económica;
(i) “Company Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and other compensation or employee benefit plan, agreement, program, policy or other arrangement, in each case whether written or unwritten, that is maintained, administered, contributed to or sponsored by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any present or future liability, other than any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and any plan, agreement, program, policy or arrangement maintained or sponsored by a Governmental Entity or established by Law to which the Company or any Subsidiary is required to contribute pursuant to applicable Law;
(j) “Company Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of August 5, 2016, by and among Pactiv Evergreen Group Holdings Inc., Pactiv LLC, Evergreen Packaging LLC, the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time);
(k) “Company Group” means the Company and its wholly owned Subsidiaries, taken as a whole;
(l) “Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary of the Company;
(m) “Company Related Party” means the Company Group and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates;
(n) “Company Stock Plan” means the Pactiv Evergreen Inc. Amended and Restated Equity Incentive Plan, as in effect from time to time (including any predecessor plan);
(o) “Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not misleading under the circumstances under which it was made available, (b) such Required Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (c) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue a customary “comfort” letter to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures; it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities);
(p) “Contract” means any note, bond, mortgage, indenture, contract, agreement, Lease, license, permit or other instrument or obligation to which a Person is a party or by which such Person or any of their respective properties are bound, other than any Company Benefit Plan;
(q) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
(r) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign Laws or regulations related to defined benefit pension plan funding requirements or post-termination medical insurance plan coverage;
(s) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks;
(t) “CPPIB” means Canada Pension Plan Investment Board;
(u) “CPPIB Investor” means CPP Investment Board Private Holdings (4) Inc.;

(v) “CPPIB Person” means (for the avoidance of doubt, in each case, other than Clydesdale Parent, L.P. and its Subsidiaries (including Parent and Merger Sub)), (a) CPPIB, (b) any affiliate of CPPIB including CPPIB Investor, or (c) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by CPPIB, and any direct or indirect equity holder, partner (including any limited partner), member or manager of any of the foregoing;
(w) “Debt Commitment Letter” means the executed commitment letter dated as of the date hereof, from the Debt Financing Sources party thereto (including all exhibits, schedules and annexes thereto) pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide the aggregate amounts set forth therein for the purposes of funding a portion of the Financing uses (the “Debt Financing”);
(x) “Debt Financing Sources” means the Persons (including parties to any joinder agreement or amendments joining such Persons to the Debt Commitment Letter) that have committed to provide or arrange any debt financing contemplated by the Debt Commitment Letter or alternative debt financings as set forth in Section 5.15(b) in connection with the Merger;
(y) “Designated Claims” means (A) claims that the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in this Agreement) (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) that the Company may assert against each Guarantor pursuant to the terms and conditions of the respective Limited Guarantees, (iii) that the Company may assert against Parent to enforce Parent’s rights with respect to (x) each Equity Commitment Party for specific performance of its obligation to fund its committed portions of the Equity Financing and (y) Clydesdale Parent, L.P. for specific performance of its obligation to contribute the Equity Financing to Parent, in each case of clauses (x) and (y), solely in accordance with, and pursuant to the terms and conditions of, the applicable Equity Commitment Letter, or (iv) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement or any other Transaction Document to which they are party, and (B) that third parties identified as third party beneficiaries in Section 8.6 may assert against Parent and/or the Surviving Corporation, as applicable, solely in accordance with, and pursuant to, the terms and conditions of this Agreement;
(z) “Environmental Laws” means all foreign, federal, state, municipal or local Laws relating to pollution or the protection of the environment or natural resources, including the quality of the ambient air, soil, surface water or groundwater, or the production, distribution, use, storage, treatment, transportation, recycling, Release or other handling of, or exposure to, Materials of Environmental Concern;
(aa) “Environmental Permits” means all governmental permits, licenses, rights, registrations and other authorizations and approvals required under applicable Environmental Laws;
(bb) “Equity Financing” means the equity financing that each of the Apollo Funds and CPPIB Investor has committed to provide to Parent in the respective amounts set forth in the applicable Equity Commitment Letter;
(cc) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;
(dd) “ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any trade or business, whether or not incorporated, that, at the relevant time, together with the Company or any of its Subsidiaries would be deemed a “single employer” or under common control within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA;
(ee) “Excluded Information” means (i) any description of post-Closing capital structure, including descriptions of Indebtedness or equity or ownership of Parent or any of its Affiliates (including the Company and its Subsidiaries on or after the Closing Date), (ii) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities issued pursuant to Rule 144A, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plans of distribution, (iii) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information or pro forma financial statements, (iv) risk factors relating to all or any component of the Debt Financing, (v) financial statements or information required by Rules 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (vi) separate subsidiary financial statements, (vii) projections, (viii) “segment” financial information, (ix) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A, (x) any financial information or other information (other than the financial statements and other information necessary under the definition of Required Information) that the Company is not reasonably able to produce without undue burden or expense, or that the Company is not reasonably able to produce under its current reporting systems, and the Company shall not be required to recast or restate any financial statements for discontinued operations as a result of the Merger and (xi) any information the provision of which would violate any applicable Law, any obligation of confidentiality binding upon the Company or any of its Affiliates, or waive any privilege that may be asserted by the Company or any of its Affiliates, unless any such information is or would be required to ensure that the Required Information would not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading;
(ff) “Existing Notes” means the (i) 4.000% Senior Secured Notes due 2027, (ii) 4.375% Senior Secured Notes due 2028, (iii) 7.950% Debentures due 2025 and (iv) 8.375% Debentures due 2027, in each case issued pursuant to the applicable Existing Notes Indenture;
(gg) “Existing Notes Indentures”, means the (i) Indenture, dated as of October 1, 2020, by and among Pactiv Evergreen Group Issuer LLC (f/k/a Reynolds Group Issuer LLC), Pactiv Evergreen Group Issuer Inc. (f/k/a Reynolds Group Issuer Inc.), the guarantors party thereto, Wilmington Trust, National Association, as trustee, and The Bank of New York Mellon, as collateral agent as supplemented by the Second Supplemental Indenture, dated as of October 13, 2021, (ii) Indenture, dated as of September 24, 2021, by and among Pactiv Evergreen Group Issuer LLC, Pactiv Evergreen Group Issuer Inc., the guarantors party thereto, Wilmington Trust, National Association, as trustee, and The Bank of New York Mellon, as collateral agent as supplemented by the First Supplemental Indenture, dated as of October 13, 2021, and (iii) Indenture, dated as of September 29, 1999, by and between Tenneco Packaging Inc. (as predecessor in interest to Pactiv LLC) and The Chase Manhattan Bank (as predecessor in interest to The Bank of New York Mellon Trust Company, N.A.), as trustee, as supplemented by the Second Supplemental Indenture, dated as of November 4, 1999, and the Fifth Supplemental Indenture, dated as of November 4, 1999, in each case, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time;
(hh) “Foreign Plan” means each Company Benefit Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries whose primary work location is outside the United States.
(ii) “Fraud” means, with respect to any party hereto, the intentional (not constructive) misrepresentation of fact by such party with respect to the making of any of the representations and warranties set forth in Article III and Article IV (as applicable) with the (i) actual knowledge (as opposed to constructive knowledge) of such party that such representation was false when made, and (ii) intent to induce the other party to enter into this Agreement or any other Transaction Document in reliance upon such misrepresentation, upon which the party to whom such representation was made reasonably relied to its detriment or damage, as interpreted under Delaware common law;
(jj) “Government Official” includes any officer, employee or other person acting in an official capacity on behalf of: (i) any Governmental Entity or any department or agency of a government, including elected officials, judicial officials, civil servants and military personnel, or children, spouses, siblings or parents thereof; (ii) any public international organization, such as the World Bank; (iii) any company or business that is owned or controlled by a Governmental Entity; and (iv) any political party, as well as candidates for political office;

(kk) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, to the extent drawn upon, (iv) all obligations for leases classified as capital or finance lease in accordance with GAAP, (v) any sale and leaseback transaction, (vi) any transaction or other liability with respect to any sale, assignment or securitization of receivables or inventory to any third party (including any factoring, inventory or similar agreements) and (vii) all guarantees of such Person of any Indebtedness of any other Person;
(ll) “Intellectual Property” means any and all intellectual property, industrial property and other proprietary rights in information arising in any jurisdiction throughout the world, whether registered or unregistered, including: (a) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, copyrightable subject matter, mask works and designs; (d) trade secrets, secretos industriales, know-how, inventions, processes, procedures, confidential business information and other proprietary information; (e) computer programs, software, rights in data, databases and compilations of data; (f) domain names, social media identifiers and related accounts, and (g) all applications and registrations for any of the foregoing;
(mm) “International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order or directive promulgated, issued or enforced pursuant to such Laws); (iii) Laws and regulations pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security (and any successor thereof) and any regulation, order or directive promulgated, issued or enforced pursuant to such laws, which are applicable to the Company or any Subsidiary from time to time; (iv) anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (v) export, import and customs laws of other countries in which the Company or any of its Subsidiaries has conducted or is currently conducting business;
(nn) “Intervening Event” means an event or effect that (A) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable), which effect, or any consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the Company Stockholder Approval and (B) does not relate to an Acquisition Proposal;
(oo) “IT Assets” means any and all information technology assets and systems, including computers, software, hardware, firmware, middleware and platforms, interfaces, systems, networks, equipment, facilities, websites, infrastructure, workstations, switches and data communication lines;
(pp) “Joint Venture Agreement” means that certain Limited Liability Company Agreement of the Joint Venture Entity, dated as March 22, 2024, by and among the Joint Venture Entity, Pactiv LLC (as successor by merger to PCA West Inc.) and J.G. Haddy Sales Company;
(qq) “Joint Venture Entity” means Coast Packaging Company LLC, a Delaware limited liability company;
(rr) “knowledge” of the Company means the actual knowledge after due inquiry of the individuals listed on Section 8.3(qq) of the Company Disclosure Letter;
(ss) “Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property which is used or intended to be used in the business currently conducted by the Company or any Subsidiary of the Company;
(tt) “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary of the Company holds any Leased Real Property;
(uu) “Liens” means any security interests, mortgages, hypothecations, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances;

(vv) “Marketing Period” means the first period of fifteen (15) consecutive days after the date of this Agreement (a) throughout and at the end of which Parent shall have the Required Information and the Required Information shall be Compliant and (b) throughout and at the end of which the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive day period; provided, that (i) July 4, 2025, November 27, 2025, and November 28, 2025 shall not constitute days for purposes of calculating such fifteen (15) consecutive day period (provided, however, that such exclusion shall not restart such period), (ii) if such fifteen (15) consecutive day period has not been completed on or prior to December 20, 2024, such fifteen (15) consecutive day period shall not commence earlier than January 6, 2025, (iii) if such fifteen (15) consecutive day period has not been completed on or prior to August 15, 2025, such fifteen (15) consecutive day period shall not commence earlier than September 2, 2025 and (iv) if such fifteen (15) consecutive day period has not been completed on or prior to December 19, 2025, such fifteen (15) consecutive day period shall not commence earlier than January 5, 2026; provided, further, that (x) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive day period described above if the Debt Financing is closed on such earlier date and (y) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of such fifteen (15) consecutive day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required in accordance with GAAP, (B) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Information, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of the Company or another independent public accounting firm of national standing reasonably acceptable to Parent (it being understood that any “big four” accounting firm will be deemed acceptable), or (C) any Required Information would not be Compliant at any time during such fifteen (15) consecutive day period or otherwise ceases to meet the requirement of “Required Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Information is updated or supplemented so that it is Compliant and meets the requirement of “Required Information” (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such fifteen (15) consecutive day period, then the Marketing Period shall be deemed not to have commenced). If at any time the Company shall in good faith believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement in the immediately preceding sentence to deliver the Required Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information on such date and, within three (3) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered) and, following delivery of such Required Information specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied; provided, that such written notice or other written communication from Parent to the Company will not prejudice the Company’s right to assert that the Required Information was, in fact, delivered and is Compliant;
(ww) “Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, occurrence or effect to the extent arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the general financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Company or its Subsidiaries operate (including increased competition or changes or developments in commodity prices of the Company’s and its Subsidiaries’ raw material inputs), (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Merger or any of the other transactions contemplated hereby, (4) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes in any applicable Laws (including actions taken by any Governmental Entities in connection with any of the events set forth in clauses (7), (8), (9) or (10) of this definition) or any changes in GAAP, or in interpretations of any of the foregoing, in each case, solely to the extent arising following the date hereof, (5) any change in the price or trading volume of the Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (7) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage, or any escalation or worsening of any such conditions, (8) any natural disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages or other similar force majeure events, or any escalation or worsening of such conditions, (9) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (10) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person, (11) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of an Action by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein (provided, that any of the foregoing may be taken into account in determining whether there has been a breach of any representation or warranty in Section 3.1, Section 3.3, Section 3.4, and Section 3.6), (12) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required by this Agreement, or (13) any actions taken (or omitted to be taken) at the request of Parent; provided, in the case of clauses (1), (2), (4), (7), (8), (9) and (10) only, to the extent the impact of such event, change, occurrence or effect does not have a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries conduct business (provided, further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”);
(xx) “Materials of Environmental Concern” means any pollutant, contaminant, hazardous, acutely hazardous or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act, and any petroleum or petroleum-derived substance, waste or additive, asbestos, asbestos-containing material, polychlorinated biphenyl, per- or polyfluoroalkyl substance, radioactive compound, or other compound, element, material or substance (including products), in each case to the extent they give rise to liability under any Environmental Law;
(yy) “Nasdaq” means the Nasdaq Stock Market LLC or any successor thereto;
(zz) “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control;
(aaa) “Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda and lender and investor presentations, in each case, to the extent the same are customary and required under the terms of the Debt Commitment Letter, in connection with the Debt Financing;
(bbb) “Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person;

(ccc) “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary of the Company whether or not used in their business as currently conducted;
(ddd) “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impair the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby;
(eee) “Parent Related Parties” means Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates;
(fff) “Permitted Encumbrances” means: (A) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to Real Property which are not due and payable as of the Closing Date or which are being contested by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (B) mechanics liens and similar liens for labor, materials or supplies provided with respect to Real Property incurred in the Ordinary Course of Business for amounts which are not delinquent, would not reasonably be expected to have a Material Adverse Effect and are being contested by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (C) zoning, building codes and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business of the Company or any Subsidiary of the Company or any violation of which would not have a Material Adverse Effect; (D) Liens permitted under any loan agreement or indenture; (E) easements, covenants, conditions, restrictions and other similar matters affecting title to Real Property and other title defects which would not have a Material Adverse Effect; and (F) all matters that would be shown by an accurate survey or inspection of Real Property;
(ggg) “Person” means an individual, corporation, partnership, limited liability company, association, estate, trust or other entity or organization, including any Governmental Entity;
(hhh) “PSU Performance Level” means, (i) with respect to Company PSUs granted in 2022, maximum achievement of the applicable performance condition, (ii) with respect to Company PSUs granted in 2023, if the Closing is on or before June 30, 2025, then achievement of the applicable performance condition at 132% of target and if the Closing is after June 30, 2025, then achievement of the applicable performance condition based on the Company’s forecasted performance in 2025 as forecasted in good faith by the Compensation Committee of the Company Board within thirty (30) days of the Closing but in any event no later than two (2) Business Days prior to the Closing, applying the methodologies set forth on Section 8.3(hhh) of the Company Disclosure Letter, and (iii) with respect to Company PSUs granted in 2024, 100% of target achievement.
(iii) “Real Property” means, collectively, the Owned Real Property and the Leased Real Property;
(jjj) “Related Party” means a Company Related Party or a Parent Related Party, as applicable;
(kkk) “Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, injection, deposit, discharge or disposing of any Materials of Environmental Concern in, onto or through the environment;
(lll) “Required Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible high-yield debt securities on a registration statement on Form S-1 under the Securities Act in order for the Company to consummate the offerings of high-yield debt securities contemplated by the Debt Commitment Letter (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of unaudited quarterly interim financial statements (other than the fourth quarter), will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) (A) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Sources) to the extent that such information is required in connection with the Debt Financing or of the type and form customarily included in (I) marketing documents used to syndicate credit facilities of the type contemplated by the Debt Commitment Letter or (II) an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act or (B) is necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including negative assurance and customary change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any non-convertible high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in this definition, nothing in this Agreement will require the Company to provide (or be deemed to require the Company to prepare) any Excluded Information. The parties hereto agree that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any annual audited financial statements or quarterly interim financial statements of the Company included in the Required Information will be deemed to satisfy any requirement to deliver such financial statements to Parent so long as such financial statements otherwise comply with the requirements set forth in “Required Information” with respect thereto;
(mmm) “Sanctioned Country” means any country or region that itself is the subject or target of a comprehensive embargo under Sanctions (as of the date of this Agreement, Belarus, Cuba, Iran, North Korea, Syria, Russia, Venezuela, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic, Luhansk People’s Republic regions of Ukraine, Zaporizhzhia and Kherson);
(nnn) “Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Entities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Governmental Entity;
(ooo) “Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC “Specially Designated Nationals and Blocked Persons List” or any similar list maintained by the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Governmental Entity, (c) located, organized or resident in a Sanctioned Country or (d) 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c);
(ppp) “Solvent” means, as of any time of determination, with respect to any Person, that: (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date;
(qqq) “Subsidiary” means, with respect to any Person, any other Person of which (i) at least a majority of the securities or ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body is owned or controlled, directly or indirectly, by such first Person or (ii) with respect to which the Person possesses, directly or indirectly, the power to direct or cause the direction of the affairs of management of such Person; provided, however, for clarity, that for the purpose of this Agreement, the Joint Venture Entity will not be deemed to be a Subsidiary of the Company;
(rrr) “Superior Proposal” means any Acquisition Proposal on terms which the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement taking into account all the terms and conditions of such proposal, and this Agreement; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;
(sss) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms or similar filings (including any attachments thereto and any amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity relating to Taxes, including any information return, claim for refund, election, disclosure, amended return or declaration of estimated Taxes;
(ttt) “Taxes” means any and all federal, state, provincial, local, municipal or foreign taxes, assessments and similar governmental charges and impositions in the nature of tax (including taxes based upon or measured by income, franchise, windfall, or other profits, gross receipts, property, capital gains, sales, goods and services, use, capital stock, license, branch, payroll, severance, employment, social security (or similar), workers’ compensation, unemployment, production, stamp, occupation, premium, transfer, net worth, excise, withholding, alternative or base erosion minimum, ad valorem, housing contributions, tariffs, compensatory quotas, concession fees, customs authorization fees, customs certification fees, import duties, countervailing duties, antidumping duties and value added taxes), together with any and all interest, fines, penalties and additions imposed with respect to such amounts, in each case imposed by any Governmental Entity;
(uuu) “Transaction Documents” means this Agreement, the Confidentiality Agreement, the Equity Commitment Letters, the Debt Commitment Letter, the Limited Guarantees and any other document contemplated hereby or thereby or any document or instrument delivered in connection hereunder or thereunder;
(vvv) “United States” or “U.S.” means the United States of America;
(www) “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1986, as amended, or any similar state, local, or foreign Law; and
(xxx) “Willful and Material Breach” means, with respect to this Agreement, an intentional act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in a material breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement or the failure to take actions required by this Agreement the failure of which to be taken would reasonably be expected to result in a failure of the Closing to occur.
Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning ascribed thereto in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Any reference to “days” in this Agreement means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.
Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Company Disclosure Letter is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Section 251 of the DGCL, but shall have the effects provided in this Agreement.
Section 8.6 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.10, which shall inure to the benefit of the Indemnified Parties benefiting therefrom who are intended to be third party beneficiaries thereof, (b) if and only if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration, (c) the right of the Company to pursue equitable relief for the benefit of the Company and its holders of Shares, in the event of Parent’s or Merger Sub’s failure to effect the Merger as required by this Agreement or a breach of this Agreement by Parent or Merger Sub, and (d) the Debt Financing Sources Related Parties shall be express third-party beneficiaries of, and may enforce, in each case solely to the extent that it relates to the Debt Financing Sources Related Parties, Section 7.3(f), this Section 8.6, Section 8.7, Section 8.8(b), Section 8.9, Section 8.13 and Section 8.17 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such Sections in a manner adverse to the Debt Financing Sources Related Parties) and such provisions so referred to in this clause (d) may not be modified, waived or terminated in a manner that is adverse to any Debt Financing Sources Related Party without prior written consent of the Debt Financing Sources Related Parties that are party to the Debt Commitment Letter. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided, however, that in any action brought against any Debt Financing Sources Related Party in accordance with Section 8.8(b), the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 8.8 Submission to Jurisdiction.
(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction and venue of the aforesaid courts (and any proper appellate courts therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Each party hereto agrees that it will not bring any action, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof), and makes the agreements, waivers and consents set forth in Section 8.8(a) mutatis mutandis but with respect to the courts specified in this Section 8.8(b).
Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that Parent may collaterally assign its rights under this Agreement to any Debt Financing Sources Related Party (provided, further, that such assignment shall not relieve Parent of any of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
Section 8.10 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub acknowledge and agree that, at any time prior to the valid termination of this Agreement pursuant to Article VII, the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts chosen under Section 8.8, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or provide any bond as a prerequisite to obtaining equitable relief, including seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.10. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for other reasons) shall be subject to the requirements that (i) all of the conditions set forth in Section 6.2 and Section 6.3 have been satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing) at the time when Closing would have been required to occur pursuant to Section 1.2, (ii) the Debt Financing has been funded in full in accordance with the terms thereof or will be funded in full in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iv) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be permitted or entitled to receive both (i) an order for specific performance to cause the Closing to occur and (ii) payment of the Parent Termination Fee or other monetary damages.
Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTERS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.13.
Section 8.14 Counterparts. This Agreement may be executed in one or more textually identical counterparts (including by electronic or digital signature, .pdf, .tif, .gif, .jpg or similar attachment to email or by electronic signature service (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.
Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 8.16 Parent Guarantee. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.
Section 8.17 Non-Recourse. Each party hereto agrees, on behalf of itself and its Related Parties, that all Actions (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to: (a) this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder (including the Financing); (b) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents); (c) any breach or violation of this Agreement or any of the other Transaction Documents and (d) any failure of any of the transactions contemplated hereunder or thereunder (including the Financing) to be consummated, in each case, may be made only against the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the other Transaction Documents, Persons expressly identified as parties to such Transaction Documents and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the other Transaction Documents to the contrary, except for Designated Claims, each party hereto agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the other Transaction Documents or in connection with any of the transactions contemplated hereunder (including the Financing) or under any other Transaction Document will be sought or had against any other Person, including any Related Party and any Debt Financing Sources Related Party, and no other Person, including any Related Party and any Debt Financing Sources Related Party, will have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d). Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, (i) no Debt Financing Sources Related Party will be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages that may be alleged as a result of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder (including the Financing), or the valid termination or abandonment of any of the foregoing; (ii) subject to Section 7.3 hereof, no Company Related Party or Parent Related Party will be responsible or liable for any multiple, special, statutory, exemplary or punitive damages that may be alleged as a result of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder (including the Financing), or the valid termination or abandonment of any of the foregoing; provided that notwithstanding the foregoing or anything to the contrary herein the Company shall have the right to seek damages based on loss of the economic benefits of the transactions contemplated by this Agreement, including loss of premium, on behalf of holders of Shares, and (iii) Parent and Merger Sub shall be entitled to bring claims and causes of action against the Debt Financing Sources related to or arising from the Debt Commitment Letter and the Debt Financing.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NOVOLEX HOLDINGS, LLC

By:	/s/ Stanley Bikulege
Name:	Stanley Bikulege
Title:	Chief Executive Officer

ALPHA LION SUB, INC.

By:	/s/ Stanley Bikulege
Name:	Stanley Bikulege
Title:	Chief Executive Officer

PACTIV EVERGREEN INC.

By:	/s/ Michael J. King
Name:	Michael J. King
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Certificate of Incorporation of the Surviving Corporation
[See attached.]
[EXHIBIT A]

Final Version
I. AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PACTIV EVERGREEN INC.
Pactiv Evergreen Inc. (the “Corporation”) is a corporation organized under the laws of the State of Delaware. The Corporation was incorporated under the name “Reynolds Group Holdings Limited” on May 30, 2006, under the Companies Act 1993 of New Zealand. Pursuant to the certificate of conversion filed with the Secretary of State of the State of Delaware on September 11, 2020, the Corporation converted into a corporation incorporated in the State of Delaware with the name Pactiv Evergreen Inc. on September 17, 2020.
FIRST: The name of this Corporation shall be Pactiv Evergreen Inc.
SECOND: Its registered office in the State of Delaware is to be located at 251 Little Falls Drive, Wilmington, Delaware 19808, United States, and the name of its registered agent at such address is Corporation Service Company.
THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”).
FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 1,000. All such shares are of one class and are shares of Common Stock with the par value of $0.01 per share.
FIFTH: This Corporation is to have perpetual existence.
SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.
SEVENTH: To the fullest extent permitted by the DGCL, the personal liability of the directors of the Corporation for monetary damages to the Corporation or its stockholders for breach of fiduciary duty as a director is hereby eliminated.
EIGHTH: Indemnification of Officers and Directors.
(a)  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.
(b)  Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether by or in the right of the Corporation to procure a judgment in its favor or not and whether threatened, pending or completed, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article 8 shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred by an officer or director in connection with any such action, suit or proceeding, in advance of its final disposition to the fullest extent authorized by the DGCL (including any expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, which shall be paid by the Corporation as they are incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article 8). Without limiting the foregoing in any respect, the Corporation shall indemnify to the maximum extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation
[EXHIBIT A]

unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper and to the extent that a director or officer of the Corporation shall be successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The right to indemnification conferred in this Article 8 shall be a contractual right.
(c)  The Corporation may, by action of its Board of Directors, provide indemnification to some of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.
(d)  The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire or may be entitled, whether pursuant to any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
(e)  Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
(f)  For the purposes of this Article 8, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 8 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued and references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article 8.
NINTH: This Amended and Restated Certificate of Incorporation shall be effective at [•].
[EXHIBIT A]

Annex B

Highly Confidential	Agreed Version

WRITTEN CONSENT

PACTIV EVERGREEN INC.

Action by Written Consent of Stockholder in Lieu of a Meeting
Pursuant to Section 228 of the General Corporation Law of the State of Delaware

December 9, 2024
The undersigned stockholder (the “Consenting Stockholder”) of Pactiv Evergreen Inc., a Delaware corporation (the “Company”), who, as of the record date for this Written Consent, is the record holder of the shares of the Company’s common stock, par value $0.001 per share (such shares, collectively, the “Shares”), listed below the Consenting Stockholder’s name on the signature page hereto, acting pursuant to Sections 228, 251(c) and 262 of the General Corporation Law of the State of Delaware (the “DGCL”) and as authorized by Article 7, Section C(1) of the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), Section 2.07 of the Amended and Restated Bylaws of the Company (the “Bylaws”) and Section 3.06(a) of the Stockholders’ Agreement (as defined in the Certificate of Incorporation, the “Stockholders’ Agreement”), hereby irrevocably consents in writing to the following actions and adopts and approves the following resolutions in lieu of a meeting of stockholders, without prior notice and without a vote:
WHEREAS, the Company has entered into an Agreement and Plan of Merger (as it may be amended restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of December 9, 2024, by and among Novolex Holdings, LLC, a Delaware limited liability Company (“Parent”), Alpha Lion Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, a copy of which has been provided to the Consenting Stockholder and is attached hereto as Exhibit A (capitalized terms used but not otherwise defined in this Written Consent have the meanings set forth in the Merger Agreement);
WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, on the Closing Date at the Effective Time, (i) Merger Sub will be merged with and into the Company (the “Merger”), (ii) the separate corporate existence of Merger Sub will thereupon cease and (iii) the Company will continue as the surviving corporation of the Merger;
WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities of Parent, Merger Sub or the Company or any other Person, the following shall occur: the Shares issued and outstanding as of immediately prior to the Effective Time (other than any Dissenting Shares or Shares (i) held in the treasury of the Company, (ii) owned, directly or indirectly, by Parent or Merger Sub or (iii) owned, directly or indirectly, by any wholly owned Subsidiary of the Company) shall thereupon be converted automatically into the right to receive $18.00 in cash, without interest (the “Merger Consideration”);
WHEREAS, prior to the execution of the Merger Agreement, the Transaction Committee of the Company Board (the “Transaction Committee”) has carefully evaluated the terms and conditions of the Merger and after due consideration of such relevant financial and business information as the Transaction Committee deemed to be necessary, has unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) recommended that the Company Board (a) approve and declare advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (b) determine that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders and (iii) recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement to the Company stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company stockholders adopt the Merger Agreement in accordance with the DGCL;
WHEREAS, prior to the execution of the Merger Agreement, the Company Board, acting upon the unanimous recommendation of the Transaction Committee, has carefully evaluated the terms and conditions of the Merger and after due consideration of such relevant financial and business information as the Board deemed to be necessary, has: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the execution and delivery of the Merger Agreement and performance by the Company of its covenants and obligations contained therein and the consummation by the Company of the transactions contemplated thereby, upon the terms and subject to the conditions contained therein (iii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated hereby, (iv) directed that the adoption of the Merger Agreement be submitted to the Company’s stockholders for their adoption by written consent in lieu of a meeting, (v) fixed December 8, 2024 as the record date for the determination of stockholders of record entitled to consent to the adoption and approval of the Merger Agreement and (vi) recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL;
WHEREAS, pursuant to Section 251(c) of the DGCL and Section 2.06 of the Bylaws, the affirmative vote of the holders of a majority of all of the outstanding Shares entitled to vote on the adoption of the Merger Agreement is required to adopt the Merger Agreement;
WHEREAS, pursuant to Section 228 of the DGCL, Article 7, Section C(1) of the Certificate of Incorporation and Section 2.07 of the Bylaws, the Company’s stockholders may act by written consent until the Effective Date (as defined in the Certificate of Incorporation);
WHEREAS, as of the date hereof, the Effective Date (as defined in the Certificate of Incorporation) has not occurred;
WHEREAS, pursuant to Section 3.06(a) of the Stockholders’ Agreement, the Company may not dispose of any of the Company’s or its subsidiaries’ assets or equity interests, exceeding $50 million in any single transaction or $100 million in the aggregate in any series of transactions during a calendar year (which would occur in connection with the Merger), without the prior written consent of the Consenting Stockholder until such time as the Consenting Stockholder ceases to beneficially own at least 40% of the total voting power of the outstanding Shares entitled to vote;
WHEREAS, as of the record date for this Written Consent, the Consenting Stockholder is the record holder of, and has sole power to vote, 137,979,428 Shares, representing approximately 77% of the outstanding Shares, as set forth on Schedule A, which is a majority of all of the outstanding Shares, and the Consenting Stockholder is therefore permitted, pursuant to the DGCL, the Certificate of Incorporation, the Bylaws and the Stockholders’ Agreement, to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated thereby, and no consent or vote of any other Company stockholder is required with respect to such approval or authorization;
WHEREAS, upon the execution and delivery of this Written Consent to the Company in accordance with Section 228 of the DGCL, the Company Stockholder Approval shall have been obtained in accordance with Section 251(c) of the DGCL, the Certificate of Incorporation, the Bylaws and the Stockholders’ Agreement;
WHEREAS, the Consenting Stockholder desires to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated thereby; and
WHEREAS, upon the execution and delivery of this Written Consent in accordance with Section 228 of the DGCL, the Consenting Stockholder shall waive any right to seek or exercise appraisal or dissenters’ rights in respect of the Shares held by it under Section 262 of the DGCL and/or other applicable Laws with respect to the Merger Agreement, the Merger and the other transactions contemplated thereby.
NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, the Merger and the other transactions contemplated thereby, and any other documents, instruments and certificates required by, referenced in or related to the Merger Agreement, are hereby authorized, adopted, approved and ratified in all respects, including, without limitation, for all purposes under the DGCL, the Certificate of Incorporation, the Bylaws and the Stockholders’ Agreement, by the undersigned Consenting Stockholder, which constitutes the holder of a majority of the outstanding Shares; and be it
FURTHER RESOLVED, that the Consenting Stockholder hereby waives any and all rights and notice requirements applicable to, triggered by or in connection with, the Merger, the Merger Agreement, and the transactions contemplated thereby, that are contained in the Certificate of Incorporation, the Bylaws, the Stockholders’ Agreement or under the DGCL or any other applicable law; and be it
FURTHER RESOLVED, that the Consenting Stockholder acknowledges and agrees that by executing and delivering this Written Consent in accordance with Section 228 of the DGCL, the Consenting Stockholder hereby irrevocably and unconditionally waives and agrees to cause to be waived and to prevent the exercise of, any right to seek or exercise appraisal or dissenters’ rights by virtue of or in respect of the Shares held by it (including, without limitation, under Section 262 of the DGCL and/or other applicable Laws) with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and be it
FURTHER RESOLVED, that the Consenting Stockholder hereby approves the delivery to the Company of this Written Consent pursuant to Section 228 of the DGCL and pursuant to the terms of the Merger Agreement, such that it will constitute the Company Stockholder Approval.
This Written Consent shall be effective as of the delivery to the Company of an executed copy of this Written Consent in accordance with the DGCL, shall be filed with the minutes of the meetings of the stockholders of the Company and shall be treated for all purposes and shall have the same force and effect as if taken at a meeting of the holders of the issued and outstanding Shares of Company capital stock entitled to vote thereon duly called and constituted pursuant to the Certificate of Incorporation, the Bylaws, the Stockholders’ Agreement and the DGCL.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Written Consent to be executed as of the date first set forth above.

CONSENTING STOCKHOLDER:

PACKAGING FINANCE LIMITED

By:	/s/ Helen Golding
Name:	Helen Golding
Title:	Director

[Signature Page to Written Consent]

Exhibit A
Merger Agreement
[attached]

Schedule A
Issued and Outstanding Shares of Company Common Stock as of December 6, 2024
179,365,835

Annex C
PERSONAL AND CONFIDENTIAL
December 9, 2024
Transaction Committee of the Board of Directors
Pactiv Evergreen Inc.
1900 W. Field Court
Lake Forest, IL 60045
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Novolex Holdings, LLC (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Pactiv Evergreen Inc. (the “Company”) of the $18.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 9, 2024 (the “Agreement”), by and among Parent, Alpha Lion Sub, Inc., a wholly owned subsidiary of Parent, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Rank Group Limited, an indirect holder of a significant interest in the Company (“RGL”), Apollo Global Management, Inc., an indirect holder of a significant interest in Parent (“Apollo”), and Canada Pension Plan Investment Board (“CPPIB”), which is to become an indirect holder of a significant interest in Parent pursuant to the Agreement, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Transaction Committee of the Board of Directors of the Company (the “Transaction Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Apollo and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial co-advisor to Lifepoint Health Inc., a portfolio company of funds affiliated with Apollo, in connection with its acquisition of a majority interest in Springstone, Inc. in February 2023; as bookrunner in connection with the issuance by Albertsons Companies Inc., a portfolio company of funds affiliated with Apollo, of its senior notes due February 2028 in February 2023; as financial advisor to Apollo in connection with its acquisition of Atlas Air Worldwide Holdings Inc. in March 2023; as bookrunner in connection with the issuance by Oldenburgische Landesbank AG, a portfolio company of funds affiliated with Apollo, of its subordinated callable fixed rate reset notes due April 2034 in March 2024; as bookrunner in connection with the issuance by Athene Holding Ltd., a portfolio company of funds affiliated with Apollo, of its subordinated notes due 2064 in May 2024; and as bookrunner in connection with the issuance by OneMain Finance Corporation, a portfolio company of funds affiliated with Apollo, of its senior notes due November 2031 in August 2024. We also have provided certain financial advisory and/or underwriting services to CPPIB and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to the issuance by Civitas Resources, Inc., a portfolio company of CPPIB (“Civitas Resources”), of high-yield bonds in June 2023; as financial advisor to Civitas Resources in connection with its acquisition of Midland and Delaware Basin assets from portfolio companies of NGP Energy Capital Management in September 2023; as financial advisor to Wilton Re Holdings Ltd, a portfolio company of CPPIB, in connection with its sale of its Canadian business in October 2023; as bookrunner with respect to the issuance by CPPIB of investment-grade bonds in December 2023; as lead arranger with respect to the bank loan of Calpine Corporation, a portfolio company of CPPIB, in August 2024; as bookrunner with respect to the issuance by Antares Holdings LP, a portfolio company of CPPIB, of investment-grade bonds in October 2024; and as bookrunner with respect to the bank loan of Qlik Technologies Inc., a portfolio company of CPPIB, in November 2024. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, RGL, Apollo,

Transaction Committee of the Board of Directors
Pactiv Evergreen Inc.
December 9, 2024

CPPIB and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Apollo, CPPIB and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo and CPPIB from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders of the Company and Annual Reports on Form 10-K of the Company for the four years ended December 31, 2023; the Company Registration Statement on Form S-1, including the prospectus contained therein dated September 16, 2020 relating to an initial public offering of the Shares; certain interim reports to stockholders of the Company and Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Transaction Committee (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the paper and packaging industry; and performed such other studies and analyses, and considered such other factors, including Section 5.1(b)(iv) of the Agreement, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Transaction Committee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $18.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $18.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances,

Transaction Committee of the Board of Directors
Pactiv Evergreen Inc.
December 9, 2024

developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Transaction Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $18.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex D
December 8, 2024
The Transaction Committee of the Board of Directors
Pactiv Evergreen Inc.
1900 W. Field Court
Lake Forest, IL 60045
Dear Members of the Transaction Committee of the Board of Directors (“Transaction Committee”):
We understand that Pactiv Evergreen Inc., a Delaware corporation (“Company”), Novolex Holdings, LLC, a Delaware limited liability company (“Parent”), and Alpha Lion Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $0.001 per share, of Company (“Company Common Stock”), other than shares of Company Common Stock (i) held in the treasury of Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of Company or (ii) held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $18.00 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.
In connection with this opinion, we have:
(i)	Reviewed the financial terms and conditions of a draft, dated December 8, 2024, of the Agreement;
(ii)	Reviewed certain publicly available historical business and financial information relating to Company;
(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;
(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;
(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;
(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;
(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and
(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.
We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. Management of Company has advised Lazard Frères & Co. LLC (“Lazard”) that the financial forecasts provided to Lazard in November 2024 (the “Forecasts”) reflect the best currently available estimates and judgments as to the future financial performance of Company; accordingly, the Transaction Committee has directed us to use solely the Forecasts for purposes of our analyses in connection with this opinion. With respect to the Forecasts, as utilized in our analyses, we have assumed, with the consent of the Transaction Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.
D-1

The Transaction Committee of the Board of Directors
Pactiv Evergreen Inc.
December 8, 2024

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that volatility in the credit, commodities and financial markets may have an effect on Company or the Transaction and we are not expressing an opinion as to the effects of such volatility on Company or the Transaction. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of the Transaction Committee, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. The Transaction Committee has advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of the Transaction Commitee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.
Lazard is acting as financial advisor to the Transaction Committee in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the earlier to occur of an announcement of a definitive agreement to complete the Transaction or the rendering of this opinion and a substantial portion of which is contingent upon the completion of the Transaction. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Apollo Global Management, Inc., a significant shareholder of Parent (“Apollo”), and/or certain of its affiliates, for which we have received and may receive compensation, including, currently or during the past two years, having advised or advising: Apollo with respect to a potential investment into a portfolio company of Apollo; Apollo with respect to a potential acquisition; Apollo with respect to a potential investment; Apollo with respect to the 2024 announced acquisition of TI Fluid Systems; a portfolio company of Apollo with respect to a 2024 sale of a minority interest; Lecta (a portfolio company of Apollo) with respect to refinancing; Apollo and certain other creditors with respect to restructuring matters involving two companies; Apollo and a portfolio company of Apollo with respect to certain potential transactions that were not consummated; and Apollo with respect to certain advisory matters. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Canada Pension Plan Investment Board (“CPPIB”), which is to indirectly hold a significant interest in Parent, and/or certain of its affiliates, for which we have received and may receive compensation, including, currently or during the past two years, having advised or advising: a portfolio company of CPPIB with respect to a potential acquisition; Nord Anglia (a portfolio company of CPPIB) with respect to private capital matters; Auren Energia (a portfolio company of CPPIB) with respect to its 2024 combination with AES Brazil; a portfolio company of CPPIB with respect to shareholder analysis; and CPPIB with respect to the 2022 sale of a stake in a portfolio company. In addition, in the ordinary course, certain of Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their customers, and, accordingly, hold and/or may at any time hold a long or short position in securities of Company, Apollo, CPPIB and certain of their respective affiliates, and certain of Lazard’s affiliates also trade and hold securities on behalf of clients, which include and/or may at any time include Company, Apollo, CPPIB and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
D-2

The Transaction Committee of the Board of Directors
Pactiv Evergreen Inc.
December 8, 2024

Our engagement and the opinion expressed herein are for the benefit of the Transaction Committee (in its capacity as such) and our opinion is rendered to the Transaction Committee in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.
Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Donald Fawcett
Donald Fawcett
Managing Director

D-3